                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-97849

Prospectus

[BERRY PLASTICS CORPORATION LOGO]

BERRY PLASTICS CORPORATION

$250,000,000
10 3/4% SENIOR SUBORDINATED NOTES DUE 2012


Interest payable January 15 and July 15

The 10 3/4% senior subordinated notes due 2012 offered hereby were issued on or about September 17, 2002 in exchange for the 10 3/4% senior subordinated notes due 2012 originally issued on July 22, 2002. We refer to the notes issued in the exchange and the original notes collectively as the notes.

The notes will mature on July 15, 2012. Interest accrues from July 22, 2002, and the first interest payment date will be January 15, 2003.

We may redeem the notes, in whole or part, at any time beginning on July 15, 2007. In addition, before July 15, 2005, we may redeem up to 35% of the notes with the net cash proceeds of certain equity offerings. The redemption prices are described on page 82. If we sell certain of our assets or experience specific kinds of changes in control, we must offer to purchase the notes.

The notes are guaranteed by BPC Holding Corporation, and all of our existing and future domestic subsidiaries, except as provided herein. The notes are not guaranteed by our foreign subsidiaries: Berry Plastics Acquisition Corporation II, NIM Holdings Limited, Berry Plastics U.K. Limited, Norwich Acquisition Limited, CBP Holdings S.r.l., Capsol Berry Plastics S.p.a. or Ociesse S.r.l. The notes will not be guaranteed by any foreign subsidiaries in the future unless any such foreign subsidiary guarantees any senior indebtedness of ours or any of our subsidiaries (other than that of another foreign subsidiary). The notes are subordinated in right of payment to all obligations of our non-guarantors subsidiaries. The notes are also subordinated in right of payment to all existing and future senior indebtedness, rank equally in right of payment with any existing and future senior subordinated indebtedness and are senior in right of payment to all future subordinated obligations. The notes are also effectively subordinated to all of our secured indebtedness and our subsidiaries' to the extent of the value of the assets securing such indebtedness.

We do not intend to apply for listing of the notes on any securities exchange or automated quotation system.

Certain private equity funds managed by affiliates of Goldman, Sachs & Co. and J.P. Morgan Securities Inc. will own a substantial majority of the equity of BPC Holding, our parent company.

SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

This prospectus has been prepared for and will be used by J.P. Morgan Securities Inc. and Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions in the notes. These transactions may occur at prices related to prevailing market prices at the time of sales or at negotiated prices. J.P. Morgan Securities Inc. and Goldman, Sachs & Co. may act as principal or agent in these transactions. We will not receive any proceeds of such sales.

JPMORGAN                                                    GOLDMAN, SACHS & CO.

August 19, 2002

                               TABLE OF CONTENTS

IN MAKING YOUR INVESTMENT DECISION, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY OTHER INFORMATION. IF YOU RECEIVE ANY OTHER INFORMATION YOU SHOULD NOT RELY ON IT.

YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE THAN ON THE FRONT COVER OF THIS PROSPECTUS.

                                        PAGE
Prospectus summary....................     1
Risk factors..........................     6
The acquisition.......................    16
Use of proceeds.......................    18
Capitalization........................    19
Unaudited pro forma financial
  information.........................    20
Selected consolidated financial
  data................................    29
Management's discussion and analysis
  of financial condition and results
  of operations.......................    31
Business..............................    40
Management............................    53
Principal stockholders................    60

                                        PAGE
Related party transactions............    61
Description of other indebtedness.....    63
Description of notes..................    67
Registration rights; additional
  interest............................   118
Material U.S. federal tax
  considerations......................   120
ERISA considerations..................   127
Plan of distribution..................   129
Legal matters.........................   129
Independent auditors..................   129
Incorporation of certain documents by
  reference...........................   130
Index to financial statements.........   F-1

                             ---------------------

Berry Plastics Corporation is a Delaware corporation. Our principal executive offices are located at 101 Oakley Street, Evansville, Indiana, 47710, and our telephone number at that address is 812-424-2904.

In this prospectus, unless the context otherwise requires, "BPC Holding" or "Holding" refers to BPC Holding Corporation, "we," "our" or "us" refer to BPC Holding Corporation together with its consolidated subsidiaries, "Berry Plastics" refers to Berry Plastics Corporation, a wholly owned subsidiary of BPC Holding and the issuer of the notes, and "initial purchasers" refers to the firms listed on the cover of this prospectus. Unless otherwise indicated, all references in this prospectus to fiscal years are to the 52/53 week period ending on the Saturday closest to December 31. Unless the context requires otherwise, all references in this prospectus to "2001," "2000," "1999," "1998" and "1997," or to such periods as fiscal years, relate to the fiscal years ended December 29, 2001, December 30, 2000, January 1, 2000, January 2, 1999 and December 27, 1997, respectively.
                             ---------------------

"Outstanding notes" refers to all the 10 3/4% senior subordinated notes due 2012 that were issued on July 22, 2002 and "exchange notes" refers to the 10 3/4% senior subordinated notes due 2012 offered pursuant to this prospectus. We sometimes refer to the outstanding notes and the exchange notes collectively as the "notes." In addition, we may issue additional notes, under the Indenture subject to the terms of the Indenture, and these additional notes would also be included in the term "notes".
                             ---------------------

NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER TO SELL OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

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                      WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement of Form S-4 that we filed with the Securities and Exchange Commission (the "SEC"). This prospectus does not contain all of the information in that registration statement. For further information with respect to us and the notes, see the registration statement, including the exhibits.

We are subject to the reporting requirements of the Securities Exchange Act of 1934 and in accordance with its requirements file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be obtained:

       - at the public reference room of the SEC, Room 1024-Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

       - from the SEC, Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; or

       - from the Internet site maintained by the SEC at http://.www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC.

Some locations may charge prescribed rates or modest fees for copies. For more information on the public reference room, call the SEC at 1-800-SEC-0330. Our filings will also be available to the public from commercial document retrieval services.

Statements made in this prospectus as to the contents of any contract, agreement, or other documents referred to are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the registration statement, we encourage you to read the documents contained in the exhibits.

Following the consummation of the exchange offer, whether or not required by the SEC, we will file a copy of all the information mentioned above with the SEC for public availability within the time periods specified in the SEC's rule and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospectus investors upon request.

In addition, we have agreed that we will furnish to holders and securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act until such time as we have either exchanged the notes pursuant to the exchange offer or until such time as holders of the notes have disposed of their notes pursuant to an effective registration statement under the Securities Act.

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

This prospectus includes "forward-looking statements," within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Such statements include, in particular, statements about our plans, strategies and prospects under the headings "Prospectus summary," "Management's discussion and analysis of financial condition and results of operations" and "Business." You can identify certain forward-looking statements by our use of forward-looking terminology such as, but not limited to, "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "likely," "will," "would," "could" and similar expressions identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in our industry and markets. Others are more specific to our operations. The occurrence of the events described and the achievement of the expected results depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from the forward-looking statements contained in this prospectus.

Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include:

       - risks associated with our substantial indebtedness and debt service;

       - performance of our business and future operating results;

       - risks of competition in our existing and future markets;

       - changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices;

       - catastrophic loss of our key manufacturing facility;

       - risks related to our acquisition strategy and integration of acquired businesses;

       - general business and economic conditions, particularly an economic downturn;

       - increases in the cost of compliance with laws and regulations, including environmental laws and regulations; and

       - the other risks described under the heading "Risk factors" beginning on page 6.

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                  MARKET DATA

The data included in this prospectus regarding markets, product categories and ranking, including, but not limited to, the size of certain markets and product categories and our position and the positions of our competitors within these markets and product categories, are based on our estimates and definitions, which have been derived from our management's knowledge and experience in the areas in which we operate, and information obtained from our customers, distributors, suppliers, trade and business organizations and other contacts in the areas in which we operate. Unless otherwise specified, all our market share and product category data relate to the injection-molding segment of the plastics packaging industry. Although we believe that these sources are generally reliable, we have not independently verified data from these sources or obtained third party verification of this data and we do not guarantee the accuracy or completeness of this information. In addition, data within our industry are intended to provide general guidance but is inherently imprecise. References herein to our being a leader in a product segment or product category refer to our having a leading position based on sales in 2001 of injected-molded plastic products in such segment or product category, unless the context otherwise requires.

The plastics packaging industry consists of rigid and non-rigid plastic products. There are three primary manufacturing processes used in the rigid plastics packaging segment of the plastics packaging industry: injection-molding and thermoforming, which we use, and blow molding, which we currently do not use. Each of these processes may be interchangeable depending on the product and the cost. Blow molding is used to produce most plastic drinking bottles, which constitutes approximately three-fourths of the U.S. plastic container demand by weight.

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, including the "Risk factors" section and our consolidated financial statements and related notes.

                                  THE COMPANY

We are one of the world's leading manufacturers and suppliers of a diverse mix of injection-molded plastics packaging products focusing on the open-top container, closure, aerosol overcap, drink cup and housewares markets. We sell a broad product line to over 12,000 customers. We concentrate on manufacturing higher quality, value-added products sold to image-conscious marketers of institutional and consumer products. We believe that our large operating scale, low-cost manufacturing capabilities, purchasing leverage, proprietary thermoforming technology and extensive collection of over 1,000 active proprietary molds provide us with a competitive advantage in the marketplace. We have been able to leverage our broad product offering, value-added manufacturing capabilities and long-standing customer relationships into leading positions across a number of products. We believe that over 60% of our 2001 revenues were generated from the sale of products that held a number one position relative to competing injection-molded products. Our products are primarily sold to customers in industries that exhibit relatively stable demand characteristics and are considered less sensitive to overall economic conditions, such as pharmaceuticals, food, dairy and health and beauty. Additionally, we operate 13 high-volume manufacturing facilities and have extensive distribution capabilities.

We organize our product categories into three business divisions: containers; closures; and consumer products. The following table displays our net sales by division for each of the past five fiscal years.

-------------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)                             1997     1998     1999     2000     2001
-------------------------------------------------------------------------------------------
Containers.....................................  $124.8   $154.0   $188.7   $231.2   $234.4
Closures.......................................    47.1     56.4     81.0    112.2    132.4
Consumer products..............................    55.1     61.4     59.1     64.7     94.8
                                                 ------------------------------------------
     Total net sales...........................  $227.0   $271.8   $328.8   $408.1   $461.6
-------------------------------------------------------------------------------------------

                             COMPETITIVE STRENGTHS

We believe that our consistent financial performance is the direct result of the following competitive strengths:

       - Leading positions across a broad product offering.

       - Significant scale resulting in low-cost position and strong cash flow.

       - Ability to pass through changes in the cost of resin.

       - Large, diverse and stable customer base.

       - Proven ability to integrate strategic acquisitions.

       - Unique, proprietary thermoforming drink cup manufacturing process.

       - Proven and motivated management team.

                               BUSINESS STRATEGY

Our goal is to maintain and enhance our market position and leverage our core strengths to increase profitability. Our strategy to achieve this goal includes the following elements:

       - Increase sales to our existing customers.

       - Aggressively pursue new customers.

       - Continue to effectively manage costs.

       - Selectively pursue strategic acquisitions in our core businesses.

                              RECENT DEVELOPMENTS

                                THE ACQUISITION

On July 22, 2002, GS Berry Acquisition Corp., a newly formed entity controlled by GS Capital Partners 2000, L.P. ("GSCP 2000") and related private equity funds merged with and into BPC Holding. BPC Holding was the surviving corporation in the merger. The total amount of consideration paid in the merger, including amounts related to the repayment of indebtedness, the redemption of the outstanding preferred stock of BPC Holding and the payment of transaction costs incurred by BPC Holding and its stockholders, was approximately $870.4 million (which includes the amount of certain indebtedness which remains outstanding and the value of certain shares of BPC Holding common stock held by our employees which were contributed to GS Berry Acquisition Corp. immediately prior to the effective time of the merger). The purchase price is subject to post-closing adjustments related to the level of working capital of BPC Holding at the time of closing. BPC Holding and GS Berry Acquisition Corp. closed the merger simultaneously with the issuance of the outstanding notes and the closing of our senior secured credit facilities. The transaction is referred to in this prospectus as the "Acquisition." See "The acquisition."

                               THE EXCHANGE NOTES

The following is a brief summary of the terms of the exchange notes. For a more complete description of the terms of the exchange notes, see "Description of the exchange notes" in this prospectus.

ISSUER..................Berry Plastics Corporation, a Delaware Corporation

SECURITIES OFFERED......$250,000,000 in aggregate principal amount of 10 3/4%
                        senior subordinated notes due 2012

MATURITY DATE...........July 15, 2012

INTEREST PAYMENT DATES..January 15 and July 15, commencing on January 15, 2003

GUARANTORS..............The exchange notes will be fully and unconditionally guaranteed by BPC Holding Corporation, our parent company, and each of our and future domestic subsidiaries. These guarantees can be released upon the circumstances described under "Description of the exchange notes--Certain covenants--Future note guarantors and release of note guarantees." If we cannot make payments on the notes when they are due, the note guarantors will be obligated to make them instead.

RANKING.................The notes will be unsecured and:

                        - will be subordinated in right of payment to all existing and future senior debt;

                        - will rank equally in right of payment with any existing and future senior subordinated debt;

                        - will rank senior in right of payment to all future subordinated debt;

                        - will be effectively subordinated to our secured debt to the extent of the value of the assets securing such debt; and

                        - will be effectively subordinated to all liabilities and preferred stock of our subsidiaries that do not guarantee the notes.

                        Similarly, the guarantees of the notes by BPC Holding and our guarantor subsidiaries will be unsecured and:

                        - will be subordinated in right of payment to all of the applicable note guarantor's existing and future senior debt;

                        - will rank equally in right of payment with any of the applicable note guarantors' existing and future senior subordinated debt;

                        - will rank senior in right of payment to all of the applicable note guarantors' future subordinated debt;

                        - will be effectively subordinated to all secured debt of such note guarantor to the extent of the value of the assets securing such debt; and

                        - will be effectively subordinated to the obligations of any subsidiary of a note guarantor if that subsidiary is not a note guarantor.

                        As of June 29, 2002, after giving pro forma effect to the Acquisition and related financings:

                        - we would have had approximately $351.6 million of senior debt to which the notes and the note guarantees would be subordinated (which amount excludes $5.7 million of letters of credit and the remaining availability of $94.3 million under our revolving credit facility and $50.0 million of availability under our delayed draw term loan facility);

                        - we would not have had any senior subordinated debt (other than the notes);

                        - we would not have had any subordinated debt; and

                        - our subsidiaries that are not guarantors of the notes would have had $10.0 million of liabilities including trade payables, but excluding liabilities owed to us.

OPTIONAL REDEMPTION.....We may redeem the notes, in whole or in part, at any time beginning on July 15, 2007 at the redemption prices listed under "Description of the exchange notes--Optional redemption."

                        In addition, before July 15, 2005, we may redeem up to 35% of the notes with the net cash proceeds from certain equity offerings at the price listed under "Description of the exchange notes--Optional redemption."

CHANGE OF CONTROL.......Upon the occurrence of a change of control, unless we have exercised our right to redeem all of the notes as described above, you will have the right to require us to purchase all or a portion of your notes at a purchase price in cash equal to 101% of the principal amount plus accrued and unpaid interest to the date of purchase. See "Description of the exchange notes--Change of control."

BASIC COVENANTS.........We will issue the exchange notes under the same indenture which governs the issuance of the outstanding notes. This indenture contains covenants that impose significant restrictions on our business. The restrictions these covenants place on us and our restricted subsidiaries include limitations on our ability and the ability of our restricted subsidiaries to:

                        - incur indebtedness;

                        - pay dividends or make distributions in respect of our capital stock or to make certain other restricted payments or investments;

                        - sell assets, including capital stock of restricted subsidiaries;

                        - agree to payment restrictions affecting our restricted subsidiaries;

                        - consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

                        - enter into transactions with our affiliates; and

                        - designate our subsidiaries as unrestricted subsidiaries.

                        These covenants are subject to important exceptions and qualifications, which are described under "Description of the exchange notes--Certain covenants."

REGISTRATION RIGHTS;
ADDITIONAL INTEREST.....In connection with the offering of the outstanding notes, we and our guarantors entered into a registration rights agreement pursuant to which we are obligated to file with the Commission this registration statement. Alternatively, if the exchange offer is not available or cannot be completed or some holders are not able to participate in the exchange offer, we are required to file a shelf registration statement to cover resales of the notes under the Securities Act. If we do not comply with these obligations, we will be required to pay additional interest on the notes under specified circumstances. See "Registration rights; additional interest."

RISK FACTORS

You should carefully consider all the information in this prospectus prior to participating in the exchange offer. In particular, we urge you to consider carefully the factors set forth under "Risk factors" beginning on page 6 of this prospectus.

                                  RISK FACTORS

You should read and consider carefully each of the following factors, as well as the other information contained in this prospectus before participating in the exchange offer.

RISKS RELATED TO THE NOTES

WE HAVE SUBSTANTIAL DEBT AND WE MAY INCUR SUBSTANTIALLY MORE DEBT, WHICH COULD AFFECT OUR ABILITY TO MEET OUR OBLIGATIONS UNDER THE NOTES AND MAY OTHERWISE RESTRICT OUR ACTIVITIES.

We have substantial debt, and we may be able to incur substantial additional debt in the future. On a pro forma basis as of June 29, 2002, after giving effect to the Acquisition and relating financings, we had total indebtedness of approximately $601.6 million, excluding $5.7 million in letters of credit under our revolving credit facility and, subject to certain conditions to borrowing, $144.3 million available for future borrowings under our revolving credit facility and delayed draw term loan facility. We are also permitted by the terms of the notes to incur substantial additional indebtedness, subject to the restrictions therein. See "Description of other indebtedness--The senior secured credit facilities."

Our substantial debt could have important consequences to you. For example, it could:

       - make it more difficult for us to satisfy our obligations under the notes;

       - require us to dedicate a substantial portion of our cash flow to payments on our indebtedness, which would reduce the amount of cash flow available to fund working capital, capital expenditures, product development and other corporate requirements;

       - increase our vulnerability to general adverse economic and industry conditions, including changes in raw material costs;

       - limit our ability to respond to business opportunities;

       - limit our ability to borrow additional funds, which may be necessary;
       and

       - subject us to financial and other restrictive covenants, which, if we fail to comply with these covenants and our failure is not waived or cured, could result in an event of default under our debt.

TO SERVICE OUR DEBT, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

Our ability to make payments on our debt, including the notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to an extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors, including those described in this "Risk factors" section, that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our new senior secured credit facilities in an amount sufficient to enable us to pay our debt, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our debt, including our new senior secured credit facilities and the notes, on commercially reasonable terms or at all.

THE AGREEMENTS GOVERNING THE NOTES AND OUR OTHER DEBT IMPOSE RESTRICTIONS ON OUR BUSINESS.

The indenture governing the notes and the agreements governing our senior secured credit facilities contain a number of covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. The restrictions these covenants place on us and our restricted subsidiaries include limitations on our ability and the ability of our restricted subsidiaries to:

       - incur indebtedness or issue preferred shares;

       - pay dividends or make distributions in respect of our capital stock or to make certain other restricted payments;

       - create liens;

       - agree to payment restrictions affecting our restricted subsidiaries;

       - make acquisitions;

       - consolidate, merge, sell or lease all or substantially all of our assets;

       - enter into transactions with our affiliates; and

       - designate our subsidiaries as unrestricted subsidiaries.

Our senior secured credit facilities also require us to meet a number of financial ratios.

Our ability to comply with these agreements may be affected by events beyond our control, including prevailing economic, financial and industry conditions and are subject to the risks in this "Risk factors" section. The breach of any of these covenants or restrictions could result in a default under the indenture governing the notes or our senior secured credit facilities. An event of default under our debt agreements would permit some of our lenders to declare all amounts borrowed from them to be immediately due and payable. If we were unable to repay debt to our lenders, these lenders could proceed against the collateral securing that debt. In addition, acceleration of our other indebtedness may cause us to be unable to make interest payments on the notes and repay the principal amount of the notes.

YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES IS JUNIOR TO OUR EXISTING INDEBTEDNESS AND POSSIBLY ALL OF OUR FUTURE BORROWINGS. FURTHER, THE GUARANTEES OF THE NOTES ARE JUNIOR TO ALL OF OUR GUARANTORS' EXISTING INDEBTEDNESS AND POSSIBLY TO ALL OF THEIR FUTURE BORROWINGS.

The notes and the guarantees rank behind all of our and our guarantors' existing indebtedness, and all of our and their future borrowings, except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the notes and the guarantees. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our senior debt and senior debt of the guarantors will be entitled to be paid in full before any payment may be made with respect to the notes or the guarantees.

In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of specified non-payment defaults on senior debt.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the notes will participate with trade creditors and all other holders of our and the guarantors' subordinated indebtedness in the assets remaining after we and the guarantors have paid all of our and their senior debt. However, because the senior debt is secured and because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than holders of trade payables in the proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of our senior debt.

THE NOTES ARE NOT SECURED BY ANY OF OUR ASSETS. HOWEVER, OUR SENIOR SECURED CREDIT FACILITIES ARE SECURED AND, THEREFORE, OUR BANK LENDERS HAVE A PRIOR CLAIM ON SUBSTANTIALLY ALL OF OUR ASSETS.

The notes are not secured by any of our assets. However, our senior secured credit facilities are secured by (1) a pledge of 100% of the stock of our existing and future domestic subsidiaries and 65% of the stock of our existing and future first-tier foreign subsidiaries, and (2) substantially all of our assets. If we become insolvent or are liquidated, or if payment under any of the instruments governing our secured debt is accelerated, the lenders under these instruments will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to instruments governing such debt. Accordingly, the lenders under our senior secured credit facilities have a prior claim on our guarantors' assets. In that event, because the notes are not secured by any of our assets, it is possible that our remaining assets might be insufficient to satisfy your claims in full.

YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES COULD BE ADVERSELY AFFECTED IF ANY OF OUR NONGUARANTOR SUBSIDIARIES DECLARE BANKRUPTCY, LIQUIDATE, OR REORGANIZE; THE NOTES WILL BE STRUCTURALLY SUBORDINATED TO THE OBLIGATIONS OF OUR NON-GUARANTOR SUBSIDIARIES.

Some but not all of our subsidiaries guarantee the notes. Our foreign subsidiaries are not guarantors on the notes, and will become so in the future only if they guarantee other debt of Berry Plastics or Berry Plastics' non-foreign subsidiaries. Furthermore, the guarantee of the notes may be released under the circumstances described under "Description of the exchange notes--Certain covenants--Future note guarantors and release of note guarantees." Our obligations under the notes are structurally subordinated to the obligations of our non-guarantor subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. Assuming we had completed the Acquisition on June 29, 2002, our non-guarantor subsidiaries would have held 5.6% of our consolidated assets as of that date. These non-guarantor subsidiaries would have accounted for 4.6% of our revenues and 2.2% of our pro forma Adjusted EBITDA for fiscal year 2001.

FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE NOTE HOLDERS TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor under specific circumstances, including circumstances where the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

       - received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

       - was insolvent or rendered insolvent by reason of such incurrence; or

       - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

       - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

       - the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

       - if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

       - it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all then-outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our new senior secured credit facilities will not allow such repurchases. In addition, various important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. See "Description of the exchange notes--Change of control."

WE HAVE EXPERIENCED CONSOLIDATED NET LOSSES.

Our net losses were $14.4 million for fiscal 1997, $7.6 million for fiscal 1998, $9.1 million for fiscal 1999, $23.1 million for fiscal 2000 and $2.1 million for fiscal 2001. Consolidated earnings have been insufficient to cover fixed charges by $13.9 million for fiscal 1997, by $7.0 million for fiscal 1998, by $7.1 million for fiscal 1999, by $20.5 million for fiscal 2000, and by $0.8 million for fiscal 2001. See "Management's discussion and analysis of financial condition and results of operations."

THE NOTES HAVE NO PRIOR PUBLIC MARKET, AND WE CANNOT ASSURE YOU THAT ANY PUBLIC MARKET FOR THE NOTES WILL DEVELOP OR BE SUSTAINED.

The outstanding notes were issued to, and we believe these securities are currently owned by, a relatively small number of beneficial owners. The outstanding notes have not been registered under the Securities Act and will remain subject to restrictions on transferability if they are not exchanged for the exchange notes. Although the exchange notes may be resold or otherwise transferred by the holders (who are not our affiliates) without compliance with the registration requirements under the Securities Act, they will constitute a new issue of securities with no established trading market. We cannot assure you that such a market will develop or be sustained. In addition, the exchange notes will not be listed on any national securities exchange. The exchange notes may trade at a discount from the initial offering price of the outstanding notes, depending upon prevailing interest rates, the market for similar securities, our operating results and other factors. We have been advised by the initial purchasers that they currently intend to make a market in the exchange notes, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to do so, and any such market-making activities may be discounted at any time without notice. In addition, such market-making activity may be limited during the exchange offer and the pendency of a shelf registration. Therefore, we cannot assure you that an active market for any of the exchange notes will develop, either prior to or after our performance of our obligations under the registration rights agreement. If an active public market does not develop, the market price and liquidity of the exchange notes may be adversely affected.

Historically, the market for non-investment grade debt has been volatile in terms of price. It is possible that the market for the exchange notes will be volatile. This volatility in price may affect your ability to resell your exchange notes or the timing of their sale.

Notwithstanding the registration of the exchange notes in the exchange offer, holders who are "affiliates" (as defined under Rule 405 of the Securities Act) of us may publicly offer for sale or resale the exchange notes only in compliance with the provisions of Rule 144 under the Securities Act.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of distribution."

Because we are an affiliate of Goldman, Sachs & Co. and J.P. Morgan Securities Inc., two of the initial purchasers of the outstanding notes, following consummation of this exchange offer, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are required to deliver a current "market-maker" prospectus and otherwise comply with the registration requirements of the Securities Act in connection with any secondary market sale of the notes, which may affect their ability to continue market-making activities. Following completion of the exchange offer, we have agreed to make a "market-maker" prospectus generally available to Goldman, Sachs & Co. and J.P. Morgan Securities Inc. to permit them to engage in market-making transactions. However, the registration rights agreement also provides that at any time after consummation of the exchange offer we may, for valid business reasons, allow the market-maker prospectus to cease to be effective and usable for a period of time not to exceed 60 days in the aggregate in any consecutive 12-month period, including without limitation, a potential acquisition, divestiture of assets or other material corporate transaction. As a result, the liquidity of the secondary market for the notes may be materially adversely affected by the unavailability of a current "market-maker" prospectus following the exchange offer.

RISKS RELATED TO OUR BUSINESS

WE DO NOT HAVE FIRM CONTRACTS WITH PLASTIC RESIN SUPPLIERS.

We source plastic resin primarily from major industry suppliers such as Dow Chemical, Chevron, ExxonMobil and Equistar. We have long-standing relationships with certain of these suppliers but have not entered into a firm supply contract with any of our resin vendors. We may not be able to arrange for other sources of resin in the event of an industry-wide general shortage of resins used by us, or a shortage or discontinuation of certain types of grades of resin purchased from one or more of our suppliers. Any such shortage may negatively impact our competitive position versus companies that are able to better or more cheaply source resin. Additionally, we may be subject to significant increases in prices that may materially impact our financial condition.

IF MARKET CONDITIONS DO NOT PERMIT US TO PASS ON THE COST OF PLASTIC RESINS TO OUR CUSTOMERS ON A TIMELY BASIS, OR AT ALL, OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD SUFFER MATERIALLY.

To produce our products we use large quantities of plastic resins, which in fiscal 2001 cost us approximately $116.0 million, or 34.3% of our total cost of goods sold. Plastic resins are subject to cyclical price fluctuations, including those arising from supply shortages and changes in the prices of natural gas, crude oil and other petrochemical intermediates from which resins are produced. The instability in the world markets for petroleum and natural gas could materially adversely affect the prices and general availability of raw materials quickly. Historically, we have generally been able to pass on a significant portion of the increases in resin prices to our customers over a period of time, but even in such cases there have been negative short-term impacts to our financial performance. Certain of our customers (currently fewer than 10% of our net revenues) purchase our products pursuant to fixed-price arrangements in respect of which we have at times and may continue to enter into hedging or similar arrangements. In the future, we may not be able to pass on substantially all of the increases in resin prices to our customers on a timely basis, if at all, which would have a material adverse effect on our competitive position and financial performance.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AND OUR CUSTOMERS MAY NOT CONTINUE TO PURCHASE OUR PRODUCTS.

We face intense competition in the sale of our products. We compete with multiple companies in each of our product lines, including divisions or subsidiaries of larger companies. We compete on the bases of a number of considerations, including price, service, quality, product characteristics and the ability to supply products to customers in a timely manner. Our products also compete with metal and glass, paper and other packaging materials as well as plastic packaging materials made through different manufacturing processes. Many of our product lines also compete with plastic products in other lines and segments. Many of our competitors have financial and other resources that are substantially greater than ours and may be better able than us to withstand price competition. In addition, some of our customers do and could in the future choose to manufacture the products they require for themselves. Each of our product lines faces a different competitive landscape. We may not be able to compete successfully with respect to any of the foregoing factors. Competition could result in our products losing market share or our having to reduce our prices, either of which would have a material adverse effect on our business and results of operations and financial condition. In addition, since we don't have long-term arrangements with many of our customers, these competitive factors could cause our customers to shift suppliers and/or packaging material quickly.

IN THE EVENT OF A CATASTROPHIC LOSS OF OUR KEY MANUFACTURING FACILITY, OUR BUSINESS WOULD BE ADVERSELY AFFECTED.

Our primary manufacturing facility is in Evansville, Indiana, where we produce approximately one-third of our products. While we maintain insurance covering the facility, including business interruption insurance, a catastrophic loss of the use of all or a portion of the facility due to accident, labor issues, weather conditions, other natural disaster or otherwise, whether short or long-term, could have a material adverse effect on us.

OUR ACQUISITION STRATEGY MAY BE UNSUCCESSFUL.

As part of our growth strategy, we plan to pursue the acquisition of other companies, assets and product lines that either complement or expand our existing business. We cannot assure you that we will be able to consummate any such transactions at all or that any future acquisitions will be able to be consummated at acceptable prices and terms. We continually evaluate potential acquisition opportunities in the ordinary course of business, including those that could be material in size and scope. Acquisitions involve a number of special risks and factors, including:

       - the focus of management's attention to the assimilation of the acquired companies and their employees and on the management of expanding operations;

       - the incorporation of acquired products into our product line;

       - the increasing demands on our operational systems;

       - adverse effects on our reported operating results; and

       - the loss of key employees and the difficulty of presenting a unified corporate image.

We may be unable to make appropriate acquisitions because of competition for the specific acquisition. In pursuing acquisitions, we compete against other plastic product manufacturers, some of which are larger than we are and have greater financial and other resources than we have. We compete for potential acquisitions based on a number of factors, including price, terms and conditions, size and ability to offer cash, stock or other forms of consideration. Increased competition for acquisition candidates could result in fewer acquisition opportunities for us and higher acquisition prices. As a company without public equity, we may not be able to offer attractive equity to potential sellers. Additionally, our acquisition strategy may result in significant increases in our outstanding indebtedness and debt service requirements. In addition, the negotiation of potential acquisitions may require members of management to divert their time and resources away from our operations.

THE INTEGRATION OF ACQUIRED BUSINESSES MAY RESULT IN SUBSTANTIAL COSTS, DELAYS OR OTHER PROBLEMS.

We may not be able to successfully integrate our acquisitions without substantial costs, delays or other problems. We will have to continue to expend substantial managerial, operating, financial and other resources to integrate our businesses. The costs of such integration could have a material adverse effect on our operating results and financial condition. Such costs include non-recurring acquisition costs including accounting and legal fees, investment banking fees, recognition of transaction-related obligations, plant closing and similar costs and various other acquisition-related costs. In addition, although we conduct what we believe to be a prudent level of investigation regarding the businesses we purchase, in light of the circumstances of each transaction, an unavoidable level of risk remains regarding the actual condition of these businesses. Until we actually assume operating control of such business assets and their operations, we may not be able to ascertain the actual value or understand the potential liabilities of the acquired entities and their operations.

Once we acquire a business, we are faced with risks, including:

       - the possibility that it will be difficult to integrate the operations into our other operations;

       - the possibility that we have acquired substantial undisclosed liabilities;

       - the risks of entering markets or offering services for which we have no prior experience;

       - the potential loss of customers as a result of changes in management; and the possibility we may be unable to recruit additional managers with the necessary skills to supplement the incumbent management of the acquired business.

We may not be successful in overcoming these risks.

WE RELY ON UNPATENTED PROPRIETARY KNOW-HOW AND TRADE SECRETS.

In addition to relying on patent and trademark rights, we rely on unpatented proprietary know-how and trade secrets, and employ various methods, including confidentiality agreements with employees and consultants, to protect our know-how and trade secrets. However, these methods and our patents and trademarks may not afford complete protection and there can be no assurance that others will not independently develop the know-how and trade secrets or develop better production methods than us. Further, we may not be able to deter current and former employees, contractors and other parties from breaching confidentiality agreements and misappropriating proprietary information and it is possible that third parties may copy or otherwise obtain and use our information and proprietary technology without authorization or otherwise infringe on our intellectual property rights. Additionally, we have licensed, and may license in the future, patents, trademarks, trade secrets, and similar proprietary rights to and from third parties. While we attempt to ensure that our intellectual property and similar proprietary rights are protected and that the third party rights we need are licensed to us when entering into business relationships, third parties may take actions that could materially and adversely affect our rights or the value of our intellectual property, similar proprietary rights or reputation. Furthermore, no assurance can be given that claims or litigation asserting infringement of intellectual property rights will not be initiated by third parties seeking damages, the payment of royalties or licensing fees and/or an injunction against the sale of our products or that we would prevail in any litigation or be successful in preventing such judgment. See "Business--Legal proceedings." In the future, we may also rely on litigation to enforce our intellectual property rights and contractual rights, and, if not successful, we may not be able to protect the value of our intellectual property. Any litigation could be protracted and costly and could have a material adverse effect on our business and results of operations regardless of its outcome. Although we believe that our intellectual property rights are sufficient to allow us to conduct our business without incurring liability to third parties, our products may infringe on the intellectual property rights of third parties and our intellectual property rights may not have the value we believe them to have.

CURRENT AND FUTURE ENVIRONMENTAL AND OTHER GOVERNMENTAL REQUIREMENTS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND OUR ABILITY TO CONDUCT OUR BUSINESS.

Certain of our operations are subject to federal, state, local and foreign environmental laws and regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes. While we have not been required historically to make significant capital expenditures in order to comply with applicable environmental laws and regulations, we cannot predict with any certainty our future capital expenditure requirements because of continually changing compliance standards and environmental technology. Furthermore, violations or contaminated sites that we do not know about (including contamination caused by prior owners and operators of such sites) could result in additional compliance or remediation costs or other liabilities. We have limited insurance coverage for environmental liabilities and we do not anticipate increasing such coverage in the future. We may also assume significant environmental liabilities in acquisitions. In addition, federal, state and local governments could enact laws or regulations concerning environmental matters that increase the cost of producing, or otherwise adversely affect the demand for, plastic products. Legislation that would prohibit, tax or restrict the sale or use of certain types of plastic and other containers, and would require diversion of solid wastes such as packaging materials from disposal in landfills, has been or may be introduced in the U.S. Congress, in state legislatures and other legislative bodies. While container legislation has been adopted in a few jurisdictions, similar legislation has been defeated in public referenda in several states, local elections and many state and local legislative sessions. Although we believe that the laws promulgated to date have not had a material adverse effect on us, there can be no assurance that future legislation or regulation would not have a material adverse effect on us. Furthermore, a decline in consumer preference for plastic products due to environmental considerations could have a negative effect on our business.

The Food and Drug Administration ("FDA") regulates the material content of direct-contact food containers and packages we manufacture pursuant to the Federal Food, Drug and Cosmetic Act. Furthermore, some of our products are regulated by the Consumer Product Safety Commission ("CPSC") pursuant to various federal laws, including the Consumer Product Safety Act. Both the FDA and the CPSC can require the manufacturer of defective products to repurchase or recall these products and may also impose fines or penalties on the manufacturer. Similar laws exist in some states, cities and other countries in which we sell products. In addition, laws exist in certain states restricting the sale of packaging with certain levels of heavy metals and imposing fines and penalties for noncompliance. Although we use FDA-approved resins and pigments in containers that directly contact food products and we believe our products are in material compliance with all applicable requirements, we remain subject to the risk that our products could be found to be not in compliance with these and other requirements. A recall of any of our products or any fines and penalties imposed in connection with non-compliance could have a materially adverse effect on us. See "Business -- Environmental matters and government regulation."

OUR OPERATIONS OUTSIDE OF THE UNITED STATES ARE SUBJECT TO ADDITIONAL CURRENCY EXCHANGE, POLITICAL, INVESTMENT AND OTHER RISKS.

We currently operate two facilities and made approximately 5% of our 2001 sales outside the United States. This amount may change in the future. As we are subject to the risks associated with selling and operating in foreign countries, including devaluations and fluctuations in foreign currencies, unstable political conditions, imposition of limitations on conversion of foreign currencies into U.S. dollars and remittance of dividends and payments by foreign subsidiaries. The imposition of taxes and imposition or increase of investment and other restrictions, tariffs or quotas may also have a negative effect on our business and profitability.

WE ARE CONTROLLED BY AFFILIATES OF GOLDMAN, SACHS & CO. AND J.P. MORGAN SECURITIES INC., AND THEIR INTERESTS AS EQUITY HOLDERS MAY CONFLICT WITH YOUR INTERESTS AS A CREDITOR.

As a result of the Acquisition, certain private equity funds affiliated with Goldman, Sachs & Co. and J.P. Morgan Securities Inc. own a substantial majority of our common stock. The interests of Goldman, Sachs & Co. and J.P. Morgan Securities Inc. and their respective affiliates may not in all cases be aligned with your interests as a holder of the notes.

                                THE ACQUISITION

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement, dated as of May 25, 2002, among GS Berry Acquisition Corp., GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, Bridge Street Special Opportunities Fund 2000, L.P. and GS Capital Partners 2000 Employees Fund, L.P., BPC Holding, certain of BPC Holding's stockholders, us and the designated representatives of BPC Holding's stockholders. The summary is qualified in its entirety by reference to the merger agreement.

THE MERGER

Pursuant to the terms of the merger agreement, GS Berry Acquisition Corp. merged with and into BPC Holding with BPC Holding continuing as the surviving corporation. Pursuant to the terms of the merger agreement, the amount available for payment to BPC Holding's common stockholders in the merger was $837,500,000 less the amounts related to the (i) repayment of substantially all of the outstanding indebtedness of BPC Holding on a consolidated basis, (ii) redemption all of BPC Holding's issued and outstanding shares of preferred stock, (iii) payment of transaction costs incurred by BPC Holding and its stockholders and
(iv) amount of remaining outstanding indebtedness and the value of BPC Holding common stock held by our employees that was contributed to GS Berry Acquisition Corp. Some of our employees who were stockholders of BPC Holding agreed to contribute their shares of BPC Holding common stock to GS Berry Acquisition Corp. immediately prior to the effective time of the merger and received capital stock of the surviving corporation instead of cash in the merger. BPC Holding and GS Berry Acquisition Corp. closed the Acquisition simultaneously with the issuance of the outstanding notes and the closing of our senior secured credit facilities. Under the terms of the merger agreement, a portion of the consideration paid to BPC Holding's stockholders in the merger (including a portion of the shares of common stock of the surviving corporation issued to our employees who contributed shares of BPC Holding common stock to GS Berry Acquisition Corp. prior to the effective time) were held in escrow to secure the payment of any claims arising under BPC Holding's stockholders' indemnification obligations. Additionally, the consideration paid in the merger is subject to a post-closing adjustment based on the amount of BPC Holding's consolidated working capital at the time of the closing of the merger.

WORKING CAPITAL ADJUSTMENT

Following the closing of the merger, the consideration available for payment to BPC Holding's stockholders will be subject to a working capital adjustment. We are in the process of determining the amount of the post-closing adjustment.

DEBT TENDER OFFERS

Pursuant to the terms of the merger agreement, Berry Plastics commenced a tender offer and consent solicitation for all of its outstanding 11% Senior Subordinated Notes due 2007 (the "11% Notes") and 12.25% Senior Subordinated Notes due 2004 and 12.25% Series B Senior Subordinated Notes due 2004 (together, the "12.25% Notes"), and BPC Holding commenced a tender offer and consent solicitation for all of its outstanding 12.5% Senior Secured Notes due 2006 (the "12.5% Notes"). The tender offers expired on July 22, 2002 and we repurchased 100% of the then-outstanding 11% Notes, 93% of the then-outstanding 12.25% Notes and 93% of the then-outstanding 12.5% Notes. We intend to redeem all of the 12.25% Notes and 12.5% Notes not purchased in the debt tender offers within 30 days after the closing of the Acquisition.

                                USE OF PROCEEDS

This prospectus is delivered in connection with the sale of notes by Goldman, Sachs & Co. or J.P. Morgan Securities Inc. in market-making transactions. We will not receive any of the proceeds from such transaction.

                                 CAPITALIZATION

The following table sets forth our (i) capitalization as of June 29, 2002 and
(ii) capitalization as of such date as adjusted to give effect to the Acquisition, including the financing thereof. This table should be read in conjunction with "The acquisition," our combined financial statements and related notes and the unaudited pro forma financial statements included elsewhere in the offering memorandum.

-----------------------------------------------------------------------------------
                                                                AS OF JUNE 29, 2002
(UNAUDITED)                                                   ---------------------
(DOLLARS IN THOUSANDS)                                         ACTUAL      ADJUSTED
-----------------------------------------------------------------------------------
Long-term debt (including current portion thereof):
   Senior secured credit facilities
      Previous credit facility(1)...........................  $ 135,364   $       -
      Revolving credit facility(1)..........................          -           -
      Term loan facility(1).................................          -     330,000
      Delayed draw term loan facility(1)....................          -           -
   Previous notes(2)........................................    335,714           -
   Exchange Notes...........................................          -     250,000
   Capital lease obligations(3).............................     26,123      19,058
   Nevada industrial revenue bonds..........................      2,500       2,500
   Debt premium.............................................        313           -
                                                              ---------------------
      Total debt............................................    500,014     601,558
Preferred stock.............................................     48,303           -
Common stock, paid-in capital and warrants..................     28,261     123,855
Retained earnings (deficit).................................   (210,281)          -
Accumulated other comprehensive loss........................       (650)          -
                                                              ---------------------
      Total stockholders' equity (deficit)..................   (134,367)    123,855
                                                              ---------------------
Total capitalization........................................  $ 365,647   $ 725,413
-----------------------------------------------------------------------------------

(1) As of June 29, 2002, on a pro forma basis after giving effect to the offering and the Acquisition, including the financing thereof, we would have had unused borrowing capacity under the revolving credit facility of $94.3 million, with $5.7 million in letters of credit outstanding thereunder, and unused borrowing capacity under our delayed draw term loan facility of $50.0 million.

(2) Assumes all of the previous notes are purchased in the tender offers or redeemed at the closing of the Acquisition. The previous notes consist of the 11% Notes and the 12.25% Notes and the 12.5% Notes.

(3) We may repay a portion of these capital leases with additional borrowings.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

Set forth below are the unaudited pro forma combined balance sheet of BPC Holding as of June 29, 2002, assuming the Acquisition occurred on June 29, 2002, and the unaudited pro forma combined statements of operations of BPC Holding for the year ended December 29, 2001, the twenty-six week period ended June 29, 2002 and the 52 week period ended June 29, 2002, assuming the transactions described below occurred at the beginning of the respective period.

The unaudited pro forma combined financial information is presented for informational purposes only and does not purport to represent the financial condition of BPC Holding had the Acquisition occurred on June 29, 2002 or the results of operations of us for the year ended December 29, 2001, the twenty-six week period ended June 29, 2002 or the 52 weeks ended June 29, 2002 had the Acquisition or the other transactions described below occurred on December 31, 2000, or to project the results for any future date or period.

The unaudited pro forma combined statements of operations of BPC Holding give effect to (a) the Acquisition, including the financing thereof and (b) our acquisitions of Mt. Vernon Plastics Corporation and Pescor Plastics, Inc., as if they occurred at the beginning of the periods presented. The pro forma statements of operations do not reflect the premiums to be paid to prepay the debt being repaid in connection with the Acquisition, the write-off of historical deferred financing fees, transaction costs and employee-related compensation charges related to the amendment, modification and vesting of options and Acquisition bonuses. See "Management's discussion and analysis of financial condition and results of operations" and "The acquisition."

The unaudited pro forma combined financial information should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus and the information set forth in "Management's discussion and analysis of financial condition and results of operations."

                                  BPC HOLDING

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 29, 2002

-------------------------------------------------------------------------------------------------
                                                                     ADJUSTMENTS        PRO FORMA
                                                       BPC HOLDING       FOR THE          FOR THE
(DOLLARS IN THOUSANDS)                                  HISTORICAL   ACQUISITION      ACQUISITION
-------------------------------------------------------------------------------------------------
ASSETS
Current assets
   Cash and cash equivalents.........................  $     1,107   $         -        $  1,107
   Accounts receivable...............................       66,632             -          66,632
   Inventories.......................................       59,311             -          59,311
   Other current assets..............................        4,130             -           4,130
                                                       ------------------------------------------
      Total current assets...........................      131,180             -         131,180
Property and equipment (less accumulated
   depreciation).....................................      210,703             -         210,703
Intangible assets....................................      129,874       322,832(1)      452,706
Other assets.........................................        4,433        (4,000)(2)         433
                                                       ------------------------------------------
     Total assets....................................  $   476,190   $   318,832        $795,022
                                                       ------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable..................................  $    38,617   $         -        $ 38,617
   Accrued interest..................................        7,878        (7,868)(3)          10
   Other liabilities.................................       27,741             -          27,741
   Current portion of long-term debt.................       19,328       (11,268)(4)       8,060
                                                       ------------------------------------------
      Total current liabilities......................       93,564       (19,136)         74,428
Long-term debt (less current portion)................      480,686       112,812(5)      593,498
Accrued dividends on preferred stock.................       33,066       (33,066)(6)           -
Other liabilities....................................        3,241             -           3,241
                                                       ------------------------------------------
      Total liabilities..............................      610,557        60,610         671,167
Stockholders' equity (deficit):
   Preferred stock...................................       48,303       (48,303)(7)           -
   Common stock......................................       28,261        95,594(8)      123,855
   Retained earnings (deficit).......................     (210,281)      210,281(8)            -
   Accumulated other comprehensive loss..............         (650)          650(8)            -
                                                       ------------------------------------------
      Total stockholders' equity (deficit)...........     (134,367)      258,222         123,855
                                                       ------------------------------------------
      Total liabilities and stockholders' equity
         (deficit)...................................  $   476,190   $   318,832        $795,022
-------------------------------------------------------------------------------------------------

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

(1) The Acquisition will be accounted for as a purchase. Preliminarily, we have allocated the excess of the purchase price over the net assets acquired to goodwill (included in intangible assets). Under generally accepted accounting principles, goodwill is not amortized but is reviewed for impairment annually. We have not begun the process of reviewing our assets to determine the amount of any write-up or write-down to fair value of our net assets in connection with the Acquisition. Accordingly, the allocation described below is subject to change when we determine the purchase price allocation. If our non-goodwill assets are written up to fair value in connection with the Acquisition, our expenses in the future will be higher as a result of increased depreciation and amortization of our assets. Similarly, if our non-goodwill assets are written down to fair value, our depreciation and amortization will decrease in the future.

-----------------------------------------------------------------------
Purchase price..............................................  $ 837,500
Estimated transaction costs.................................     32,859
                                                              ---------
Total consideration.........................................    870,359
Less: Net assets acquired(a)................................    402,591
Adjustment of carryover basis of continuing
   stockholders(b)..........................................   (144,936)
                                                              ---------
Net adjustment..............................................  $ 322,832
-----------------------------------------------------------------------

     (a) Net assets acquired equals the historical basis of the assets acquired ($472.2 million) less liabilities assumed in the Acquisition not reflected in the purchase price above ($69.6 million).

     (b) Represents the pro rata basis of the continuing stockholders in the stockholders' deficit of BPC Holding less a deemed cash distribution to such continuing stockholders.

(2) This adjustment reflects the elimination of a security deposit on a lease that was refunded at the closing of the Acquisition.

(3) This adjustment reflects the elimination of the accrued interest as of June 29, 2002 on the debt being repaid in connection with the Acquisition.

(4) This adjustment reflects the elimination of the current portion of long-term debt being repaid in connection with the Acquisition offset by the current portion of the long-term debt being incurred to finance the Acquisition.

----------------------------------------------------------------------
Current portion of debt being repaid........................  $(14,568)
Current portion of debt being incurred......................     3,300
                                                              --------
Net adjustment..............................................  $(11,268)
----------------------------------------------------------------------

(5) This adjustment reflects the incurrence of long-term debt being incurred to finance the Acquisition offset by the elimination of the long-term debt being repaid in connection with the Acquisition.

-----------------------------------------------------------------------
Term loan...................................................  $ 326,700
Exchange Notes..............................................    250,000
Long-term debt being repaid.................................   (463,888)
                                                              ---------
Net adjustment..............................................  $ 112,812
-----------------------------------------------------------------------

This adjustment assumes all of our existing notes are purchased in the tender offers or redeemed at or after the closing of the Acquisition.

(6) This adjustment reflects the payment of the accrued dividends as of June 29, 2002, on the preferred stock being redeemed in connection with the Acquisition.

(7) This adjustment reflects the repurchase of the preferred stock in connection with the Acquisition.

(8) This adjustment reflects the increase to stockholders' equity resulting from the equity capital being contributed less an adjustment for the carryover basis of continuing stockholders.

-----------------------------------------------------------------------
Equity contribution.........................................  $ 268,791
Adjustment of carryover basis of continuing
   stockholders(a)..........................................   (144,936)
                                                              ---------
Total stockholders' equity..................................  $ 123,855
-----------------------------------------------------------------------

     (a) Represents the pro rata basis of the continuing stockholders in the stockholders' deficit of BPC Holding less a deemed cash distribution to such continuing stockholders.

                                  BPC HOLDING

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FISCAL YEAR ENDED DECEMBER 29, 2001

--------------------------------------------------------------------------------------------------
                                                                                 PRO FORMA FOR THE
                                                                                  MT. VERNON AND
                                                    MT. VERNON     ADJUSTMENTS        PESCOR
                                    BPC HOLDING     AND PESCOR       FOR THE     ACQUISITIONS AND
      (DOLLARS IN THOUSANDS)        HISTORICAL     ACQUISITIONS    ACQUISITION    THE ACQUISITION
--------------------------------------------------------------------------------------------------
Net sales.........................  $   461,659   $       28,665(1) $         -  $         490,324
Cost of goods sold................      338,000           25,328(2)           -            363,328
                                    --------------------------------------------------------------
Gross margin......................      123,659            3,337             -             126,996
Operating expenses................       70,192            2,448        10,341(3)            82,981
                                    --------------------------------------------------------------
Operating income (loss)...........       53,467              889       (10,341)             44,015
Other expenses....................          473                -             -                 473
Interest expense, net.............       54,355              266        (6,828)(4)            47,793
                                    --------------------------------------------------------------
Income (loss) before income
   taxes..........................       (1,361)             623        (3,513)             (4,251)
Income taxes......................          734              117             -(5)               851
                                    --------------------------------------------------------------
Net income (loss).................       (2,095)             506        (3,513)             (5,102)
Preferred stock dividends.........        9,790                -        (9,790)(6)                 -
Amortization of preferred stock
   dividend.......................        1,024                -        (1,024)(7)                 -
                                    --------------------------------------------------------------
Net income (loss) attributable to
   common stockholders............  $   (12,909)  $          506   $     7,301   $          (5,102)
                                    --------------------------------------------------------------
OTHER DATA:
Depreciation and amortization.....       50,907            1,593        11,112(3)            63,612
Adjusted EBITDA(8)................      110,852            2,482             -             113,334
Adjusted EBITDA margin............        24.0%             8.7%             -               23.1%
--------------------------------------------------------------------------------------------------

                                  BPC HOLDING

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      TWENTY-SIX WEEKS ENDED JUNE 29, 2002

--------------------------------------------------------------------------------------------------
                                                                                 PRO FORMA FOR THE
                                                                ADJUSTMENTS         MT. VERNON
                                    BPC HOLDING   MT. VERNON      FOR THE         ACQUISITION AND
      (DOLLARS IN THOUSANDS)        HISTORICAL    ACQUISITION   ACQUISITION       THE ACQUISITION
--------------------------------------------------------------------------------------------------
Net sales.........................   $250,923      $  1,111(1)  $         -          $252,034
Cost of goods sold................    185,273           943(2)            -           186,216
                                    --------------------------------------------------------------
Gross margin......................     65,650           168               -            65,818
Operating expenses................     29,449           105            (378)(3)        29,176
                                    --------------------------------------------------------------
Operating income..................     36,201            63             378            36,642
Other expenses....................        291             -               -               291
Interest expense, net.............     25,583             -          (1,517)(4)        24,066
                                    --------------------------------------------------------------
Income before income taxes........     10,327            63           1,895            12,285
Income taxes......................        345             -               -(5)            345
                                    --------------------------------------------------------------
Net income........................      9,982            63           1,895            11,940
Preferred stock dividends.........      5,620             -          (5,620)(6)             -
Amortization of preferred stock
   discount.......................        512             -            (512)(7)             -
                                    --------------------------------------------------------------
Net income attributable to common
   stockholders...................   $  3,850      $     63     $     8,027          $ 11,940
                                    --------------------------------------------------------------
OTHER DATA:
Depreciation and amortization.....     21,973            49               -            22,022
Adjusted EBITDA(8)................     60,677           112               -            60,789
Adjusted EBITDA margin............      24.2%         10.1%               -             24.1%
--------------------------------------------------------------------------------------------------

                                  BPC HOLDING

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       52 WEEK PERIOD ENDED JUNE 29, 2002

---------------------------------------------------------------------------------------------------
                                                                                  PRO FORMA FOR THE
                                                                 ADJUSTMENTS         MT. VERNON
                                    BPC HOLDING    MT. VERNON      FOR THE         ACQUISITION AND
      (DOLLARS IN THOUSANDS)        HISTORICAL    ACQUISITION    ACQUISITION       THE ACQUISITION
---------------------------------------------------------------------------------------------------
Net sales.........................  $   471,568   $     11,910(1) $         -         $483,478
Cost of goods sold................      350,253         10,737(2)           -          360,990
                                    ---------------------------------------------------------------
Gross margin......................      121,315          1,173             -           122,488
Operating expenses................       62,646            738         4,699(3)         68,083
                                    ---------------------------------------------------------------
Operating income (loss)...........       58,669            435        (4,699)           54,405
Other expenses....................          808              -             -               808
Interest expense, net.............       51,955              -        (3,797)(4)        48,158
                                    ---------------------------------------------------------------
Income (loss) before income
   taxes..........................        5,906            435          (902)            5,439
Income taxes......................          948              -             -(5)            948
                                    ---------------------------------------------------------------
Net income (loss).................        4,958            435          (902)            4,491
Preferred stock dividends.........       10,926              -       (10,926)(6)             -
Amortization of preferred stock
   discount.......................        1,024              -        (1,024)(7)             -
                                    ---------------------------------------------------------------
Net income (loss) attributable to
   common stockholders............  $    (6,992)  $        435   $    11,048          $  4,491
                                    ---------------------------------------------------------------
OTHER DATA:
Depreciation and amortization.....       48,742            485         5,358(3)         54,585
Adjusted EBITDA(8)................      113,308            920             -           114,228
Adjusted EBITDA margin............        24.0%           7.7%             -             23.6%
---------------------------------------------------------------------------------------------------

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

(1) This amount represents adjusted net sales of Mt. Vernon and Pescor during the relevant period after the elimination of sales made by Mt. Vernon during the relevant period to a customer which informed Mt. Vernon that it intended to stop purchasing products from Mt. Vernon after the closing of the Mt. Vernon acquisition.

-----------------------------------------------------------------------------------------------
                                                                   TWENTY-SIX       FIFTY-TWO
                                              FISCAL YEAR ENDED    WEEKS ENDED     WEEKS ENDED
                                              DECEMBER 29, 2001   JUNE 29, 2002   JUNE 29, 2002
-----------------------------------------------------------------------------------------------
Net sales of Mt. Vernon and Pescor..........  $          34,066   $       1,111   $      11,910
Eliminated sales............................             (5,401)              -               -
                                              -------------------------------------------------
Adjusted net sales..........................  $          28,665   $       1,111   $      11,910
-----------------------------------------------------------------------------------------------

(2) This amount represents adjusted cost of sales of Mt. Vernon and Pescor during the relevant period after the elimination of the cost of sales with respect to the sales being eliminated in note (1) above.

-----------------------------------------------------------------------------------------------
                                                                   TWENTY-SIX       FIFTY-TWO
                                              FISCAL YEAR ENDED    WEEKS ENDED     WEEKS ENDED
                                              DECEMBER 29, 2001   JUNE 29, 2002   JUNE 29, 2002
-----------------------------------------------------------------------------------------------
Cost of sales of Mt. Vernon and Pescor......  $          30,729   $         943   $      10,737
Eliminated cost of sales....................             (5,401)              -               -
                                              -------------------------------------------------
Adjusted cost of sales......................  $          25,328   $         943   $      10,737
-----------------------------------------------------------------------------------------------

(3) This adjustment represents in the relevant periods (i) the elimination of the annual management fee charged by our largest voting stockholder prior to the Acquisition, (ii) the elimination of professional fees incurred by BPC Holding principally relating to indebtedness of BPC Holding that was not guaranteed by Berry Plastics and that will not remain outstanding after the Acquisition and
(iii) the inclusion of amortization of goodwill resulting from the Acquisition on a 20-year straight line basis offset by the elimination of the amortization of historical goodwill. Goldman, Sachs & Co. and J.P. Morgan Chase & Co. and their respective affiliates will not receive any ongoing annual management fee after the Acquisition. Effective January 1, 2002 goodwill is no longer amortized in accordance with the new accounting standard SFAS 142, "Goodwill and Other Intangible Assets." We recorded pro forma amortization of $21,076 in the 52 weeks ended December 29, 2001 and $10,538 in the 52 weeks ended June 29, 2002. In addition, the pro forma financial statements assume that the excess of the purchase price of the Acquisition over the net assets acquired will all be allocated to goodwill. As described, goodwill is not amortized but is reviewed for impairment annually. We have not begun the process of reviewing our assets to determine the amount of any write-up or write-down to fair value of our net assets in connection with the Acquisition. If in connection with our finalization of our purchase price accounting our non-goodwill assets are written up to fair value, our expenses in the future will be higher as a result of increased depreciation and amortization of our assets. Similarly, if our non-goodwill assets are written down to fair value in connection with the Acquisition, our depreciation and amortization will decrease in the future. See Note (1) to Notes to Pro Forma Condensed Balance Sheet.

(4) This adjustment reflects in the relevant periods the elimination of the historical interest expense incurred on the debt being repaid in connection with the Acquisition, including the elimination of the amortization of debt financing costs, offset by the interest expense on the estimated debt being incurred in connection with the Acquisition and the amortization of deferred financing costs incurred in connection therewith. This adjustment assumes an interest rate of 10 3/4% on the notes and an interest rate of 5 1/4% on the term loan. The deferred financing costs are being amortized based on the maturity of the loans.

-----------------------------------------------------------------------------------------------
                                                                   TWENTY-SIX       FIFTY-TWO
                                              FISCAL YEAR ENDED    WEEKS ENDED     WEEKS ENDED
                                              DECEMBER 29, 2001   JUNE 29, 2002   JUNE 29, 2002
-----------------------------------------------------------------------------------------------
Elimination of historical interest expense
  on debt being repaid......................  $         (53,243)  $     (24,725)  $     (50,212)
Interest on notes offered hereby............             26,875          13,438          26,875
Interest on term loan.......................             17,325           8,662          17,325
Amortization of deferred financing costs
   associated with notes offered hereby.....                840             420             840
Amortization of deferred financing costs
   associated with term loan................              1,375             688           1,375
                                              -------------------------------------------------
Adjustment to net interest expense..........  $          (6,828)  $      (1,517)  $      (3,797)
-----------------------------------------------------------------------------------------------

(5) No adjustment has been made to tax expense attributable to the pro forma adjustments on the assumption that an offsetting adjustment to the valuation allowance would be recorded with respect to the resultant tax loss carryforward asset.

(6) This adjustment reflects the elimination of preferred stock dividends on the preferred stock redeemed in connection with the Acquisition.

(7) This adjustment reflects the elimination of the amortization of preferred stock discount on the preferred stock redeemed in connection with the Acquisition.

(8) See footnote (d) to "Selected consolidated financial data."

                      SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth Holding's selected consolidated historical financial data for each of the fiscal years 1997, 1998, 1999, 2000 and 2001, which have been derived from the consolidated financial statements of Holding which have been audited by Ernst & Young LLP, independent auditors and for the twenty-six weeks ended June 29, 2002 and June 30, 2001, which is derived from our unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited interim financial data includes all adjustments, consisting of only normal nonrecurring adjustments, considered necessary for a fair presentation of this information. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the entire year. Holding's fiscal year is a 52/53 week period ending on the Saturday closest to December 31. All references herein to fiscal "2001," "2000," "1999," "1998," and "1997," relate to the fiscal years ended December 29, 2001, December 30, 2000, January 1, 2000, January 2, 1999, and December 27, 1997, respectively. The following data should be read in conjunction with our consolidated financial statements and related notes, "Management's discussion and analysis of financial condition and results of operations," "Unaudited pro forma financial information" and other financial information included elsewhere in this prospectus.

                                                                                                      TWENTY-SIX WEEKS
                                                                   FISCAL                                        ENDED
                                                                                                   -------------------
                                            ----------------------------------------------------   JUNE 30,   JUNE 29,
(DOLLARS IN THOUSANDS)                        1997       1998       1999       2000       2001       2001       2002
----------------------------------------------------------------------------------------------------------------------
                                                                                                           (UNAUDITED)
Statement of operations data:
   Net sales..............................  $226,953   $271,830   $328,834   $408,088   $461,659   $241,014   $250,923
   Cost of goods sold.....................   180,249    199,227    241,067    312,119    338,000    173,020    185,273
                                            --------------------------------------------------------------------------
   Gross margin...........................    46,704     72,603     87,767     95,969    123,659     67,994     65,650
   Operating expenses
      Selling.............................    11,320     14,780     17,383     21,630     21,996     11,426     10,934
      General and administrative..........    11,505     19,308     22,034     24,408     28,535     16,248     14,210
      Research and development............     1,310      1,690      2,338      2,606      1,948        931      1,305
      Amortization of intangibles.........     2,226      4,139      7,215     10,579     12,802      6,096        875
      Other expenses......................     4,144      4,084      5,148      6,639      4,911      2,294      2,125
                                            --------------------------------------------------------------------------
      Total operating expenses............    30,505     44,001     54,118     65,862     70,192     36,995     29,449
   Operating income.......................    16,199     28,602     33,649     30,107     53,467     30,999     36,201
   Other expense (income)(a)..............       226      1,865      1,416        877        473        (44)       291
   Interest expense, net(b)...............    30,246     34,556     40,817     51,457     54,355     27,983     25,583
                                            --------------------------------------------------------------------------
   Income (loss) before income taxes and
      extraordinary item..................   (14,273)    (7,819)    (8,584)   (22,227)    (1,361)     3,060     10,327
   Income taxes (benefit).................       138       (249)       554       (142)       734        131        345
                                            --------------------------------------------------------------------------
   Net income (loss) before extraordinary
      item................................   (14,441)    (7,570)    (9,138)   (22,085)    (2,095)     2,929      9,982
   Extraordinary item net of tax(c).......         -          -          -      1,022          -          -          -
                                            --------------------------------------------------------------------------
   Net income (loss)......................   (14,441)    (7,570)    (9,138)   (23,107)    (2,095)     2,929      9,982
   Preferred stock dividends..............     2,558      3,551      3,776      6,655      9,790      4,484      5,620
   Amortization of preferred stock
      discount............................        74        292        292        768      1,024        512        512
                                            --------------------------------------------------------------------------
   Net income (loss) attributable to
      common stockholders.................  $(17,043)  $(11,413)  $(13,206)  $(30,530)  $(12,909)  $ (2,067)  $  3,850
                                            --------------------------------------------------------------------------

                                                                                                      TWENTY-SIX WEEKS
                                                                   FISCAL                                        ENDED
                                                                                                   -------------------
                                            ----------------------------------------------------   JUNE 30,   JUNE 29,
(DOLLARS IN THOUSANDS)                        1997       1998       1999       2000       2001       2001       2002
----------------------------------------------------------------------------------------------------------------------
                                                                                                           (UNAUDITED)
Other financial data:
   Adjusted EBITDA(d).....................  $ 40,269   $ 59,764   $ 71,541   $ 80,391   $110,852   $ 58,221   $ 60,677
   Adjusted EBITDA margin(e)..............      17.7%      22.0%      21.8%      19.7%      24.4%      24.2%      24.2%
   Depreciation and amortization(f).......  $ 19,026   $ 24,829   $ 31,795   $ 42,148   $ 50,907     24,138     21,973
   Cash provided by operating
      activities..........................    14,154     34,131     36,001     36,106     54,348     30,891     17,040
   Cash used for investing activities.....  (102,102)   (52,120)  (106,978)  (108,715)   (56,290)   (37,118)   (22,235)
   Cash provided by financing
      activities..........................    80,444     17,619     71,135     72,037        580      7,970      5,805
   Capital expenditures...................    16,774     22,595     30,738     31,530     32,834     14,124     17,675
   Ratio of earnings to fixed
      charges(g)..........................         -          -          -          -          -       1.1x       1.4x
Balance sheet data (at end of period):
   Working capital........................  $ 20,863   $  4,762   $ 10,527   $ 20,470   $ 19,327   $ 23,490   $ 37,616
   Property and equipment, net............   108,218    120,005    146,792    179,804    203,217    196,846    210,703
   Total assets...........................   239,444    255,317    340,807    413,122    446,876    459,070    476,190
   Total debt.............................   306,335    323,298    403,989    468,806    485,881    485,399    500,014
----------------------------------------------------------------------------------------------------------------------

(a) Other expenses consist of net losses (gains) on disposal of property and equipment for the respective years.

(b) Includes non-cash interest expense of $13,260, $14,824, $15,567, $18,047 and $11,268, in fiscal 1997, 1998, 1999, 2000 and 2001, respectively, and $9,975 and
$1,262 for the twenty-six weeks ended June 30, 2001 and June 29, 2002, respectively.

(c) Extraordinary item relates to deferred financing fees written off as a result of amending our senior credit facility.

(d) Adjusted EBITDA should not be considered in isolation or as an alternative to income from operations or to cash flows from operating activities (as determined in accordance with accounting principles generally accepted in the United States) and should not be construed as an indication of a company's operating performance or as a measure of liquidity. We believe this information enhances an investor's understanding of our ability to satisfy our obligations with respect to indebtedness or otherwise. In addition, our calculation of Adjusted EBITDA differs from that presented by certain other companies and thus is not necessarily comparable to similarly titled measures used by other companies. The following table reconciles operating income to Adjusted EBITDA for each respective period.

                                                                                                         TWENTY-SIX WEEKS
                                                                      FISCAL                                        ENDED
                                                                                                    ---------------------
                                                 ------------------------------------------------   JUNE 30,    JUNE 29,
(DOLLARS IN THOUSANDS)                            1997      1998      1999      2000       2001       2001        2002
-------------------------------------------------------------------------------------------------------------------------
                                                                                                              (UNAUDITED)
Operating income...............................  $16,199   $28,602   $33,649   $30,107   $ 53,467     30,999      36,201
Depreciation and amortization..................   19,026    24,829    31,795    42,148     50,907     24,138      21,973
                                                 ------------------------------------------------------------------------
EBITDA.........................................   35,225    53,431    65,444    72,255    104,374     55,137      58,174
   One-time expenses:
      Plant shutdown expenses..................      849     2,556     1,499     3,702      2,194      1,154       1,396
      Acquisition integration expenses.........    3,267     1,525     3,649     2,237      2,717      1,140         729
      Litigation expenses related to drink cup
         patent................................      100       631         -       700          -          -           -
   Corporate expenses:
      Non-cash compensation....................        -       600         -       459        796        300           -
      Holding professional fees(1).............        -       149        76       165        134         65          50
      Management fees and expenses(2)..........      828       872       873       873        637        425         328
                                                 ------------------------------------------------------------------------
Adjusted EBITDA................................  $40,269   $59,764   $71,541   $80,391   $110,852    $58,221     $60,677
-------------------------------------------------------------------------------------------------------------------------

    (1) Represents fees paid by BPC Holding for professional services principally relating to indebtedness of BPC Holding that was not guaranteed by Berry Plastics and that are not outstanding after the Acquisition.

    (2) Represents fees paid to First Atlantic, our largest voting stockholder prior to the Acquisition. GSCP 2000 and J.P. Morgan Partners Global Investors, L.P. and their respective affiliates will not receive any annual management fees after the Acquisition.

(e) Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

(f) Depreciation and amortization excludes non-cash amortization of deferred financing fees and debt premium discount amortization, which are included in interest expense.

(g) For purposes of calculating the ratio of earnings to fixed charges, "earnings" represent net income (loss) before extraordinary items. "Fixed charges" consist of interest expense, including amortization of debt issuance costs and that portion of rental expenses which we consider to be a reasonable approximation of the interest factor of operating lease payments. For fiscal 1997, 1998, 1999, 2000 and 2001, our fixed charges exceeded our earnings by $13,932, $7,042, $7,137, $20,520 and $772, respectively.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

You should read the following discussion of our financial condition and results of operations with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the "Risk factors" section of this prospectus. Our actual results may differ materially from those contained in any forward-looking statements.

CRITICAL ACCOUNTING POLICIES

We disclose those accounting policies that we consider to be significant in determining the amounts to be utilized for communicating our consolidated financial position, results of operations and cash flows in the second note to our consolidated financial statements included elsewhere herein. Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with these principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results are likely to differ from these estimates, but management does not believe such differences will materially affect our financial position or results of operations. We believe that the following accounting policies are the most critical because they have the greatest impact on the presentation of our financial condition and results of operations.

Accounts receivable. We evaluate our allowance for doubtful accounts on a quarterly basis and review any significant customers with delinquent balances to determine future collectibility. We base our determinations on legal issues (such as bankruptcy status), past history, current financial and credit agency reports, and the experience of our credit representatives. We reserve accounts that we deem to be uncollectible in the quarter in which we make the determination. We maintain additional reserves based on our historical bad debt experience. We believe, based on past history and our credit policies, that the net accounts receivable are of good quality.

Medical. We offer our employees medical insurance that is primarily self-insured by us. We evaluate our medical claims liability on a quarterly basis and obtain an independent actuarial analysis on an annual basis. We accrue as a liability expected claims incurred but not reported and any known claims. Based on our analysis, we believe that our recorded medical claims liability is sufficient.

Workers' compensation. Starting in fiscal 2000, we converted the majority of our facilities to a large deductible program for workers' compensation insurance. On a quarterly basis, we evaluate our liability based on third-party adjusters' independent analyses by claim. Based on our analysis, we believe that our recorded workers' compensation liability is sufficient.

Based on a critical assessment of its accounting policies and the underlying judgements and uncertainties affecting the application of those policies, management believes that our consolidated financial statements provide a meaningful and fair perspective of BPC Holding and its consolidated subsidiaries. This is not to suggest that other risk factors such as changes in economic conditions, changes in material costs, and others could not adversely impact our consolidated financial position, results of operations and cash flows in future periods.

ACQUISITIONS

We maintain a selective and disciplined acquisition strategy, which is focused on improving our financial performance in the long-term, enhancing our market positions and expanding our product lines or, in some cases, providing us with a new or complementary product line. We have historically acquired businesses with EBITDA margins that are lower than that of our existing business, which results in a temporary decrease in our margins. We have historically achieved significant reductions in manufacturing and overhead costs of acquired companies by introducing advanced manufacturing processes, exiting low-margin businesses or product lines, reducing headcount, rationalizing facilities and machinery, applying best practices and capitalizing on economies of scale. In connection with our acquisitions, we have in the past and may in the future incur non-recurring charges related to these reductions and rationalizations. In connection with the Acquisition, we will incur charges related to premiums paid to prepay debt being repaid, the write-off of historical deferred financing fees, transaction costs and employee-related compensation charges related to the amendment, modification and vesting of options and Acquisition bonuses.

RESULTS OF OPERATIONS

COMPARISON OF THE 26 WEEKS ENDED JUNE 29, 2002 (THE "YTD") TO THE 26 WEEKS ENDED JUNE 30, 2001 (THE "PRIOR YTD")

Net Sales. Net sales increased $9.9 million, or 4%, to $250.9 million for the YTD from $241.0 million for the Prior YTD with an approximate 3% decrease in net selling price due to the cyclical impact of lower resin costs. Container net sales decreased $0.3 million from the Prior YTD, including approximately $6.3 million of YTD sales from the Mount Vernon acquisition, due primarily to lower selling prices and a large promotion in the Prior YTD. Closure net sales decreased $0.6 million from the Prior YTD. Consumer product sales for the YTD increased $10.8 million from the Prior YTD primarily attributable to the Pescor acquisition and increased sales from the thermoformed drink cup line.

Gross Margin. Gross margin decreased by $2.3 million to $65.7 million (26% of net sales) for the YTD from $68.0 million (28% of net sales) for the Prior YTD. This decrease of 3% includes the combined impact of the added Pescor and Mount Vernon sales volume, the effect of net selling prices and raw material costs, acquisition integration and productivity improvement initiatives. The historical margin percentage of the Mount Vernon acquired business is significantly less than the Company's historical gross margins thereby reducing consolidated margins until the business is fully integrated. Also, depreciation for the YTD exceeded the Prior YTD by $3.1 million. In addition, the Company has continued to consolidate products and business of recent acquisitions to the most efficient tooling, providing customers with improved products and customer service. As part of the integration, the Company removed molding operations from its Fort Worth, Texas facility (acquired in the Pescor acquisition). The business from this location was distributed throughout Berry's facilities. Also, significant productivity improvements were made during the year, including the addition of state-of-the-art injection molding equipment, molds and printing equipment at several of the Company's facilities.

Operating Expenses. Selling expenses decreased by $0.5 million to $10.9 million for the YTD from $11.4 million for the Prior YTD, principally a result of cost reduction efforts. General and administrative expenses decreased from $16.2 million for the Prior YTD to $14.2 million for the YTD. This decrease of $2.0 million is primarily attributable to decreased accrued bonus expenses and cost reduction efforts. During the YTD, one-time transition expenses were $0.7 million related to acquisitions and $1.4 million related to the shutdown and reorganization of facilities. In the Prior YTD, one-time transition expenses related to acquisitions were $1.1 million and $1.2 million related to the shutdown and reorganization of facilities.

Interest Expense, Net. Net interest expense decreased $2.4 million to $25.6 million for the YTD compared to $28.0 million for the Prior YTD primarily due to decreased rates of interest on borrowings and reduced borrowings under the senior credit facility.

Income Tax. For the YTD, the Company recorded income tax expense of $0.3 million compared to $0.1 million for the Prior YTD. The Company continues to operate in a net operating loss carryforward position for federal income tax purposes.

Net Income. The Company recorded net income of $10.0 million for the YTD compared to net income of $2.9 million for the Prior YTD for the reasons discussed above.

COMPARISON OF THE YEAR ENDED DECEMBER 29, 2001 TO THE YEAR ENDED DECEMBER 30,
2000

Net sales. Net sales increased 13% to $461.7 million in 2001, up $53.6 million from $408.1 million in 2000, including an approximate 1% increase in net selling price. Container net sales increased $3.2 million, primarily due to a large promotion in 2001. Closure net sales increased $20.2 million with the Poly-Seal acquisition and Capsol acquisition representing $25.4 million of the increase, partially offset by a general slowdown in the market. Consumer products net sales increased $30.2 million in 2001 primarily as a result of the Pescor acquisition which contributed 2001 net sales of approximately $19.9 million, continued strong demand in the retail housewares market, and the introduction of a thermoformed drink cup line.

Gross margin. Gross margin increased $27.7 million from $96.0 million (24% of net sales) in 2000 to $123.7 million (27% of net sales) in 2001. This increase of 29% includes the combined impact of the added Poly-Seal, Capsol, and Pescor sales volume, the effect of net selling prices and decreases in raw material costs, acquisition integration, and productivity improvement initiatives. The 1% increase in net selling price was primarily the result of partially recovering raw material costs increases incurred in 2000. In addition, we continued to consolidate the products and businesses of recent acquisitions to the most efficient tooling, providing customers with improved products and customer service. As part of the integration, we closed our York, Pennsylvania facility in the third quarter of 2000 and removed remaining production from our Minneapolis, Minnesota facility (acquired in the Cardinal acquisition) in the fourth quarter of 2000. Also, in the fourth quarter of 2001, we removed molding operations from our Fort Worth, Texas facility (acquired in the Pescor acquisition). The business from these locations was distributed throughout our facilities. Also, significant productivity improvements were made during both years, including the addition of state-of-the-art injection-molding equipment, molds and decorating equipment at several of our facilities. Additional cost reductions were achieved in connection with our realignment in the third quarter of 2000 from a functional based organization to a divisional structure. This realignment has enabled us to reduce personnel costs and improve employee productivity.

Operating expenses. Selling expenses increased $0.4 million as a result of acquired businesses partially offset by savings from the organizational realignment in the third quarter of 2000. General and administrative expenses increased $4.1 million in 2001 primarily as a result of acquired businesses and increased accrued bonus expenses partially offset by savings from the organizational realignment in the third quarter of 2000. Research and development costs decreased $0.7 million to $1.9 million in 2001 primarily as a result of savings from the organizational realignment in the third quarter of 2000. Intangible asset amortization increased from $10.6 million in 2000 to $12.8 million for 2001, primarily as a result of the amortization of goodwill ascribed to acquired companies in 2000 and 2001. Other expenses were $4.9 million for 2001 compared to $6.6 million for 2000. Other expenses in 2001 include one-time transition expenses of $2.7 million related to recently acquired businesses and $2.2 million related to the shutdown and reorganization of facilities. Other expenses in 2000 include one-time transition expenses of $2.2 million related to recent acquisitions, $3.7 million related to the shutdown and reorganization of facilities, and $0.7 million of litigation expenses related to a drink cup patent.

Interest expense, net. Net interest expense, including amortization of deferred financing costs for 2001, was $54.4 million (12% of net sales) compared to $51.5 million (13% of net sales) in 2000, an increase of $2.9 million. This increase was due to interest on borrowings related to the acquired businesses in 2000 and 2001 but was offset partially by principal reductions. Cash interest paid in 2001 was $44.2 million as compared to $32.8 million for 2000.

Income taxes. During fiscal 2001, we recorded an expense of $0.7 million for income taxes compared to a benefit of $0.1 million for fiscal 2000. We continue to operate in a net operating loss carryforward position for federal income tax purposes.

Extraordinary item. As a result of amending our senior credit facility, $1.0 million of deferred financing and organization fees related to the facility was charged to expense in 2000 as an extraordinary item.

Net loss. We recorded a net loss of $2.1 million in 2001 compared to a $23.1 million net loss in 2000 for the reasons stated above.

COMPARISON OF THE YEAR ENDED DECEMBER 30, 2000 TO THE YEAR ENDED JANUARY 1, 2000

Net sales. Net sales increased 24% to $408.1 million in 2000, up $79.3 million from $328.8 million in 1999, including an approximate 5% increase in net selling price due to increased raw material costs. Closure net sales increased $31.2 million due to the Poly-Seal acquisition and Capsol acquisition which provided combined 2000 net sales of $32.3 million. Container sales increased $42.5 million, primarily due to the Cardinal acquisition and increased selling prices, despite a large promotional program in 1999 that did not reoccur in 2000. Net sales in the consumer division increased $5.6 million in 2000 primarily as a result of a significant new drink cup and strong retail demand in housewares.

Gross margin. Gross margin increased $8.2 million or 9% from $87.8 million (27% of net sales) in 1999 to $96.0 million (24% of net sales) in 2000. This increase of 9% includes the combined impact of the added Poly-Seal, Capsol, and Cardinal sales volume, acquisition integration, and productivity improvement initiatives offset partially by the cyclical impact of higher raw material costs. The cost of our primary raw material, resin, increased approximately 29% in 2000 when compared to 1999. A major focus during this period and going forward was the consolidation of products and business of recent acquisitions to the most efficient tooling, providing customers with improved products and customer service. As part of the integration, we closed our York, Pennsylvania facility and removed remaining production from our Minneapolis, Minnesota facility (acquired in the Cardinal acquisition) in the fourth quarter of 2000. Additionally, we closed our Arlington Heights, Illinois facility (acquired in the Knight acquisition) in the first quarter of 1999 and our Ontario, California facility (acquired in the

Cardinal acquisition) in the third quarter of 1999. In addition, we made two configuration changes that were completed in the fourth quarter of 1999 with the Minneapolis, Minnesota and Iowa Falls, Iowa locations closing their molding operations. The business from these locations are distributed throughout our facilities. Also, significant productivity improvements were made during both years, including the addition of state-of-the-art injection-molding equipment, molds and printing equipment at several of our facilities.

Operating expenses. Operating expenses during 2000 were $65.9 million (16% of net sales), compared with $54.1 million (16% of net sales) for 1999. Selling expenses increased $4.2 million, almost all as a result of acquired businesses. General and administrative expenses increased $2.4 million in 2000 primarily as a result of recent acquisitions, but was partially offset by decreased accrued bonus expenses. Research and development costs increased $0.3 million to $2.6 million in 2000 primarily as a result of increased new product requests from customers and productivity improvement initiatives. Intangible asset amortization increased from $7.2 million in 1999 to $10.6 million for 2000, primarily as a result of the amortization of goodwill ascribed to acquired companies in 1999 and 2000. Other expenses were $6.6 million for 2000 compared to $5.1 million for 1999. Other expenses in 2000 include business start-up and machine integration expenses of $2.2 million related to recent acquisitions, plant consolidation expenses of $3.7 million related to the shutdown and reorganization of facilities, and $0.7 million of litigation expenses related to a drink cup patent. Other expenses in 1999 include business start-up and machine integration expenses of $3.6 million related to recent acquisitions and plant consolidation expenses of $1.5 million related to the shutdown and reorganization of facilities.

Interest expense, net. Net interest expense, including amortization of deferred financing costs for 2000, was $51.5 million (13% of net sales) compared to $40.8 million (12% of net sales) in 1999, an increase of $10.7 million. This increase was due to interest on borrowings related to the acquired businesses in 1999 and 2000, but was offset partially by principal reductions. Cash interest paid in 2000 was $32.8 million as compared to $29.8 million for 1999.

Income taxes. During fiscal 2000, we recorded a benefit of $0.1 million for income taxes compared to an expense of $0.6 million for fiscal 1999. We continue to operate in a net operating loss carryforward position for federal income tax purposes.

Extraordinary item. As a result of amending our senior credit facility, $1.0 million of deferred financing and origination fees related to the facility was charged to expense in 2000 as an extraordinary item.

Net Loss. We recorded a net loss of $23.1 million in 2000 compared to a $9.1 million net loss in 1999 for the reasons stated above.

INCOME TAX MATTERS

As of December 29, 2001, BPC Holding had unused operating loss carryforwards of $37.7 million for federal income tax purposes which begin to expire in 2010. Alternative minimum tax credit carryforwards of approximately $3.1 million are available to Holding indefinitely to reduce future years' federal income taxes. As a result of the Acquisition, the amount of the carryforward which can be used in any given year will be limited to approximately $12.0 million.

LIQUIDITY AND CAPITAL RESOURCES

BEFORE THE ACQUISITION

We have historically generally funded our ongoing obligations from cash flow from operations, borrowings under our revolving credit facilities, term loans and capital leases. We also incurred approximately $335.7 million of debt from high yield bond issuances since 1994.

Net cash provided by operating activities was $17.0 million for the twenty-six weeks ended June 29, 2002 compared to $30.9 million for the twenty-six weeks ended June 30, 2001. The decrease is primarily the result of the $8.5 million interest payment on the 1996 Notes and increased working capital.

Net cash used for investing activities decreased from $37.1 million for the twenty-six weeks ended June 30, 2001 to $22.2 million for the twenty-six weeks ended June 29, 2002 primarily as a result of the Pescor acquisition in the twenty-six weeks ended June 30, 2001. Capital spending during the twenty-six weeks ended June 29, 2002 of $17.7 million included $0.9 million for buildings and systems, $6.1 million for molds, $8.4 million for molding and printing machines, and $2.3 million for accessory equipment and systems.

Net cash provided by financing activities was $5.8 million for the twenty-six weeks ended June 29, 2002 compared to $8.0 million for the twenty-six weeks ended June 30, 2001. The decrease of $2.2 million can be attributed to decreased borrowings due to the Pescor acquisition in the twenty-six weeks ended June 30, 2001.

Net cash provided by operating activities was $54.3 million in 2001 as compared to $36.1 million in 2000. Net cash provided by operating activities was $36.0 million in 1999. The increase in 2001 was primarily the result of improved operating performance as our net loss plus non-cash expenses improved $21.8 million.

Net cash used by investing activities decreased from $108.7 million in 2000 to $56.3 million in 2001 due in part as a result of the Poly-Seal Acquisition in 2000. Capital expenditures in 2001 were $32.8 million, an increase of $1.3 million from $31.5 million in 2000. Capital expenditures totaled $30.7 million in 1999.

Capital expenditures in 2001 included investments of $2.6 million for facility renovations, production systems and offices necessary to support production operating levels throughout the company, $16.3 million for molds, $8.2 million for molding and printing machines, and $5.7 million for accessory equipment and systems. The capital expenditure budget for 2002 is expected to be approximately $38 million.

Net cash provided by financing activities was $0.6 million in 2001 as compared to $72.0 million in 2000. The decrease of $71.4 million can be primarily attributed to reduced acquisition related activities as noted above. Net cash provided by financing activities was $71.1 million in 1999.

AFTER THE ACQUISITION

We intend to fund our ongoing obligations from cash flow from operations, capital leases and borrowings under our $100.0 million revolving credit facility and $50.0 million delayed draw term loan facility. In connection with the Acquisition, we incurred a $330.0 million term loan and the outstanding notes.

Borrowings under our revolving credit facility and delayed draw term loan facility will be subject to certain conditions described under "Description of other indebtedness."

Our credit facilities contain significant financial and operating covenants, including prohibitions on our ability to incur certain additional indebtedness or to pay dividends, and restrictions on our ability to make capital expenditures. Amounts available under the delayed draw term loan facility may be borrowed (but not reborrowed) during the 18-month period beginning on July 22, 2002, provided that, among other things, no default or event of default exists at the time of borrowing, and the leverage ratio is not in excess of 5.20:1.00 if the borrowing is made on or prior to June 29, 2003 or 5.00:1.00 if the borrowing is made thereafter. Delayed draw term loans may only be made in connection with permitted acquisitions.

The senior secured credit facilities also contain (i) a minimum interest coverage ratio as of the last day of any quarter, beginning with the quarter ending December 2002, of 2.00:1.00 per quarter through the quarter ending March 2004, 2.10:1.00 per quarter for the quarters ending June 2004 and September 2004, 2.15:1.00 per quarter for the quarters ending December 2004 and March 2005, 2.25:1.00 per quarter for the quarters ending June 2005 through the quarter ending March 2006, 2.35:1.00 per quarter for the quarters ending June 2006 through the quarter ending December 2006 and 2.50:1.00 per quarter thereafter, (ii) a maximum amount of capital expenditures (subject to the rollover of certain unexpended amounts from the prior year) of $45 million for the year ending 2002, $50 million for the years ending 2003 and 2004, $60 million for the years ending 2005, 2006 and 2007, and $65 million for each year thereafter, and (iii) a maximum total leverage ratio as of the last day of any quarter, beginning with the quarter ending December 2002, of 5.90:1.00 per quarter through the quarter ending June 2003, 5.75:1.00 per quarter for the quarters ending September 2003 through the quarter ending March 2004, 5.50:1.00 per quarter for the quarters ending June 2004 and September 2004, 5.25:1.00 per quarter for the quarters ending December 2004 through the quarter ending June 2005, 5.00:1.00 per quarter for the quarters ending September 2005 and December 2005, 4.75:1.00 per quarter for the quarters ending March 2006 and June 2006, 4.50:1.00 per quarter for the quarters ending September 2006 through the quarter ending March 2007, 4.25:1.00 per quarter for the quarters ending June 2007 through the quarter ending December 2007, and 4.00:1.00 per quarter thereafter.

Our credit facilities also contain borrowing conditions and customary events of default, including nonpayment of principal or interest, violation of covenants, inaccuracy of representations and warranties, cross-defaults to other indebtedness, bankruptcy and other insolvency events (other than in the case of certain foreign subsidiaries). The occurrence of a default, an event of default or a material adverse effect on our company would result in our inability to obtain further borrowings under our revolving credit facility and could also result in the acceleration of our obligations under any or all of our credit agreements, each of which could materially and adversely affect our business.

TERM LOAN/DELAYED DRAW TERM LOAN FACILITY/PREPAYMENT

The term loan will amortize quarterly as follows:

       - $825,000 each quarter beginning September 30, 2002 and ending June 30, 2009; and

       - $76,725,000 each quarter beginning September 30, 2009 and ending June 30, 2010.

The delayed draw term loan facility will amortize quarterly commencing March 31, 2004 based on the amounts outstanding as of that date as follows: (i) 2% per quarter in 2004, (ii) 4% per quarter in 2005, (iii) 6% per quarter in 2006, (iv) 8% per quarter in 2007 and (v) 10% per quarter in each of the first two quarters in 2008.

Borrowings and commitments under the senior secured facilities will be subject to mandatory prepayment under specified circumstances, including some assets sales and issuance of equity securities and from our excess cash flow (as defined in our senior secured credit facilities).

There will be no required amortization of the revolving credit facility. Outstanding borrowings under the revolving credit facility may be repaid at any time, and may be reborrowed at any time prior to July 22, 2008. The revolving credit facility will allow us to obtain up to $15 million of letters of credit instead of borrowing and up to $10 million of swingline loans.

Our contractual cash obligations as of December 29, 2001, on a pro forma basis to give effect to the Acquisition and the Mt. Vernon acquisition, are summarized in the following table.

------------------------------------------------------------------------------------------
                                            PAYMENTS DUE BY PERIOD AT DECEMBER 29, 2001
                                         -------------------------------------------------
                                                      <1        1-3       4-5        >5
(DOLLARS IN THOUSANDS)                    TOTAL      YEARS     YEARS     YEARS     YEARS
------------------------------------------------------------------------------------------
Long-term debt, excluding capital
   leases..............................  $583,000   $ 3,800   $ 7,600   $ 7,600   $564,000
Capital leases.........................    18,131     3,123     3,911     3,315      7,782
Operating leases.......................    24,065     7,594    10,521     5,219        731
Other long-term obligations............     3,815     2,554     1,261         -          -
                                         -------------------------------------------------
Total contractual cash obligations.....  $629,011   $17,071   $23,293   $16,134   $572,513
------------------------------------------------------------------------------------------

We believe that our existing working capital, borrowings available under our revolving credit facility and internally generated funds should provide sufficient resources to support current business activities. We expect to fund acquisitions through our $50 million delayed draw term loan facility, the other sources described above and to the extent required additional debt or equity financing. To the extent we accelerate our growth plans, consummate acquisitions or have lower than anticipated sales or increases in expenses, we may also need to raise additional capital. In particular, increased working capital needs occur whenever we consummate acquisitions or experience strong incremental demand or there is a significant rise in the cost of raw materials, particularly resin.

Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control as well as factors described under "Risk factors." We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured credit facilities and the notes, on commercially reasonable terms or at all.

RECENT ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which we adopted at the beginning of fiscal 2001. This pronouncement establishes accounting and reporting standards for derivative financial instruments and hedging activities. SFAS No. 133 requires, among other things, us to recognize all derivatives as either assets or liabilities on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in its fair value are either offset against the change in fair value of the hedged assets, liabilities, or firm commitments through income or recognized in accumulated other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value is immediately recognized in earnings. The adoption of SFAS No. 133 did not have a material effect on our earnings and financial position.

In June 2001, the FASB issued SFAS No. 141, BUSINESS COMBINATIONS and SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. These pronouncements significantly change the accounting for business combinations, goodwill, and intangible assets. SFAS No. 142 eliminates the pooling-of-interests method of accounting for business combinations and further clarifies the criteria to recognize intangible assets separately from goodwill. The requirements of SFAS No. 142 are effective for any business combination that is completed after June 30, 2001. SFAS No. 142 states goodwill and indefinite lived intangible assets are no longer amortized but are reviewed for impairment annually (or more frequently if impairment indicators arise). Separable intangible assets that are deemed to have an indefinite life will continue to be amortized over their useful lives. We adopted SFAS Nos. 141 and 142 as of the beginning of fiscal 2002. Prior to reporting our second quarter results, we will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets.

In October 2001, the FASB issued SFAS No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS. This statement addresses the financial accounting and reporting for the impairment and disposal of long-lived assets. It supersedes and addresses significant issues relating to the implementation of SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. SFAS No. 144 retains many of the fundamental provisions of SFAS No. 121 and establishes a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. We adopted this standard as of the beginning of fiscal 2002. The application of SFAS No. 144 is not expected to have a material impact on our results of operations and financial position.

INFLATION

We believe that we are not affected by inflation except to the extent that the economy in general is thereby affected. Should inflationary pressures drive costs higher, we believe that general industry competitive price increases would sustain operating results, although we can give you no assurance that this will be the case.

SEASONALITY

Our business is somewhat seasonal with a higher percentage of our sales generally realized in the second and third quarters of the year. However, the timing of acquisitions may impact the effects of seasonality on our business. We build inventory throughout the fourth and first quarters of each year to satisfy the seasonal demands of the spring and summer months when consumption increases.

                                    BUSINESS

GENERAL

We are one of the world's leading manufacturers and suppliers of a diverse mix of injection-molded plastics packaging products focusing on the open-top container, closure, aerosol overcap, drink cup and housewares markets. We sell a broad product line to over 12,000 customers. We concentrate on manufacturing higher quality, value-added products sold to image-conscious marketers of institutional and consumer products. We believe that our large operating scale, low-cost manufacturing capabilities, purchasing leverage, proprietary thermoforming technology and extensive collection of over 1,000 active proprietary molds provide us with a competitive advantage in the marketplace. We have been able to leverage our broad product offering, value-added manufacturing capabilities and long-standing customer relationships into leading positions across a number of products. We believe that over 60% of our 2001 revenues were generated from the sale of products that held a number one position relative to competing injection-molded products. Our products are primarily sold to customers in industries that exhibit relatively stable demand characteristics and are considered less sensitive to overall economic conditions, such as pharmaceuticals, food, dairy and health and beauty. Additionally, we operate 13 high-volume manufacturing facilities and have extensive distribution capabilities.

We organize our product categories into three business divisions: containers; closures; and consumer products. The following table displays our net sales by division for each of the past five fiscal years.

-------------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)                             1997     1998     1999     2000      2001
-------------------------------------------------------------------------------------------
Containers.....................................  $124.8   $154.0   $188.7   $231.2   $234.4
Closures.......................................    47.1     56.4     81.0    112.2    132.4
Consumer products..............................    55.1     61.4     59.1     64.7     94.8
                                                 ------------------------------------------
  Total net sales..............................  $227.0   $271.8   $328.8   $408.1   $461.6
-------------------------------------------------------------------------------------------

                             COMPETITIVE STRENGTHS

We believe that our consistent financial performance is the direct result of the following competitive strengths:

LEADING POSITIONS ACROSS A BROAD PRODUCT OFFERING. We believe that over 60% of our fiscal 2001 sales were in product categories in which we were the nation's leading supplier relative to competing injection-molded products, including:

       - thinwall open-top containers; pry-off open-top containers;

       - aerosol overcaps;

       - drink cups; and

       - seasonal semi-disposable housewares.

We use over 1,000 proprietary molds to provide our customers with a wide range of products, which favorably positions us to benefit from ongoing vendor consolidation among our customers. We believe that our extensive product offerings, market experience, product quality and focus on customer satisfaction allow us to maintain and grow our positions in our key businesses.

SIGNIFICANT SCALE RESULTING IN LOW-COST POSITION AND STRONG CASH FLOW. We are one of the largest domestic manufacturers and suppliers of injection-molded plastics packaging products, and we have reported ten consecutive years of positive year-over-year growth in net sales and Adjusted EBITDA. In addition, our low-cost manufacturing position allowed us to generate Adjusted EBITDA margins of approximately 20% or better in each of the last four fiscal years and an Adjusted EBITDA margin of 23.6% on a pro forma basis for the fifty-two weeks ended June 29, 2002. We believe our size enables us to achieve superior operating efficiencies and financial results through several scale-driven advantages:

       - Large, high-volume manufacturing equipment results in lower unit production costs than many of our competitors. For example, our largest injection-molded presses can produce as many as thirty-two 32-ounce drink cups per molding cycle versus a typical competitor's press that can only produce 12 to 24 cups of this size.

       - Flexible, cross-facility and cross-product manufacturing capabilities further lower our unit-production costs as a result of higher capacity utilization and longer production runs.

       - Enhanced purchasing power lowers our cost of raw materials such as resin.

       - Broad, low-cost distribution capabilities, as a result of the strategic location of our manufacturing facilities near our customers, reduce shipping costs. We operate 11 manufacturing facilities in the United States and two facilities in Western Europe.

       - Modern and extensive post-molding capabilities, including printing, silk screening, lining, hot stamping, labeling, assembly, packing and distribution enable us to tailor products to our clients' needs and produce higher value-added products.

       - Our ability to produce high volumes of a wide variety of products favorably positions us to capitalize on the ongoing trend toward vendor consolidation.

ABILITY TO PASS THROUGH CHANGES IN THE COST OF RESIN. The majority of our revenues are derived from customers to which we are able to pass through changes in the costs of resin, the principal raw material used in manufacturing our products. We have contractual price escalators and de-escalators tied to the price of resin representing approximately 40% of net sales that result in price increases to many of our customers in a relatively short period of time, typically quarterly. In addition, we have experienced high success rates in quickly passing through price increases and decreases in the price of resin to customers without indexed price agreements. Pricing flexibility is enhanced by the fact that our products typically represent a very small component of the overall cost of production for the end customer. Fewer than 10% of our net sales are generated from fixed-price arrangements, and we have at times entered into negotiated purchase agreements with resin suppliers to lock in the cost of resin related to these fixed-price arrangements. We can further mitigate the effect of resin price movements through our ability to accommodate raw material switching for certain products between HDPE and PP as prices fluctuate. We estimate that we pass on approximately 75% of an increase in the price of resin within the first three months, and the remainder within one year of the price increase. For example, in 2000, the price of resin increased significantly and we estimate that we were able to pass on approximately 85% of the increase to our customers during 2000.

LARGE, DIVERSE AND STABLE CUSTOMER BASE. We sell our products to over 12,000 customers that are principally engaged in industries that are considered to be generally less sensitive to changing economic conditions, including dairy, food, health and beauty and pharmaceuticals. We believe that this provides us with a stable client base that is generally less affected by economic market fluctuations. In addition, our sales force of over 50 dedicated professionals focuses on working with customers to develop customized packaging and allows us to maintain close working relationships with our clients. The average length of our relationship with our top 10 customers in fiscal 2001 was over 15 years. We also believe that we are the single-source or largest supplier of plastic aerosol overcaps, containers and drink cups to a majority of our customers. Our top ten customers represented approximately 20% of our fiscal 2001 net sales with no customer accounting for more than 5% of our fiscal 2001 net sales.

PROVEN ABILITY TO INTEGRATE STRATEGIC ACQUISITIONS. We have successfully integrated 15 acquisitions since 1992. We maintain a selective and disciplined acquisition strategy, which is focused on improving our financial performance in the long-term and expanding our product lines or, in some cases, providing us with a new or complementary product line. For example, the acquisition of Poly-Seal in 2000 enabled us to enter the United States closures business, which now represents approximately 10% of our net sales. We have historically achieved significant reductions in manufacturing and overhead costs of acquired companies by introducing advanced manufacturing processes, exiting low-margin businesses or product lines, reducing headcount, rationalizing facilities and tools, applying best practices and capitalizing on economies of scale. We estimate the weighted average EBITDA margin of the 11 businesses we acquired since the beginning of 1997 was approximately 13% during the year prior to acquisition, while our overall business, including the businesses we acquired, has achieved Adjusted EBITDA margins of approximately 20% or better in each of the last four fiscal years.

UNIQUE, PROPRIETARY THERMOFORMING DRINK CUP MANUFACTURING PROCESS. Over a period of several years, we have invested approximately $17 million to develop and implement a proprietary thermoforming molding process utilizing polypropylene that enables us to produce large drink cups (22-ounce to 44-ounce) at a lower cost than competitors that use polystyrene in thermoform production. This cost advantage is driven by the fact that polypropylene typically costs approximately 20% less per pound than polystyrene. We are the only producer in North America capable of thermoforming polypropylene in high cavitation, deep draw molds for large drink cups. The core elements of this in-line process include continuous feed, high cavitation, high output and deep-draw technology. Our thermoformed polypropylene cups, like our injection-molded cups, offer a number of advantages over traditional paper, including decreased sogginess, increased rigidity, unique designs and the ability for larger size cups to fit into automobile cup holders. Our thermoforming production line is currently operating at full capacity and we expect to introduce additional capacity in the third quarter of 2002, enabling us to leverage our proprietary manufacturing technique to further penetrate the market. Existing customers driving demand of our thermoformed drink cups include Aramark, Hardee's, Wendy's and Applebee's.

PROVEN AND MOTIVATED MANAGEMENT TEAM. The five members of our senior management team provide significant packaging expertise, with an average of 15 years of experience with us, including companies acquired by us, and an average of 18 years of industry experience. The senior management team includes President and CEO Ira Boots, who has been with us for 24 years, and CFO Jim Kratochvil, who has been with us for 17 years. This team has been responsible for developing and executing our strategy that has generated a track record of growth and strong cash flow. Additionally, the team has extensive experience in developing and maintaining customer relationships, expanding product offerings and implementing innovative technological manufacturing enhancements. The senior management team is investing approximately 70% of their net proceeds from the Acquisition in the company and the management team as a whole will own, or have the right to acquire, over 15% of the company on a fully diluted basis upon completion of the Acquisition.

                               BUSINESS STRATEGY

Our goal is to maintain and enhance our market position and leverage our core strengths to increase profitability. Our strategy to achieve this goal includes the following elements:

INCREASE SALES TO OUR EXISTING CUSTOMERS. We believe we have significant opportunities to increase sales to our over 12,000 existing customers as we expand our product portfolio and extend our existing product lines. For example, our container and closures divisions are penetrating new markets with new products such as tamper-resistant lids and child-resistant closures. Also, we recently introduced a leak-proof milk jug closure to the dairy market at the request of one of our customers. This product has been rapidly accepted by our customers, and as a result, we have already reached full production capacity and are adding additional capacity. We believe our broad and growing product lines will allow us to capitalize on the corporate consolidation occurring among our customers and the continuing consolidation of their vendor relationships. With our extensive manufacturing capabilities, product breadth and national distribution capabilities, we can provide our customers with a cost-effective, single source from which to purchase substantially all of their injection-molded plastic packaging products. For example, after many years serving as Marigold Foods' primary supplier for its institutional dairy packaging products, we recently were awarded Marigold's business to supply its retail dairy packaging needs, thereby making us their single source supplier for dairy packaging.

AGGRESSIVELY PURSUE NEW CUSTOMERS. We intend to aggressively pursue new customer relationships in order to drive additional growth. We believe that our large direct sales force, our ability to offer new customers a cost effective, single source from which to purchase substantially all of their injection-molded plastic packaging products and our proven ability to create innovative new products do position us well to continue growing and diversifying our customer base. For example, our proprietary thermoforming process, which offers a substantial competitive advantage with respect to cost, was introduced to the drink cup market in the first half of 2001 and has been highly successful to date in allowing us to win new customer relationships, including Hardee's and Jack in the Box. We believe there is a significant growth opportunity from our thermoforming process in both drink cups and in a variety of container applications.

CONTINUE TO EFFECTIVELY MANAGE COSTS. We continually focus on reducing our costs in order to maintain and enhance our low-cost position. We employ a number of cost-reducing strategies including:

      - leveraging our increasing scale to reduce resin costs;

      - reinvesting capital into our manufacturing processes to maintain technological leadership and achieve productivity gains; focusing on ways to streamline operations through plant and overhead rationalization; and

      - monitoring and rationalizing the number of vendors from which we purchase nonresin materials in order to increase our purchasing power.

We expect to continue to increase the size of our business and our operating efficiencies through both organic growth and selective acquisitions.

SELECTIVELY PURSUE STRATEGIC ACQUISITIONS IN OUR CORE BUSINESSES. We believe that there is significant opportunity for future growth through selective acquisitions given the high degree of industry fragmentation and the increasing trend of our customers to focus on fewer key vendors. As a result of our scale and prior successes in acquiring and integrating acquisitions, we believe that we are well-positioned to capitalize on potential future acquisition opportunities in new and existing product lines. We intend to continue to apply a selective and disciplined acquisition strategy, which is focused on improving our financial performance in the long-term and expanding our product lines or, in some cases, providing us with a new or complementary product line and we regularly evaluate potential acquisition candidates that we believe could fit our strategy, which may or may not be material in size and scope.

PRODUCT OVERVIEW

We organize our product lines into three categories: containers, closures and consumer products.

CONTAINERS

We classify our containers into six product lines: thinwall, pry-off, dairy, industrial, polypropylene and specialty. We believe that we have leading positions in key injection-molded plastic container segments including thinwall (household products and food) and pry-off (building materials), as well as strong positions in frozen dessert (ice cream and yogurt) and clear polypropylene (high value food and consumer applications). The following table describes our container product lines.

PRODUCT LINE            DESCRIPTION                 SIZES                MAJOR END-USES
------------            -----------                 -----                --------------
  Thinwall      Thinwalled, multi-purpose     8 oz. to 2 gallons   Food, promotional products,
                containers with or without                         toys and a wide variety of
                handles and lids                                   other uses
   Pry-off      Containers having a tight     4 oz. to 2 gallons   Building products,
                lid-fit and requiring an                           adhesives, chemicals and
                opening device                                     other industrial uses
    Dairy       Thinwall containers in        4 oz. to 5 lbs.      Cultured dairy products,
                traditional dairy market      Multi-pack           including yogurt, cottage
                sizes and styles                                   cheese, sour cream and dips
                                                                   and frozen desserts
Polypropylene   Usually clear containers in   6 oz. to 5 lbs       Food, deli, sauces and
                round, oblong or                                   salads
                rectangular shapes
 Industrial     Thick-walled, larger pails    2.5 to 5 gallons     Building products,
                designed to accommodate                            chemicals, paints and other
                heavy loads                                        industrial uses
  Specialty     Customer specific             Various              Premium consumer items,
                                                                   such as tobacco and drink
                                                                   mixes

The largest end-uses for our containers are food products, building products, chemicals and dairy products. We have a diverse customer base for our container lines, and no single container customer exceeded 4% of our total net sales in fiscal 2001.

We believe that we offer the broadest product line among U.S.-based injection-molded plastic container manufacturers. Our container capacities range from 4 ounces to 5 gallons and are offered in various styles with accompanying lids, bails and handles, some of which we produce, as well as a wide array of decorating options. In addition to a complete product line, we have sophisticated printing capabilities, an in-house graphic arts department, low-cost manufacturing capability with eleven plants strategically located throughout the United States and a dedication to high-quality products and customer service. Our product engineers work with customers to design and commercialize new containers. In addition, as part of our dedication to customer service, on occasion, we provide filling machine equipment to some of our customers, primarily in the dairy market, and we also provide the services necessary to operate such equipment. We believe providing such equipment and services increases customer retention by increasing the customer's production efficiency. The cost of, and revenue from, such equipment is not material.

We seek to develop niche container products and new applications by taking advantage of our state-of-the-art decorating and graphic arts capabilities and dedication to service and quality. We believe that these capabilities have given us a significant competitive advantage in certain high-margin niche container applications for specialized products. Examples include popcorn containers for new movie promotions and professional and college sporting and entertainment events, where the ability to produce sophisticated and colorful graphics is crucial to the product's success. In order to identify new applications for existing products, we rely extensively on our national sales force. Once these opportunities are identified, our sales force interfaces with our product design engineers to satisfy customers' needs.

In non-industrial containers, our strongest competitors include Airlite, Sweetheart, Landis, and Polytainers. We also produce commodity industrial pails for a market that is dominated by large volume competitors such as Letica, Plastican, NAMPAC and Ropak. We do not participate heavily in this large market.

CLOSURES

Our closures division focuses on aerosol overcaps and closures.

AEROSOL OVERCAPS

We believe we are the worldwide leading producer of injection-molded aerosol overcaps. Our aerosol overcaps are used in a wide variety of consumer goods including spray paints, household and personal care products, insecticides and numerous other commercial and consumer products. Most U.S. manufacturers of aerosol products, and companies that fill aerosol products on a contractual basis, are our customers for some portion of their needs.

Approximately 19% of the U.S. injection-molded market consists of manufacturers who produce overcaps in-house for their own needs. We believe that a portion of these in-house producers will increase the outsourcing of their production to high-technology, low-cost manufacturers, such as us, as a means of reducing manufacturing assets and focusing on their core marketing objectives.

We believe that, over the years, we have developed several significant competitive advantages, including (i) a reputation for outstanding quality, (ii) short lead-time requirements to fill customer orders, (iii) long-standing relationships with major customers, (iv) the ability to accurately reproduce over 3,500 colors, (v) proprietary packing technology that minimizes freight cost and warehouse space, (vi) high-speed, low-cost molding and decorating capability and (vii) a broad product line of proprietary molds. We continue to develop new products in the overcap market, including a "spray-thru" line of aerosol overcaps that has a built-in release button.

In fiscal 2001, no single aerosol overcap customer accounted for over 2% of our total net sales. Competitors include Dubuque Plastics, Cobra and Plasticum. In addition, a number of companies, including several of our customers, currently produce aerosol overcaps for their own use.

CLOSURES

We believe our combined product line offerings to the closures market establish us as a leading provider of closures. Our product line offerings include continuous thread, dispensing, tamper evident, and child resistant closures. In addition, we are a leading provider of (i) fitments and plugs for medical applications, (ii) cups and spouts for liquid laundry detergent, (iii) dropper bulb assemblies for medical and personal care applications and (iv) jiggers for mouthwash products.

Our closures are used in a wide variety of consumer goods markets, including health and beauty aids, pharmaceutical, household chemicals, commercial chemicals, and food and dairy. We are a major provider of closures to many of the leading companies in these markets.

We believe the capabilities and expertise we have established as a closure provider create significant competitive advantages, including the latest in single and bi-injection technology, molding of thermoplastic and thermoset resins, compression molding of thermoplastic resins, and lining and assembly applications applying the latest in computerized vision inspection technology. In addition, we have an in-house package development and design group focused on developing new closures to meet customers' proprietary needs. We have a strong reputation for quality and have received numerous "Supplier Quality Achievement Awards" from customers in different markets.

In fiscal 2001, no single closure customer accounted for over 2% of our total net sales. Competitors include Owens-Illinois, Kerr/Suncoast, Phoenix Closures, Portola, Rexam Closures and Seaquist Closures.

CONSUMER PRODUCTS

Our consumer product division focuses on drink cups and housewares.

DRINK CUPS

We believe that we are the largest provider of injection-molded plastic drink cups in the U.S. As beverage producers, convenience stores and fast food restaurants increase their marketing efforts for larger sized drinks, we believe that the plastic drink cup market will expand because of plastic's desirability over paper for larger drink cups. We produce injection-molded plastic cups that range in size from 12 to 64 ounces. Primary markets are fast food and family dining restaurants, convenience stores, stadiums, and retail stores. Virtually all cups are decorated, often as promotional items, and we are known in the industry for our innovative, state-of-threat graphics capability.

We launched our thermoformed drink cup line in fiscal 2001. Our thermoformed product line offers sizes ranging from 22 to 44 ounces. Our thermoform process is unique in the industry in that it uses polypropylene instead of more expensive polystyrene in producing deep draw drink cups. This offers a material competitive advantage versus competitive thermoformed drink cups.

In fiscal 2001, no single drink cup customer accounted for more than 5% of our total net sales. Drink cup competitors include Huhtamaki (formerly Packaging Resources Incorporated) and WNA (formerly Cups Illustrated).

HOUSEWARES

Our participation in the housewares market is focused on producing seasonal (spring and summer) semi-disposable plastic housewares and plastic garden products. Examples of our products include plates, bowls, pitchers, tumblers and outdoor flowerpots. We sell virtually all of our products in this market through major national retail marketers and national chain stores, such as Wal-Mart. PackerWare is our recognized brand name in these markets and PackerWare branded products are often co-branded by our customers.

Our position in this market has been to provide high value to consumers at a relatively modest price, consistent with the key price points of the retail marketers. We believe outstanding service and ability to deliver products with timely combination of color and design further enhance our position in this market. This focus allowed PackerWare to be named Wal-Mart's category manager for its seasonal housewares department.

In fiscal 2001, no single housewares customer accounted for more than 5% of our total net sales. Housewares competitors include imported products from China, Arrow Plastics and United Plastics.

MARKETING AND SALES

We reach our large and diversified base of over 12,000 customers primarily through our direct field sales force of over 50 dedicated professionals. Our field sales, production and support staff meet with customers to understand their needs and improve our product offerings and services. While these field sales representatives are focused on individual product lines, they are also encouraged to sell all our products to serve the needs of our customers. We believe that a direct field sales force is able to better focus on target markets and customers, with the added benefit of permitting us to control pricing decisions centrally. We also utilize the services of manufacturing representatives to assist our direct sales force.

We believe that we produce a high level of customer satisfaction. Highly skilled customer service representatives are located in each of our facilities to support the national field sales force. In addition, telemarketing representatives, marketing managers and sales/marketing executives oversee the marketing and sales efforts. Manufacturing and engineering personnel work closely with field sales personnel to satisfy customers' needs through the production of high-quality, value-added products and on-time deliveries.

Our sales force is supported by technical specialists and our in-house graphics and design personnel. Our Graphic Arts department includes computer-assisted graphic design capabilities and in-house production of photopolymer printing plates. We also have a centralized Color Matching and Materials Blending department that utilizes a computerized spectrophotometer to insure that colors match those requested by customers.

MANUFACTURING

We primarily manufacture our products using the plastic injection-molding process. The process begins when plastic resin, in the form of small pellets, is fed into an injection-molding machine. The injection-molding machine then melts the plastic resin and injects it into a multi-cavity steel mold, forcing the plastic resin to take the final shape of the product. At the end of each molding cycle (generally five to 25 seconds), the plastic parts are ejected from the mold into automated handling systems from which they are packed in corrugated containers for further processing or shipment. After molding, the product may be either decorated (printing, silkscreening, labeling) or assembled (e.g., bail handles fitted to containers). We believe that our molding and post-molding capabilities are among the best in the industry.

In 2001, after several years of development, we introduced our proprietary thermoforming molding process that enables us to mass-produce large drink cups (22-ounce to 44-ounce) less expensively than our competitors. The thermoforming machine used in our process was built by a third-party manufacturer to standard specifications. We modified the machine on-site in order to produce high-cavitation, deep draw cups using our process. These modifications were made without the help of outside consultants. There are currently three manufacturers that build basic thermoforming machines that we can modify to produce deep draw cups made from polypropylene. The company that built our initial thermoforming machine has declared bankruptcy and a new manufacturer is building our next thermoforming machine, which is scheduled to be delivered to us in the third quarter of 2002.

Our overall manufacturing philosophy is to be a low-cost producer by using (i) high-speed molding machines, (ii) modern multi-cavity hot runner, cold runner and insulated runner molds, (iii) extensive material handling automation and
(iv) sophisticated printing technology. We utilize state-of-the-art robotic packaging processes for large volume products, which enables us to reduce breakage while lowering warehousing and shipping costs. Each plant has complete tooling maintenance capability to support molding and decorating operations. We have historically made, and intend to continue to make, significant capital investments in plant and equipment because of our objectives to improve productivity, maintain competitive advantages and foster continued growth. Over the past five fiscal years our capital expenditures in plant and equipment, exclusive of acquisitions, were $134.5 million.

RESEARCH AND PRODUCT DEVELOPMENT AND DESIGN

We believe our technology base and research and development support are among the best in the rigid plastics packaging industry. Our full-time product engineers use three-dimensional computer-aided-design (CAD) technology to design and modify new products and prepare mold drawings. In addition, our engineers use an in-house model shop, which includes a thermoforming machine, to produce prototypes and sample parts. We can simulate the molding environment by running unit-cavity prototype molds in a small injection-molding machine dedicated to research and development of new products. Production molds are then designed and outsourced for production by various companies with which we have extensive experience and established relationships. Our engineers oversee the mold-building process from start to finish. Many of our customers work in partnership with our technical representatives to develop new, more competitive products. We have enhanced our relationships with these customers by providing the technical service needed to develop products combined with our internal graphic arts support.

We spent $1.9 million, $2.6 million and $2.3 million on research and development in 2001, 2000, and 1999, respectively, and $1.3 million in the first two quarters of 2002.

We also utilize our in-house graphic design department to develop color and styles for new products. Our design professionals work directly with our customers to develop new styles and use computer-generated graphics to enable our customers to visualize the finished product.

QUALITY ASSURANCE

Each plant extensively utilizes Total Quality Management philosophies, including the use of statistical process control and extensive involvement of employees to increase productivity. This teamwork approach to problem-solving increases employee participation and provides necessary training at all levels. The Evansville, Henderson, Iowa Falls, Charlotte, Lawrence, Suffolk, Monroeville, Woodstock, Streetsboro, Baltimore, and Milan plants have been ISO certified, which demonstrates compliance by a company with a set of shipping, trading and technology standards promulgated by the International Standardization Organization ("ISO"). We are actively pursuing ISO certification in all of our remaining facilities. Extensive testing of parts for size, color, strength and material quality using statistical process control (SPC) techniques and sophisticated technology is also an ongoing part of our quality assurance activities.

SYSTEMS

We utilize a fully integrated computer software system at each of our plants that produces complete financial and operational reports. This accounting and control system is easily expandable to add new features and/or locations as we grow. In addition, we have in place a sophisticated quality assurance system, a bar code based material management system and an integrated manufacturing system.

SOURCES AND AVAILABILITY OF RAW MATERIALS

The most important raw material purchased by us is plastic resin. We purchased approximately $110.5 million of resin in fiscal 2001. Approximately 50% of the resin pounds purchased were high density polyethylene ("HDPE"), 13% linear low density polyethylene and 37% polypropylene. Polypropylene is generally a lower cost material than polyethylene. The price of these materials is subject to cyclical fluctuation. Based on information from Plastics News, the price of polypropylene ranged from $0.27 to $0.44 per pound between 1997 and 2001 and the price of HDPE ranged from $0.285 to $0.465 per pound during that period. HDPE averaged approximately five cents per pound less than polypropylene during 2001, according to information from industry sources. We are able to pass through price changes through contractual price escalators and de-escalators tied to raw material costs and due to the relatively short lead time we have in implementing price changes to our other customers without such contracts. Fewer than 10% of our net sales are generated from fixed-price arrangements, and we have at times and may continue to enter into negotiated purchase agreements with resin suppliers related to these fixed price arrangements. We estimate we pass on approximately 85% of an increase in the price of resin within the first three months, and the remainder within one year of the price increase. For example, in 2000, the price of resin increased significantly and we estimate that we were able to pass on approximately 85% of the increase to our customers during that calendar year.

Our purchasing strategy is to deal with only high-quality, dependable suppliers, such as Dow, Chevron, Nova, Equistar, and ExxonMobil. Although we do not have any supply requirements contracts with our key suppliers, we believe that we have maintained strong relationships with these key suppliers and expect that such relationships will continue into the foreseeable future. Based on our experience, we believe that adequate quantities of plastic resins will be available at market prices, but we can give you no assurances as to such availability or the prices thereof.

EMPLOYEES

As of June 29, 2002, we had approximately 3,300 employees. Poly-Seal Corporation, a wholly owned subsidiary, and the United Steelworkers of America are parties to a collective bargaining agreement which expires on April 24, 2005. As of June 29, 2002, approximately 350 employees of Poly-Seal Corporation, all of which are located in our Baltimore facility, were covered by this agreement. None of our other employees are covered by collective bargaining agreements. We believe our relations with our employees are good.

PATENTS AND TRADEMARKS

We rely on a combination of patents, trade secrets, unpatented know-how, trademarks, copyrights and other intellectual property rights, nondisclosure agreements and other protective measures to protect our proprietary rights. We do not believe that any individual item of our intellectual property portfolio is material to our current business. We employ various methods, including confidentiality and non-disclosure agreements with third parties, employees and consultants, to protect our trade secrets and know-how. We have licensed, and may license in the future, patents, trademarks, trade secrets, and similar proprietary rights to and from third parties.

PROPERTIES

Our principal executive offices are located at 101 Oakley Street, Evansville, Indiana 47710.

We own most of the real property used in our operations. We believe that our properties and equipment are in good operating condition and are adequate for our present needs.

The following table sets forth our principal manufacturing facilities:

-----------------------------------------------------------------
                           APPROXIMATE
                             SQUARE                        OWNED/
    LOCATION       ACRES     FOOTAGE           USE         LEASED
-----------------------------------------------------------------
Evansville, IN     18.7        420,000   Headquarters and  Owned
                                         manufacturing
Evansville, IN      2.8        123,000   Manufacturing     Leased
Henderson, NV      12.3        175,000   Manufacturing     Owned
Iowa Falls, IA     14.0        100,000   Manufacturing     Owned
Charlotte, NC      37.3        150,000   Manufacturing     Owned
Lawrence, KS       19.3        500,000   Manufacturing     Owned
Suffolk, VA        14.0        110,000   Manufacturing     Owned
Monroeville, OH    34.7        220,000   Manufacturing     Owned
Norwich, England    5.0         88,000   Manufacturing     Owned
Woodstock, IL      11.7        170,000   Manufacturing     Owned
Streetsboro, OH    12.0        140,000   Manufacturing     Owned

-----------------------------------------------------------------
                           APPROXIMATE
                             SQUARE                        OWNED/
    LOCATION       ACRES     FOOTAGE           USE         LEASED
-----------------------------------------------------------------
Baltimore, MD       9.9        225,000   Manufacturing     Owned
Milan, Italy       11.6        125,000   Manufacturing     Leased
Fort Worth, TX      9.8        160,000   Manufacturing     Leased
-----------------------------------------------------------------

ENVIRONMENTAL MATTERS AND GOVERNMENT REGULATION

Our past and present operations and our past and present ownership and operations of real property are subject to extensive and changing federal, state, local and foreign environmental laws and regulations pertaining to the discharge of materials into the environment, the handling and disposition of wastes or otherwise relating to the protection of the environment. We believe that we are in substantial compliance with applicable environmental laws and regulations. However, we cannot predict with any certainty that we will not in the future incur liability under environmental statutes and regulations with respect to non-compliance with environmental laws, contamination of sites formerly or currently owned or operated by us (including contamination caused by prior owners and operators of such sites) or the off-site disposal of hazardous substances.

Like any manufacturer, we are subject to the possibility that we may receive notices of potential liability in connection with materials that were sent to third-party recycling, treatment, and/or disposal facilities under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), and comparable state statutes, which impose liability for investigation and remediation of contamination without regard to fault or the legality of the conduct that contributed to the contamination. Liability under CERCLA is retroactive and joint and several.

The FDA regulates the material content of direct-contact food containers and packages, including certain thinwall containers we manufacture pursuant to the Federal Food, Drug and Cosmetics Act. Certain of our products are also regulated by the Consumer Product Safety Commission ("CPSC") pursuant to various federal laws, including the Consumer Product Safety Act. Both the FDA and the CPSC can require the manufacturer of defective products to repurchase or recall such products and may also impose fines or penalties on the manufacturer. Similar law exists in some states, cities and other countries in which we sell our products. In addition, laws exist in certain states restricting the sale of packaging with certain levels of heavy metals, imposing fines and penalties for non-compliance. Although we use FDA approved resins and pigments in containers that directly contact food products and believe they are in material compliance with all such applicable FDA regulations, and we believe our products are in material compliance with all applicable requirements, we remain subject to the risk that our products could be found not to be in compliance with such requirements.

The plastics industry, including us, is subject to existing and potential federal, state, local and foreign legislation designed to reduce solid wastes by requiring, among other things, plastics to be degradable in landfills, minimum levels of recycled content, various recycling requirements, disposal fees and limits on the use of plastic products. In addition, various consumer and special interest groups have lobbied from time to time for the implementation of these and other similar measures. The principal resins used in our products, HDPE and polypropylene, are recyclable, and, accordingly, we believe that the legislation promulgated to date and such initiatives to date have not had a material adverse effect on us. There can be no assurance that any such future legislative or regulatory efforts or future initiatives would not have a material adverse effect on us. On January 1, 1995, legislation in Oregon, California and Wisconsin went into effect requiring products packaged in rigid plastic containers to comply with standards intended to encourage recycling and increased use of recycled materials. Although the regulations vary by state, they principally require the use of post consumer regrind ("PCR") as an ingredient in containers or the reduction of their weight. These regulations do not apply to food, cosmetic or drug containers. Oregon and California provide for an exemption from these regulations if statewide recycling rates for rigid plastic containers reach or exceeds 25%. We assist our customers in complying with these regulations.

Oregon's aggregate recycling rate for rigid plastic containers has exceeded the 25% goal since the effective date of the law, and the Oregon Department of Environmental Quality has estimated that Oregon will continue to exceed the 25% goal for the foreseeable future. Therefore, rigid plastic containers are exempt from the requirements of the Oregon statute. However, California has failed to reach its 25% recycling rate goal for rigid plastic containers since 1996. Accordingly, California has been enforcing its recycled content requirements on non-food plastic containers from eight ounces to five gallons. In order to facilitate individual customer compliance with these regulations, we are providing customers the option of purchasing containers with limited amounts of PCR or reduced weight.

LEGAL PROCEEDINGS

We are a defendant in a lawsuit brought by Cobra Plastics, a competitor, alleging that we engaged in antitrust violations in our alleged aerosol overcap market. The antitrust lawsuit was filed in June 2002 shortly after we filed a patent infringement lawsuit against the antitrust plaintiff. There have been no material proceedings or discovery in the litigation to date. We intend to vigorously defend against the allegations of the antitrust lawsuit and believe that it will not have a material adverse effect on our financial condition. On July 8, 2002, a complaint was filed against us by Aptargroup, Inc. and Seaquist Closures Foreign, Inc. alleging infringement of an Aptar patent relating to certain plastic closures which accounted for less than 1% of our net sales in fiscal 2001. The complaint has not yet been served on us. We are investigating the matter and intend to vigorously defend against the allegations contained in the complaint and believe that it will not have a material adverse effect on our financial condition. We recently received a letter alleging infringement of a Plas-Tool Company patent relating to certain plastic lids which accounted for less than 0.5% of our net sales in fiscal 2001. We believe the claim has no merit and intend to vigorously defend against the allegations in the letter. We are party to other legal proceedings arising in the normal course of business that we believe, based on available information, will not have a material adverse effect on our financial condition.

                                   MANAGEMENT

Our directors and executive officers and their ages, are as follows:

---------------------------------------------------------------------------------------------------
NAME                             AGE   TITLE
---------------------------------------------------------------------------------------------------
Ira G. Boots                     48    President, Chief Executive Officer, and Director
James M. Kratochvil              45    Executive Vice President, Chief Financial Officer, Treasurer
                                       and Secretary
R. Brent Beeler                  49    Executive Vice President and General Manager-Containers
William J. Herdrich              52    Executive Vice President and General Manager-Closures
Bruce J. Sims                    53    Executive Vice President and General Manager-Consumer
                                       Products
Joseph H. Gleberman              44    Chairman of the Board
Christopher C. Behrens           41    Director
Patrick J. Dalton                34    Director
Douglas F. Londal                36    Director
Mathew J. Lori                   38    Director
---------------------------------------------------------------------------------------------------

Ira G. Boots has been our President and Chief Executive Officer since June 2001, and a director since April 1992. Prior to that, Mr. Boots served as Chief Operating Officer since August 2000 and Vice President of Operations, Engineering and Product Development of the Company since April 1992. Mr. Boots was employed by us from 1984 to December 1990 as Vice President, Operations.

James M. Kratochvil has been our Executive Vice President, Chief Financial Officer, Secretary and Treasurer since December 1997. He formerly served as Vice President, Chief Financial Officer and Secretary of the Company since 1991, and as Treasurer of the Company since May 1996. Mr. Kratochvil was employed by us from 1985 to 1991 as Controller.

R. Brent Beeler has been our Executive Vice President and General Manager-Containers since August 2000. Prior to that, Mr. Beeler was Executive Vice President, Sales and Marketing of the Company since February 1996 and Vice President, Sales and Marketing of the Company since December 1990. Mr. Beeler was employed by us from October 1988 to December 1990 as Vice President, Sales and Marketing.

William J. Herdrich has been our Executive Vice President and General Manager-Closures since August 2000. From May 2000 to August 2000, Mr. Herdrich was a consultant to the Company. From April 1994 to May 2000, Mr. Herdrich was President, Executive Vice President and General Manager of Poly-Seal Corporation. Mr. Herdrich was employed by Seaquist Closures from 1990 to April 1994 as Executive Vice President.

Bruce J. Sims has been our Executive Vice President and General Manager-Consumer Products since August 2000. He formerly served as Executive Vice President, Sales and Marketing, Housewares of the Company since January 1997. Prior to the PackerWare acquisition, Mr. Sims served as President of PackerWare from March 1996 to January 1997 and as Vice President from October 1994 to March 1996. From January 1990 to October 1994 he was Vice President of the Miner Container Corporation, a national injection-molder.

Joseph H. Gleberman has been our chairman of the board of directors since the closing of the Acquisition and has been a Managing Director at Goldman, Sachs & Co. since 1996. Prior to joining GS Capital Partners in 1993, he worked in the Mergers & Acquisitions Department of Goldman, Sachs & Co. from 1982 to 1993. He serves on the Board of Directors of aaiPharma, BackWeb Technologies, Dade Behring Holdings, iFormation Group, IPC Information Systems, MCG Credit, and Starpoint Solutions. Mr. Gleberman received his M.B.A in 1982 from Stanford University Graduate School of Business and a M.A./B.A. from Yale University in 1980.

Christopher C. Behrens has been a director since the closing of the Acquisition and has been a Partner of J.P. Morgan Partners, LLC and its predecessor, Chase Capital Partners, since 1999. Prior to joining Chase Capital Partners, Mr. Behrens served as Vice President in Chase's Merchant Banking Group. Mr. Behrens serves on the Board of Directors of Dominos Pizza, Carrizo Oil & Gas, and Portola Packaging Inc. as well as a number of private companies. Mr. Behrens received a B.A. from the University of California at Berkeley and an M.A. from Columbia University.

Patrick J. Dalton has been a director since the closing of the Acquisition and has been a Vice President at Goldman, Sachs & Co. since 2001. Prior to joining GS Capital Partners in 2000, Mr. Dalton was at The Chase Manhattan Bank from 1990 to 1997 and Chase Securities Inc. from 1997 to 2000. He serves on the Board of Directors of First Asset Management and Waddington North America. Mr. Dalton received his M.B.A. in 1997 from Columbia University Graduate School of Business and a B.S. from Boston College in 1990.

Douglas F. Londal has been a director since the closing of the Acquisition and has been a Managing Director at Goldman, Sachs & Co. since 1999. Prior to joining GS Capital Partners in 1995, he worked in the Mergers & Acquisitions Department of Goldman, Sachs & Co. from 1991 to 1995. He serves on the Board of Directors of 21st Century Newspapers, NextMedia Group, Ruth's Chris Steak House, and Village Voice Media. Mr. Londal received his M.B.A in 1991 from the University of Chicago and a B.A. from the University of Michigan in 1987.

Mathew J. Lori has been a director since the closing of the Acquisition and has been a principal with J.P. Morgan Partners, LLC and its predecessor, Chase Capital Partners, since 1998, and prior to that, he had been an Associate. Mr. Lori has been on the board of Berry Plastics since 1996, and is also a director of Doane Pet Care Company. Mr. Lori received an M.B.A. from Kellogg Graduate School of Management at Northwestern University.

BOARD OF DIRECTORS

Our board of directors currently consists of six directors. Pursuant to the stockholders' agreement entered into with affiliates of Goldman, Sachs & Co. and affiliates of J.P. Morgan Securities Inc., described below, affiliates of Goldman, Sachs & Co. have the right to designate an additional member of our board of directors. Our board of directors will appoint our executive officers.

COMMITTEES OF THE BOARD OF DIRECTORS

Our audit committee is comprised of Patrick J. Dalton, Douglas F. Londal and Mathew J. Lori. The audit committee recommends the annual appointment of auditors with whom the audit committee reviews the scope of audit and non-audit assignments and related fees, accounting principles we use in financial reporting, internal auditing procedures and the adequacy of our internal control procedures. Our compensation committee is comprised of Ira G. Boots, Joseph H. Gleberman, Christopher C. Behrens and Douglas F. Londal. The compensation committee reviews and approves the compensation and benefits for our employees, directors and consultants, administers our employee benefit plans, authorizes and ratifies stock option grants and other incentive arrangements and authorizes employment and related agreements.

COMPENSATION OF DIRECTORS

Directors who are also our employees or employees of our principal stockholders will receive no additional compensation for their services as directors.

STOCKHOLDERS' AGREEMENT

In connection with the Acquisition, we entered into a stockholders' agreement with GSCP 2000 and other private equity funds affiliated with Goldman, Sachs & Co., which in the aggregate own a majority of our common stock. and J.P. Morgan Partners Global Investors, L.P. and other private equity funds affiliated with J.P. Morgan Securities Inc., which own approximately 29% of our common stock. GSCP 2000 and other private equity funds affiliated with Goldman, Sachs & Co. have the right to designate five members of our board of directors, one of which shall be a member of our management, and J.P. Morgan Partners Global Investors, L.P. and other private equity funds affiliated with J.P. Morgan Securities Inc. have the right to designate two members of our board of directors, one of which will be designated by J.P. Morgan Partners Global Investors, L.P. The stockholders' agreement contains customary terms including terms regarding transfer restrictions, rights of first offer, tag along rights, drag along rights, preemptive rights and veto rights.

MANAGEMENT COMPENSATION

The following table sets forth a summary of the compensation paid by the Company to its Chief Executive Officers during the 2001 fiscal year and the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company during fiscal 2001, 2000 and 1999.

                           SUMMARY COMPENSATION TABLE

--------------------------------------------------------------------------------------------------
                                                                   LONG TERM
                                                                COMPENSATION
                                                       ANNUAL   ------------
                                                 COMPENSATION     SECURITIES
                                       ----------------------     UNDERLYING
                                           SALARY       BONUS        OPTIONS        ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR         ($)         ($)            (#)    COMPENSATION($)(1)
--------------------------------------------------------------------------------------------------
Ira G. Boots(2)................  2001   316,461       87,500               -                 1,670
   President and Chief           2000   289,328      150,000               -                 1,670
   Executive Officer             1999   251,163       95,486               -                 1,620
Martin R. Imbler...............  2001   208,522       99,300               -               242,638(3)
   Former President and Chief    2000   390,122      137,235               -                 1,670
   Executive Officer (Retired)   1999   362,940      121,201               -                 1,620
James M. Kratochvil............  2001   231,919       64,166               -                 1,670
   Executive Vice President,     2000   212,049      120,000               -                 1,604
   Chief Financial Officer,      1999   200,894       80,083               -                 1,620
   Treasurer and Secretary
R. Brent Beeler................  2001   284,251       78,750               -                 1,670
   Executive Vice President and  2000   257,236      135,000               -                 1,670
   General Manager--Containers   1999   226,504       79,350               -                 1,620
William J. Herdrich............  2001   258,690       62,800               -                 1,670
   Executive Vice President and  2000    99,003       18,986           2,000(4)                  -
   General Manager--Closures     1999         -            -               -                     -
Bruce J. Sims..................  2001   207,500       49,875               -                 1,627
   Executive Vice President and  2000   201,500      114,000               -                 1,627
   General Manager--Consumer     1999   190,000       95,486               -                 1,620
   Products
--------------------------------------------------------------------------------------------------

(1) Amounts shown reflect contributions by the Company under the Company's 401(k) plan.

(2) Ira G. Boots has been President and Chief Executive Officer since June 2001.

(3) Amount also reflects twice-monthly payments beginning June 15, 2001 in the amount of $17,212 that were made by the Company pursuant to Mr. Imbler's separation agreement.

(4) Taking into account adjustments required in connection with the Acquisition, Mr. Herdrich's option to purchase 2,000 shares became an option to purchase 6,244 shares.

FISCAL YEAR-END OPTION HOLDINGS

The following table provides information with respect to the number of exercisable and unexercisable management stock options held by the Named Executive Officers at December 29, 2001.

                         FISCAL YEAR-END OPTION VALUES

-----------------------------------------------------------------------------------------------------
                                                NUMBER OF SECURITIES     VALUE OF UNEXERCISED IN-THE-
                                              UNDERLYING UNEXERCISED          MONEY OPTIONS AT FISCAL
                                    OPTIONS AT FISCAL YEAR-END(#)(1)                   YEAR-END($)(2)
                                    --------------------------------   ------------------------------
NAME                                EXERCISABLE(3)    UNEXERCISABLE    EXERCISABLE(4)   UNEXERCISABLE
-----------------------------------------------------------------------------------------------------
Ira G. Boots......................           4,171                0         1,205,477               0
Martin R. Imbler..................           6,778                0         1,958,726               0
James M. Kratochvil...............           2,607                0           753,481               0
R. Brent Beeler...................           2,607                0           753,481               0
William J. Herdrich...............             667            1,333           108,721         217,279
Bruce J. Sims.....................           1,300                0           365,300               0
-----------------------------------------------------------------------------------------------------

(1) All options granted to management of the Company are exercisable for shares of common stock, par value $.01 per share of Holding.

(2) None of Holding's capital stock is currently publicly traded. The values set forth in the table reflect management's estimate of the fair market value on December 29, 2001.

(3) Taking into account adjustments required in connection with the Acquisition and exercises immediately prior to the Acquisition, Mssrs. Boots, Kratochvil, Beeler, Herdrich and Sims currently have outstanding exercisable options to acquire 16,278, 10,175, 10,175, 6,244 and 4,059 shares of common stock, respectively. Mr. Imbler exercised all of his options immediately prior to the Acquisition.

(4) Taking into account adjustments required in connection with the Acquisition, exercises immediately prior to the Acquisition and a per share price of $312 paid in the Acquisition, the value of vested and unexercised in-the-money options as of the date of the Acquisition held by Mssrs. Boots, Imbler, Kratochvil, Beeler, Herdrich and Sims was $1,106,416, $691,595, $691,595, $172,397 and $265,499, respectively. Mr. Imbler exercised all of his options immediately prior to the Acquisition.

The following is a summary of BPC Holding's employee equity plans and certain employment agreements Berry Plastics has entered into with Berry Plastics' Chief Executive Officer and each of its other four most highly compensated executive officers, based on compensation paid for services rendered during the 2001 fiscal year.

1996 OPTION PLAN

BPC Holding currently maintains the Amended and Restated BPC Holding Corporation 1996 Stock Option Plan ("1996 Option Plan") pursuant to which nonqualified options to purchase 150,536 shares are outstanding. All outstanding options under the 1996 Option Plan are scheduled to expire on July 22, 2012 and no additional options will be granted under it. Option agreements issued pursuant to the 1996 Option Plan generally provide that options become vested and exercisable at a rate of 10% per year based on continued service. Additional options also vest in years during which certain financial targets are attained. Notwithstanding the vesting provisions in the option agreements, all options that were scheduled to vest prior to December 31, 2002 accelerated and became vested immediately before the Acquisition.

2002 OPTION PLAN

BPC Holding has adopted a new employee stock option plan ("2002 Option Plan") pursuant to which options to acquire up to 437,566 shares of BPC Holding's common stock may be granted to its employees, directors and consultants. Options granted under the 2002 Option Plan will have an exercise price per share that either (1) is fixed at the fair market value of a share of common stock on the date of grant or (2) commences at the fair market value of a share of common stock on the date of grant and increases at the rate of 15% per year during the term. Generally, options will have a ten-year term, subject to earlier expiration upon the termination of the optionholder's employment and other events. Some options granted under the plan will become vested and exercisable over a five-year period based on continued service with BPC Holding. Other options will become vested and exercisable based on the achievement by BPC Holding of certain financial targets, or if such targets are not achieved, based on continued service with BPC Holding. Upon a change in control of BPC Holding, the vesting schedule with respect to certain options may accelerate for a portion of the shares subject to such options.

EMPLOYEE STOCK PURCHASE PLAN

In connection with the Acquisition, a number of senior employees of BPC Holding acquired a new class of shares of BPC Holding common stock pursuant to an employee stock purchase program. Such employees paid for these shares with any combination of: (1) shares of BPC Holding common stock that they held prior to the Acquisition; (2) their cash transaction bonus, if any; and (3) a promissory note. In this manner, the senior employees acquired 182,699 shares in the aggregate. In the event that any employee defaults on a promissory note used to purchase shares, BPC Holding would be entitled only to the shares of BPC Holding securing such note.

BPC Holding has adopted another employee stock purchase program pursuant to which a number of employees other than those senior employees who acquired shares in the manner described in the immediately preceding paragraph will also have the opportunity to invest in BPC Holding on a leveraged basis. Each eligible employee will be permitted to purchase shares of BPC Holding common stock having an aggregate value of up to the greater of (1) 150% of the value attributable to shares of BPC Holding held by such employee immediately prior to the Acquisition or (2) $60,000. Employees participating in this program will be permitted to finance two-thirds of their purchases of shares of BPC Holding common stock under the program with a promissory note. In the event that an employee defaults on a promissory note used to purchase such shares, BPC Holding's only recourse will be to the shares of BPC Holding securing the note.

EMPLOYMENT AGREEMENTS

Berry Plastics has entered into employment agreements with each of Messrs. Boots, Kratochvil, Beeler, Herdrich and Sims. Messrs. Boots, Kratochvil and Beeler's employment agreements expire on January 1, 2007, Mr. Herdrich's expires on December 31, 2003 and Mr. Sims' expires on January 2, 2007. During the fiscal year 2001, these executive officers received base compensation of $316,461, $231,919, $284,251, $256,054 and $211,851, respectively. Each of their employment agreements provides that base salary is subject to review and may be increased by Holding. In addition, the agreements provide that the executives are entitled to participate in all other benefit arrangements and incentive compensation programs established for executive officers of Holding and its subsidiaries. They also include customary noncompetition, nondisclosure and nonsolicitation provisions.

The employment agreements provide for severance in the event of termination under enumerated circumstances. Specifically, if any of Messrs. Boots, Kratochvil, Beeler and Sims is terminated by Berry Plastics without "cause" or resigns for "good reason" (as such terms are defined in the employment agreements), that individual is entitled to: (1) the greater of (a) base salary until the later of (i) July 22, 2004 or (ii) one year after termination or (b) 1/12 of 1 year's base salary for each year of employment up to 30 years (up to 24 years for Sims) by Berry Plastics or a predecessor in interest and (2) the pro rata portion of his annual bonus. In the event of a termination in connection with certain enumerated transactions, Messrs. Kratochvil, Boots and Beeler's employment agreements further provide for payment of their accrued bonus as of the termination date. If Mr. Herdrich is terminated without "cause" or by Berry Plastics at the end of the employment term (which is December 31, 2003), he is entitled to: (1) one-year's base salary; (2) a pro rata portion of his annual bonus; and (3) the remaining of 30 monthly payments of $20,833.33, the first of which was paid in May of 2000.

Effective May 31, 2001, Berry Plastics entered into a separation agreement with Mr. Imbler which expires on or before December 31, 2003. The separation agreement terminated his employment agreement and provides for monthly payments until May 31, 2002 ranging from $17,212 to $34,424, plus a one-time payment of $158,695 on March 15, 2002. However, such payments cease to be payable following a "sale of the corporation," the definition of which includes the Acquisition. The separation agreement contains customary noncompetition, nondisclosure and nonsolicitation provisions and provides for the use of his consulting services through May 31, 2002.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the estimated beneficial ownership of the shares of BPC Holding after giving effect to the Acquisition. The address for each of GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG., GS Capital Partners 2000 Employee Fund, L.P., Stone Street Fund 2000, L.P., Bridge Street Special Opportunities Fund 2000, L.P. and Goldman Sachs Direct Investment Fund 2000, L.P. is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004. The address for each of J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P., J.P. Morgan Partners Global Investors A, L.P. and J.P. Morgan Partners (BHCA), L.P. is 1221 Avenue of the Americas, New York, New York 10020. The address of Ira G. Boots, James M. Kratochvil, R. Brent Beeler, William J. Herdrich, and Bruce J. Sims is c/o Berry Plastics Corporation, 101 Oakley Street, Evansville, Indiana 47710.

-------------------------------------------------------------------------------------------
                                                           NUMBER OF   PERCENTAGE OF COMMON
NAME                                                        SHARES      STOCK OUTSTANDING
-------------------------------------------------------------------------------------------
GS Capital Partners 2000, L.P. ..........................    960,705           35.2%
GS Capital Partners 2000 Offshore, L.P. .................    349,083           12.8%
GS Capital Partners 2000 GmbH & Co. Beteiligungs KG......     40,155            1.5%
GS Capital Partners 2000 Employee Fund, L.P. ............    305,057           11.2%
Stone Street Fund 2000, L.P. ............................     30,000            1.1%
Bridge Street Special Opportunities Fund 2000, L.P. .....     15,000              *
Goldman Sachs Direct Investment Fund 2000, L.P. .........     50,000            1.8%
J.P. Morgan Partners Global Investors, L.P. .............     97,239            3.6%
J.P. Morgan Partners Global Investors (Cayman), L.P. ....     48,209            1.8%
J.P. Morgan Partners Global Investors (Cayman) II,
   L.P. .................................................      5,762              *
J.P. Morgan Partners Global Investors A, L.P. ...........      3,578              *
J.P. Morgan Partners (BHCA), L.P. .......................    638,800           23.4%
Ira G. Boots.............................................     54,063(1)            *
James M. Kratochvil......................................     32,132(2)            *
R. Brent Beeler..........................................     32,383(3)            *
William J. Herdrich......................................     21,648(4)            *
Bruce J. Sims............................................     18,075(5)            *
-------------------------------------------------------------------------------------------

* less than 1%

(1) Includes 16,278 shares subject to options which are currently exercisable or exercisable within 60 days of the date of this prospectus.

(2) Includes 10,175 shares subject to options which are currently exercisable or exercisable within 60 days of the date of this prospectus.

(3) Includes 10,175 shares subject to options which are currently exercisable or exercisable within 60 days of the date of this prospectus.

(4) Includes 6,244 shares subject to options which are currently exercisable or exercisable within 60 days of the date of this prospectus.

(5) Includes 4,059 shares subject to options which are currently exercisable or exercisable within 60 days of the date of this prospectus.

                           RELATED PARTY TRANSACTIONS

FIRST ATLANTIC

Prior to the Acquisition, First Atlantic was our largest voting stockholder. Pursuant to a management agreement, First Atlantic provided us with financial advisory and management consulting services in exchange for an annual fee of $750,000 and reimbursement for out-of-pocket costs and expenses. In consideration of such services, we paid First Atlantic fees and expenses of approximately $756,000 for fiscal 2001, $821,000 for fiscal 2000, and $792,000 for fiscal 1999. First Atlantic received advisory fees of approximately $580,000 in May 2000 for originating, structuring and negotiating the Poly-Seal acquisition. First Atlantic received advisory fees of approximately $139,000 in March 2001 and $250,000 in June 2001 for originating, structuring and negotiating the Capsol and Pescor acquisitions, respectively.

GS CAPITAL PARTNERS 2000 AND J.P. MORGAN PARTNERS GLOBAL INVESTORS, L.P.

As of the closing of the Acquisition, GSCP 2000 and other private equity funds affiliated with Goldman, Sachs & Co. own a majority of the common stock of BPC Holding and received a transaction fee of $6.0 million in connection with the Acquisition. Goldman, Sachs & Co., an affiliate of GSCP 2000 and its related investment funds, provided advisory and other services to GSCP 2000 and the issuer in connection with sourcing, structuring and arranging the Acquisition and received fees of $2.0 million for these services. Goldman, Sachs & Co. acted as an initial purchaser in the offering of the outstanding notes. Goldman, Sachs & Co. and/or its affiliates may also purchase goods and services from us from time to time in the future. Goldman Sachs Credit Partners, L.P., an affiliate of GSCP 2000 and its related investment funds, acted as the joint lead arranger, joint bookrunner and administrative agent under our senior secured credit facilities. In addition, Goldman, Sachs & Co. and its affiliates may in the future engage in commercial banking, investment banking or other financial advisory transactions with the issuer and its affiliates.

As of the closing of the Acquisition, J.P. Morgan Partners Global Investors, L.P. and other private equity funds affiliated with J.P. Morgan Chase & Co. (each of which are affiliates of an entity that was a stockholder prior to the Acquisition) own approximately 29% of the common stock of BPC Holding. J.P. Morgan Securities Inc. provided advisory and other services to the issuer in connection with the Acquisition and received fees of $5.2 million for these services. J.P. Morgan Securities Inc. acted as an initial purchaser in the offering of the outstanding notes and as a dealer-manager in connection with our debt tender offers. JPMorgan Chase Bank and/or its affiliates may also purchase goods and services from us from time to time in the future. J.P. Morgan Securities Inc., an affiliate of J.P. Morgan Partners Global Investors, L.P. and its related investment funds, acted as the joint lead arranger and joint bookrunner under our senior secured credit facilities. JPMorgan Chase Bank acted as syndication agent under our senior credit facilities. In addition, J.P. Morgan Securities Inc. and its affiliates may in the future engage in commercial banking, investment banking or other financial advisory transactions with the issuer and its affiliates.

STOCKHOLDERS' AGREEMENTS

In connection with the Acquisition, we entered into a stockholders' agreement with GSCP 2000 and other private equity funds affiliated with Goldman, Sachs & Co., which in the aggregate own a majority of our common stock. and J.P. Morgan Partners Global Investors, L.P. and other private equity funds affiliated with J.P. Morgan Securities Inc., which own approximately 29% of our common stock. GSCP 2000 and other private equity funds affiliated with Goldman, Sachs & Co., have the right to designate five members of our board of directors, one of which shall be a member of our management, and J.P. Morgan Partners Global Investors, L.P. and other private equity funds affiliated with J.P. Morgan Securities Inc. have the right to designate two members of our board of directors, one of which will be designated by J.P. Morgan Partners Global Investors, L.P. The stockholders' agreement contains customary terms including terms regarding transfer restrictions, rights of first offer, tag along rights, drag along rights, preemptive rights and veto rights.

                       DESCRIPTION OF OTHER INDEBTEDNESS

THE SENIOR SECURED CREDIT FACILITIES

In connection with the Acquisition, we and BPC Holding and our domestic subsidiaries entered into the senior secured credit facilities with the lenders from time to time party thereto, Goldman Sachs Credit Partners L.P., as administrative agent, JPMorgan Chase Bank, as syndication agent, Fleet National Bank, as collateral agent, issuing bank and swing line lender, and The Royal Bank of Scotland plc and General Electric Capital Corporation, as co-documentation agents. For purposes of this section, "we," "our" and "us" refer to Berry Plastics Corporation.

Set forth below is a summary of the terms and conditions of the senior secured credit facilities.

The senior secured credit facilities are comprised of (i) a $330.0 million term loan, (ii) a $50.0 million delayed draw term loan facility, and (iii) a $100.0 million revolving credit facility. We are the borrower under the senior secured credit facilities. The maturity date of the term loan is July 22, 2010 and the maturity date of the revolving credit facility is July 22, 2008. The term loan was funded on the closing date.

TERM LOAN/DELAYED DRAW TERM LOAN FACILITY/PREPAYMENT

The term loan will amortize quarterly as follows:

       - $825,000 each quarter beginning September 30, 2002, and ending June 30, 2009; and

       - $76,725,000 each quarter beginning September 30, 2009 and ending June 30, 2010.

The delayed draw term loan facility will amortize quarterly commencing March 31, 2004 based on the amounts outstanding as of that date as follows: (i) 2% per quarter in 2004, (ii) 4% per quarter in 2005, (iii) 6% per quarter in 2006, (iv) 8% per quarter in 2007 and (v) 10% per quarter in each of the first two quarters in 2008.

The senior secured credit facilities may be prepaid at any time; provided, however, that voluntary prepayments will be applied first to repay swingline loans, and second, as between revolving loans on the one hand and the term loan and delayed draw term loans on the other hand, as we direct. Voluntary prepayments of the term loan and the delayed draw term loan facility will be made pro rata in accordance with the then outstanding principal amount under each loan and will be applied pro rata across scheduled amortization payments.

Borrowings and commitments under our credit facilities will be subject to mandatory prepayment under specified circumstances, including some asset sales, receipt of proceeds of casualty insurance or condemnation, issuances of equity securities and from our excess cash flow (as defined in our senior secured credit facilities).

DELAYED DRAW TERM LOAN FACILITY

Amounts available under the delayed draw term loan facility may be borrowed (but not reborrowed) during the 18-month period beginning on July 22, 2002, provided that, among other things, no default or event of default exists at the time of borrowing, and the leverage ratio is not in excess of 5.20:1.00 if the borrowing is made on or prior to June 29, 2003 or 5.00:1.00 if the borrowing is made thereafter. Delayed draw term loans may only be made in connection with permitted acquisitions.

REVOLVING LOANS

There will be no required amortization of the revolving credit facility. Outstanding borrowings under the revolving credit facility may be repaid at any time and may be reborrowed at any time prior to July 22, 2008. The revolving credit facility will allow us to obtain up to $15 million of letters of credit instead of borrowing and up to $10 million of swingline loans. Revolving loans in connection with permitted acquisitions will only be made if a leverage ratio is met.

INTEREST RATE AND FEES

Borrowings under the senior secured credit facilities bear interest, at our option, at either (i) a base rate (defined as a rate per annum equal to the greater of the prime rate and the federal funds effective rate in effect on the date of determination plus 1/2 of 1.00%) plus the applicable margin (as defined below) (the "Base Rate Loans") or (ii) an adjusted Eurodollar Rate (defined as the rate (as adjusted for statutory reserve requirements for eurocurrency liabilities) for Eurodollar deposits for a period of one, two, three or six months, as we select) (the "Eurodollar Rate Loans") plus the applicable margin. With respect to the term loan, the "applicable margin" is (i) with respect to Base Rate Loans, 2.00% per annum and (ii) with respect to Eurodollar Rate Loans, 3.00% per annum. With respect to the delayed draw term loan facility and the revolving credit facility, the "applicable margin" is, with respect to Eurodollar Rate Loans, initially 2.75% per annum. After the end of the quarter ending March 30, 2003, the "applicable margin" with respect to Eurodollar Rate Loans will be subject to a pricing grid which ranges from 2.75% per annum to 2.00% per annum, depending on our leverage ratio. The "applicable margin" with respect to Base Rate Loans will always be 1.00% per annum less than the "applicable margin" for Eurodollar Rate Loans. Interest will be payable quarterly for Base Rate Loans and at the end of the relevant interest period of one, two, three, or six months (or quarterly in certain cases) for all Eurodollar Rate Loans. The interest rate applicable to overdue payments and to outstanding amounts following an event of default under the senior secured credit facilities is equal to the interest rate at the time of an event of default plus 2.00%. The senior secured credit facilities also require us to pay commitment fees equal to 0.75% per annum on the average daily unused portion of the delayed draw term loan facility and 0.50% per annum on the average daily unused portion of the revolving credit facility, which fee is subject to a pricing grid ranging from 0.50% per annum to 0.375% per annum after the end of the quarter ending March 30, 2003, letter of credit fees (equal to the "applicable margin" for revolving loans that are Eurodollar Rate Loans) and fronting fees (not to exceed 0.25%) on the average daily unused portion of the letters of credit, as well as annual agency fees.

SECURITY

Our obligations under the senior secured credit facilities are secured by a first priority security interest (with certain exceptions) in substantially all of our assets and the assets of the guarantors described below and, in addition, by a pledge of 100% of our shares and 100% of the shares of our domestic subsidiaries and up to 65% of the shares of our foreign subsidiaries and all intercompany debt with the exception of debt owed to our foreign subsidiaries.

GUARANTORS

BPC Holding and each of our domestic subsidiaries have guaranteed our obligations under the senior secured credit facilities.

REPRESENTATIONS AND WARRANTIES

The senior secured credit facilities contain representations and warranties customary for this type of financing.

COVENANTS AND CONDITIONS

In addition to customary affirmative covenants, the senior secured credit facilities require us to enter into interest rate hedging agreements to the extent necessary for at least 50% of the total indebtedness (not including indebtedness owed under the revolving credit facility) to be at a fixed rate and require us to provide funding protections customary for this type of financing, including breakage costs, gross-up for withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions. The senior secured credit facilities include negative covenants that restrict our and the guarantors' ability to, among other things:

       - incur additional indebtedness;

       - incur liens;

       - enter into agreements with negative pledge clauses;

       - make investments;

       - guarantee obligations;

       - pay dividends or make redemptions or other payments in respect of capital stock;

       - make payments with respect to subordinated debt;

       - engage in mergers and make acquisitions;

       - sell assets;

       - make capital expenditures;

       - enter into leases;

       - engage in transactions with affiliates; and

       - make investments in foreign subsidiaries.

The senior secured credit facilities also contain (i) a minimum interest coverage ratio as of the last day of any quarter, beginning with the quarter ending December 2002, of 2.00:1.00 per quarter through the quarter ending March 2004, 2.10:1.00 per quarter for the quarters ending June 2004 and September 2004, 2.15:1.00 per quarter for the quarters ending December 2004 and March 2005, 2.25:1.00 per quarter for the quarters ending June 2005 through the quarter ending March 2006, 2.35:1.00 per quarter for the quarters ending June 2006 through the quarter ending December 2006 and 2.50:1.00 per quarter thereafter, (ii) a maximum amount of capital expenditures (subject to the rollover of certain unexpended amounts from the prior year) of $45 million for the year ending 2002, $50 million for the years ending 2003 and 2004, $60 million for the years ending 2005, 2006 and 2007, and $65 million for each year thereafter, and (iii) a maximum total leverage ratio as of the last day of any quarter, beginning with the quarter ending December 2002, of 5.90:1.00 per quarter through the quarter ending June 2003, 5.75:1.00 per quarter for the quarters ending September 2003 through the quarter ending March 2004, 5.50:1.00 per quarter for the quarters ending June 2004 and September 2004, 5.25:1.00 per quarter for the quarters ending December 2004 through the quarter ending

June 2005, 5.00:1.00 per quarter for the quarters ending September 2005 and December 2005, 4.75:1.00 per quarter for the quarters ending March 2006 and June 2006, 4.50:1.00 per quarter for the quarters ending September 2006 through the quarter ending March 2007, 4.25:1.00 per quarter for the quarters ending June 2007 through the quarter ending December 2007, and 4.00:1.00 per quarter thereafter.

Certain conditions must be met for us to borrow under the revolving credit facility or the delayed draw term loan facility in the future, including that there has been no material adverse change to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the company and the guarantors, taken as a whole.

EVENTS OF DEFAULT

The senior secured credit facilities contain customary and appropriate events of default, which are subject to customary grace periods and materiality standards.

CAPITAL LEASES

We and our subsidiaries are also party to capital leases entered into in the ordinary course of business. As of June 29, 2002, we had $26.1 million of capital leases outstanding. We repaid approximately $7.1 million of the outstanding capital leases at the time of the Acquisition.

NEVADA INDUSTRIAL REVENUE BONDS

We are party to a Financing Agreement with the City of Henderson, Nevada Public Improvement Trust, pursuant to which we have agreed to pay amounts sufficient to pay principal, interest and any premium on an issue of Nevada Industrial Revenue Bonds.

The Nevada Industrial Revenue Bonds had $2.5 million outstanding as of June 29, 2002, bear interest at a variable rate (1.4% at June 29, 2002), require annual principal payments of $0.5 million on each April 1 until maturity, are collateralized by an irrevocable letter of credit issued by JPMorgan Chase Bank under our revolving credit facility and mature in April 2007.

                       DESCRIPTION OF THE EXCHANGE NOTES

Definitions of certain terms used in this Description of the exchange notes may be found under the heading "Certain definitions." Defined terms used in this description but not defined below under the heading "Certain definitions" have the meanings assigned to them in the Indenture. For purposes of this section,
(i) the term "Company" refers only to Berry Plastics Corporation and not to any of its subsidiaries and (ii) the term "Holding" refers to BPC Holding Corporation, the parent company of the Company, and not to any of its Subsidiaries. Certain of the Company's Subsidiaries and Holding will guarantee the exchange notes and therefore will be subject to many of the provisions contained in this "Description of the exchange notes". Each company which guarantees the Notes is referred to in this section as a "Note Guarantor." Each such guarantee is termed a "Note Guarantee."

The Company will issue the exchange notes under the Indenture, dated as of July 22, 2002 (the "Indenture"), among the Company, the Note Guarantors and U.S. Bank Trust National Association, as trustee (the "Trustee"), filed as an exhibit to the registration statement of which this prospectus is a part. The Indenture contains provisions which define your rights under the Notes. In addition, the Indenture governs the obligations of the Company and of each Note Guarantor under the Notes. The terms of the exchange notes include those stated in the Indenture and, upon effectiveness of a registration statement with respect to the exchange notes, those made part of the Indenture by reference to the TIA.

Any outstanding notes that remain outstanding after completion of the exchange offer, together with the exchange notes issued in the exchange offer, will be treated as a single class of securities under the Indenture, including for purposes of amending the Indenture.

The following description is meant to be only a summary of certain provisions of the Indenture. It does not restate the terms of the Indenture in their entirety. We urge that you carefully read the Indenture as it, and not this description, governs our obligations and your rights as Holders.

OVERVIEW OF THE NOTES AND THE NOTE GUARANTEES

THE NOTES

These Notes:

       - are general unsecured obligations of the Company;

       - are equally in right of payment with any existing and future Senior Subordinated Indebtedness of the Company;

       - are subordinated in right of payment to all existing and future Senior Indebtedness of the Company;

       - are senior in right of payment to all future Subordinated Obligations of the Company;

       - are effectively subordinated to all Secured Indebtedness of the Company and its Subsidiaries to the extent of the value of the assets securing such Indebtedness; and

       - are effectively subordinated to all liabilities (including Trade Payables) and Preferred Stock of each Subsidiary of the Company that is not a Note Guarantor.

THE NOTE GUARANTEES

These Notes are guaranteed by Holding, and all existing and future Domestic Subsidiaries of the Company, except as provided below.

The Note Guarantee of each Note Guarantor:

       - is general unsecured obligations of such Note Guarantor;

       - ranks equally in right of payment with any existing and future Senior Subordinated Indebtedness of such Note Guarantor;

       - is subordinated in right of payment to all existing and future Senior Indebtedness of such Note Guarantor;

       - is senior in right of payment to all future Subordinated Obligations of such Note Guarantor;

       - is effectively subordinated to all Secured Indebtedness of such Note Guarantor and its Subsidiaries to the extent of the value of the assets securing such Indebtedness; and

       - is effectively subordinated to the obligations of any Subsidiary of a Note Guarantor if that Subsidiary is not a Note Guarantor.

The Notes will not be guaranteed by Berry Plastics Acquisition Corporation II, NIM Holdings Limited, Berry Plastics U.K. Limited, Norwich Acquisition Limited, CBP Holdings S.r.l., Capsol Berry Plastics S.p.a. or Ociesse S.r.l. The Notes will not be guaranteed by any Foreign Subsidiaries in the future unless any such Foreign Subsidiary Guarantees any Senior Indebtedness of the Company or any of the Company's Subsidiaries (other than that of another Foreign Subsidiary). The Note Guarantee of any Note Guarantor may be released in certain circumstances as described under "Certain covenants--Future note guarantors and release of note guarantees." As of and for the fifty-two weeks ended June 29, 2002, after giving effect to the Transactions and eliminating intercompany activity, these non-guarantor Subsidiaries would have (i) had approximately $10 million of total liabilities (including trade payables), (ii) had approximately 5.6% of the Company's Consolidated assets and (iii) generated approximately 4.2% of the Company's Consolidated revenues and 1.8% of its EBITDA.

PRINCIPAL, MATURITY AND INTEREST

We initially issued Notes in an aggregate principal amount of $250.0 million. The Notes will mature on July 15, 2012. We will issue the Notes in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000.

Each Note we issue will bear interest at a rate of 10 3/4% per annum beginning on July 22, 2002 or from the most recent date to which interest has been paid or provided for. We will pay interest semiannually to Holders of record at the close of business on the January 1 or July 1 immediately preceding the interest payment date on January 15 and July 15 of each year. We will begin paying interest to Holders on January 15, 2003.

We will also pay additional interest ("Additional Interest") to Holders if we fail to file a registration statement relating to the Notes or if the registration statement is not declared effective on a timely basis or if certain other conditions are not satisfied. These Additional Interest provisions are more fully explained under the heading "Registration rights; additional interest." Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

INDENTURE MAY BE USED FOR FUTURE ISSUANCES

We may issue from time to time additional Notes having identical terms and conditions to the Notes we are currently offering (the "Additional Notes"). We will only be permitted to issue such Additional Notes if at the time of such issuance we are in compliance with the covenants contained in the Indenture, but the amount of such Additional Notes will not otherwise be restricted by the Indenture. Any Additional Notes will be part of the same issue as the Notes that we are currently offering and will vote on all matters with such Notes.

PAYING AGENT AND REGISTRAR

We will pay the principal of, premium, if any, interest (including Additional Interest), if any, on the Notes at any office of ours or any agency designated by us which is located in the Borough of Manhattan, The City of New York. We have initially designated the corporate trust office of the Trustee to act as the agent of the Company in such matters. The location of the corporate trust office is 100 Wall Street, 16th Floor, New York, New York 10005. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses.

Holders may exchange or transfer their Notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of Notes. We, however, may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

OPTIONAL REDEMPTION

Except as set forth in the following paragraph, we may not redeem the Notes prior to July 15, 2007. After this date, we may redeem the Notes, in whole or in part, on one or more occasions, on not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest and Additional Interest thereon, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest, including Additional Interest, if any, due on the relevant interest payment date), if redeemed during the 12-month period commencing on July 15 of the years set forth below:

------------------------------------------------------------------------
                                                              REDEMPTION
                            YEAR                                PRICE
------------------------------------------------------------------------
2007........................................................   105.375%
2008........................................................   103.583%
2009........................................................   101.792%
2010 and thereafter.........................................   100.000%
------------------------------------------------------------------------

Prior to July 15, 2005, we may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings (1) by the Company or (2) by Holding to the extent the Net Cash Proceeds thereof are contributed to the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company from the Company, at a redemption price equal to 110.75% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest thereon, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption:

    (1) at least 65% of the original aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes) remains outstanding; and

    (2) any such redemption by the Company must be made within 60 days of such Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

SELECTION

If we partially redeem Notes, the Trustee will select the Notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and reasonable, although no Note of $1,000 in original principal amount or less will be redeemed in part. If we redeem any
Note in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as we have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and Additional Interest thereon, if any, the Notes to be redeemed.

RANKING

The Notes will be unsecured Senior Subordinated Indebtedness of the Company, will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company, will rank equally in right of payment with any existing and future Senior Subordinated Indebtedness of the Company and will be senior in right of payment to all future Subordinated Obligations of the Company. The Notes also will be effectively subordinated to all Secured Indebtedness of the Company and its Subsidiaries to the extent of the value of the assets securing such Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described below under the caption "Defeasance" will not be subordinated to any Senior Indebtedness or subject to the restrictions described herein.

The Note Guarantees will be unsecured Senior Subordinated Indebtedness of the applicable Note Guarantor, will be subordinated in right of payment to all existing and future Senior Indebtedness of such Note Guarantor, will rank equally in right of payment with any existing and future Senior Subordinated Indebtedness of such Note Guarantor and will be senior in right of payment to all future Subordinated Obligations of such Note Guarantor. The Note Guarantees also will be effectively subordinated to all Secured Indebtedness of the applicable Note Guarantor and its Subsidiaries to the extent of the value of the assets securing such Secured Indebtedness and effectively subordinated to the obligations of any Subsidiary of a Note Guarantor if that Subsidiary is not a Note Guarantor.

The Company currently conducts most of its operations through its Subsidiaries. To the extent such Subsidiaries are not Guarantors, creditors of such Subsidiaries, including trade creditors, and preferred stockholders, if any, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including Holders. The Notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, and preferred stockholders, if any, of Subsidiaries of the
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Company that are not Note Guarantors. For example, except under certain circumstances, the Company's Foreign Subsidiaries will not guarantee the Notes.

Assuming that we had completed the Transactions and applied the net proceeds we receive from the Transactions in the manner described under the heading "Use of proceeds," as of June 29, 2002:

       - we would have had approximately $351.6 million of Senior Indebtedness to which the Notes and the Note Guarantees would be subordinated (which amount excludes $5.7 million of letters of credit and the remaining availability of $94.3 million under our revolving credit facility and $50.0 million of availability under our delayed draw term loan facility);

       - we would not have had any Senior Subordinated Indebtedness (other than the Notes);

       - we would not have had any Subordinated Obligations; and

       - our Subsidiaries that are not Note Guarantors would have had $8.5 million of liabilities, excluding liabilities owed to us.

Although the Indenture will limit the Incurrence of Indebtedness by the Company and the Restricted Subsidiaries and the issuance of Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. The Company and its Subsidiaries may be able to Incur substantial amounts of additional Indebtedness in certain circumstances. Such Indebtedness may be Senior Indebtedness. In addition, the Indenture will not limit the Incurrence of Indebtedness by Holding or have any other restrictions on Holding.

"Senior Indebtedness" of the Company or any Note Guarantor means Bank Indebtedness and the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company or any Note Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and other amounts owing in respect of, all other Indebtedness of the Company or any Note Guarantor, as applicable, whether outstanding on the Closing Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are pari passu with or subordinated in right of payment to the Notes or such Note Guarantor's Note Guarantee, as applicable; provided, however, that Senior Indebtedness of the Company or any Note Guarantor shall not include:

    (1) any obligation of the Company or any Subsidiary of the Company or of such Note Guarantor to the Company or any other Subsidiary of the Company;

    (2) any liability for federal, state, local or other taxes owed or owing by the Company or such Note Guarantor, as applicable;

    (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

    (4) any Indebtedness or obligation of the Company or such Note Guarantor, as applicable (and any accrued and unpaid interest in respect thereof) that by its terms is subordinate in right of payment to any other Indebtedness or obligation of the Company or such Note Guarantor, as applicable, including any Senior Subordinated Indebtedness and any Subordinated Obligations of the Company or such Note Guarantor, as applicable;

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    (5) any obligations with respect to any Capital Stock; or

    (6) any Indebtedness (or portion thereof) Incurred in violation of the Indenture.

Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Notes. The Notes will rank equally in all respects with all other Senior Subordinated Indebtedness of the Company. The Company will not Incur, directly or indirectly, any Indebtedness which is subordinate in right of payment to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate in right of payment to Secured Indebtedness merely because it is unsecured and Indebtedness which has different security or different priorities in the same security will not be deemed subordinate in right of payment to Secured Indebtedness due to such differences.

The Company may not pay principal of, premium (if any) or interest on the Notes, or make any further deposit pursuant to the provisions described under "Defeasance" below, and may not otherwise purchase, repurchase, redeem or otherwise acquire or retire for value any Notes (collectively, "pay the Notes") (except in Permitted Junior Securities or except from a previously created trust described under "Defeasance") if:

    (1) any Designated Senior Indebtedness of the Company is not paid when due, whether upon acceleration or otherwise, or

    (2) any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case,

    (x) the default has been cured or waived and any such acceleration has been rescinded, or

    (y) such Designated Senior Indebtedness has been paid in full;

provided, however, that the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) above has occurred and is continuing.

In addition, during the continuance of any default (other than a default described in clause (1) or (2) of the immediately preceding paragraph) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we may not pay the Notes (except in Permitted Junior Securities or except from a previously created trust described under "Defeasance") for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to us) of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated:

    (1) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice,

    (2) by repayment in full of such Designated Senior Indebtedness, or

    (3) because the default giving rise to such Blockage Notice is no longer continuing).

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Notwithstanding the provisions described in the immediately preceding paragraph
(but subject to the provisions contained in the second preceding and in the immediately succeeding paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Notes after the end of such Payment Blockage Period, including any missed payments.

Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, the Representative of the Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods (including any periods in respect of any additional Blockage Notices delivered by the Representative pursuant to the prior sentence) is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

Upon any payment or distribution of the assets of the Company to creditors upon a total or partial liquidation or a total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under "Defeasance"):

    (1) the holders of Senior Indebtedness of the Company will be entitled to receive payment in full of such Senior Indebtedness before the Holders are entitled to receive any payment of principal of or interest on the Notes; and

    (2) until such Senior Indebtedness is paid in full any payment or distribution to which Holders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear.

If a distribution is made to Holders that due to the subordination provisions of the Indenture should not have been made to them, such Holders will be required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee (provided that the Trustee shall have received written notice from the Company, on which notice the Trustee shall be entitled to conclusively rely) shall promptly notify the holders of the Designated Senior Indebtedness of the Company (or their Representative) of the acceleration. If any Designated Senior Indebtedness of the Company is outstanding, the Company may not pay the Notes until five Business Days after such holders or the Representative of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.
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By reason of the subordination provisions of the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness of the Company may recover more, ratably, than the Holders, and creditors of the Company who are not holders of Senior Indebtedness of the Company or of Senior Subordinated Indebtedness of the Company (including the Notes) may recover less, ratably, than holders of Senior Indebtedness of the Company and may recover more, ratably, than the holders of Senior Subordinated Indebtedness of the Company.

The Indenture will contain substantially identical subordination provisions relating to each Guarantor's obligations under its Note Guarantee.

NOTE GUARANTEES

BPC Holding Corporation, each of the Company's Domestic Subsidiaries, and certain future subsidiaries of the Company (as described below), as primary obligors and not merely as sureties, will jointly and severally irrevocably and unconditionally Guarantee on an unsecured senior subordinated basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of, interest (including Additional Interest) on, if any, in respect of the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Note Guarantors being herein called the "Guaranteed Obligations"). Such Note Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the Holders in enforcing any rights under the Note Guarantees. Each Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Closing Date, the Company will cause
(1) each Domestic Subsidiary, other than a Domestic Subsidiary the only activity of which is to participate in a Receivables Facility, and (2) each Foreign Subsidiary that enters into a Guarantee of any Senior Indebtedness (other than a Foreign Subsidiary that Guarantees Senior Indebtedness Incurred by another Foreign Subsidiary), to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will Guarantee payment of the Notes to the extent described in "Certain covenants--Future note guarantors and release of note guarantees" below. A Note Guarantor will be released from its obligations under the Indenture, the Note Guarantee and the registration rights agreement if (x) the Company designates such Note Guarantor as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the Indenture or (y) such Subsidiary is sold in accordance with the Indenture. See "Certain covenants--Future note guarantors and release of note guarantees."

The obligations of a Note Guarantor under its Note Guarantee are senior subordinated obligations. As such, the rights of Holders to receive payment by a Note Guarantor pursuant to its Note Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Note Guarantor. The terms of the subordination provisions described above with respect to the Company's obligations under the Notes apply equally to a Note Guarantor and the obligations of such Note Guarantor under its Note Guarantee.

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Each Note Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Note Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

CHANGE OF CONTROL

Upon the occurrence of any of the following events (each a "Change of Control"), each Holder will have the right to require the Company to purchase all or any part of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest, including Additional Interest, if any, due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase the Notes pursuant to this section in the event that it has mailed the notice to exercise its right to redeem all the Notes under the terms of the section titled "Optional redemption" at any time prior to the requirement to consummate the Change of Control and redeem the Notes in accordance with such notice:

    (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange
    Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or Holding, whether as a result of issuance of securities of Holding or the Company, any merger, consolidation, liquidation or dissolution of Holding or the Company, any direct or indirect transfer of securities by any Permitted Holder or otherwise;

    (2) the sale, lease or transfer, in one transaction or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to a "person" (as defined above) other than one or more Permitted Holders;

    (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company or Holding, as the case may be (together with any new directors whose election by such board of directors of the Company or Holding, as the case may be, or whose nomination for election by the shareholders of the Company or Holding, as the case may be, was approved by a vote of a majority of the directors of the Company or Holding, as the case may be, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), and any directors who are designees of a Principal or a Related Party of a Principal or were nominated by a Principal or a Related Party of a Principal, cease for any reason to constitute a majority of the board of directors of the Company or Holding, as the case may be, then in office; or

    (4) the merger or consolidation of the Company or Holding with or into another Person or the merger of another Person with or into the Company or Holding, other than, in each case, a transaction following which securities that represented at least a majority of the voting power of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) constitute at least a majority of the voting power of the Voting Stock of the surviving Person.

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In the event that at the time of such Change of Control the terms of the Bank
Indebtedness restrict or prohibit the repurchase of Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Company shall:

    (1) repay in full all Bank Indebtedness or, if doing so will allow the purchase of Notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer, or

    (2) obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph.

Within 30 days following any Change of Control, or, at the Company's option, prior to such Change of Control but after it is publicly announced, the Company shall mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

    (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase all or a portion of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest, including Additional Interest, if any, on the relevant interest payment date);

    (2) the circumstances and relevant facts and financial information regarding such Change of Control;

    (3) the purchase date (which shall be no earlier than the greater of (x) 30 days and (y) the Change of Control date and no later than 60 days from the date such notice is mailed);

    (4) that the Change of Control Offer is conditioned on the Change of Control occurring if the notice is mailed prior to a Change of Control; and

    (5) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers of the outstanding notes. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinanc-

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ings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenant described under "--Limitation on indebtedness." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenant, however, the Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to purchase the Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a purchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The provisions under the Indenture relative to the Company's obligation to make an offer to purchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

CERTAIN COVENANTS

The Indenture will contain covenants including, among others, the following:

LIMITATION ON INDEBTEDNESS. (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or any Restricted Subsidiary that is a Note Guarantor may Incur Indebtedness (including any Receivables Facility) if, on the date of such Incurrence and after giving effect thereto the Consolidated Coverage Ratio would be greater than 2:1.

(b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

    (1) Indebtedness in an aggregate principal amount Incurred pursuant to any Credit Facility and Indebtedness in an aggregate amount outstanding under any Receivables Facility which together do not exceed $555.0 million less the aggregate amount of all mandatory repayments of the principal of any term Indebtedness under the Credit Agreement that have been made by the Company or any of its Restricted Subsidiaries since the date of the Indenture with the Net Available Cash of an Asset Disposition pursuant to clause (a)(3)(A) of "Certain covenants--Limitation on sales of assets and subsidiary stock"; provided, however, that Indebtedness in excess of $505.0 million may be Incurred only if at the time of Incurrence (or at the time of any other Incurrence of Indebtedness pursuant to this clause (1) in excess of $505.0 million) the Company receives an amount equal to such excess in cash from the issue or sale of Capital Stock (other than Disqualified Stock) or from other capital contributions;

    (2) Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital
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    Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes and (C) if a Restricted Subsidiary that is a Note Guarantor is the obligor on such Indebtedness and such Indebtedness is owed to and held by a Restricted Subsidiary that is not a Note Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Restricted Subsidiary with respect to its Note Guarantee;

    (3) Indebtedness (A) represented by the Notes (not including any Additional Notes) and the Note Guarantees, (B) represented by the exchange Notes to be issued in exchange for the Notes pursuant to the registration rights agreement, (C) outstanding on the Closing Date (other than the Indebtedness described in clauses (1) and (2) above), (D) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (3) or the foregoing paragraph (a) (including in any such case Indebtedness that is Refinancing Indebtedness) and (E) consisting of Guarantees of any Indebtedness permitted under the foregoing paragraph (a) or this paragraph (b);

    (4) Indebtedness (A) in respect of workers' compensation self-insurance obligations, indemnities, performance bonds, bankers' acceptances, letters of credit and surety, appeal or similar bonds provided by the Company and the Restricted Subsidiaries in the ordinary course of their business and in any such case any reimbursement obligations in connection therewith, (B) under Interest Rate Agreements entered into for bona fide hedging purposes of the Company in the ordinary course of business; provided, however, that such Interest Rate Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in interest rates or by reason of fees, indemnities and compensation payable thereunder, (C) under any Currency Agreements; provided that such agreements are designed to protect the Company or its Subsidiaries against fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable under Currency Agreements or (D) under any Commodity Price Protection Agreements; provided that such agreements are designed to protect the Company or its Subsidiaries against fluctuations in commodity prices or by reason of fees, indemnities and compensation payable under such Commodity Price Protection Agreements;

    (5) Purchase Money Indebtedness and Capitalized Lease Obligations in an aggregate principal amount not in excess of $30.0 million at any time outstanding;

    (6) Indebtedness of any Foreign Subsidiary in an aggregate principal amount which does not exceed $15.0 million plus any Indebtedness of a Foreign Subsidiary existing at the time it is acquired by the Company and not Incurred in contemplation thereof, so long as after giving effect to such acquisition, the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of this covenant;

    (7) obligations arising from agreements by the Company or a Restricted Subsidiary to provide for indemnification, adjustment of purchase price or similar obligations, earn-outs or other similar obligations or from guarantees or letters of credit, surety bonds or performance bonds securing any obligation of the Company or a Restricted Subsidiary pursuant to such an agreement, in each case, Incurred in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary;

    (8) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of Preferred Stock;

    (9) Indebtedness of the Company and any Restricted Subsidiary to the extent the net proceeds thereof are promptly deposited to defease the Notes as described below under "Defeasance;"

    (10) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection or overdraft protection in the ordinary course of business; and

    (11) Indebtedness (other than Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)) in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, will not exceed $30.0 million.

(c) The Company may not Incur any Indebtedness if such Indebtedness is subordinate in right of payment to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate in right of payment to Secured Indebtedness merely because it is unsecured and Indebtedness which has different security or different priorities in the same security will not be deemed subordinate in right of payment to Secured Indebtedness due to such differences. The Company may not Incur any Secured Indebtedness which is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the Notes) such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien. A Note Guarantor may not Incur any Indebtedness if such Indebtedness is by its terms expressly subordinate in right of payment to any Senior Indebtedness of such Note Guarantor unless such Indebtedness is Senior Subordinated Indebtedness of such Note Guarantor or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Note Guarantor. Unsecured Indebtedness is not deemed to be subordinate in right of payment to Secured Indebtedness merely because it is unsecured and Indebtedness which has different security or different priorities in the same security will not be deemed subordinate in right of payment to Secured Indebtedness due to such differences. A Note Guarantor may not Incur any Secured Indebtedness that is not Senior Indebtedness of such Note Guarantor unless contemporaneously therewith effective provision is made to secure the Note Guarantee of such Note Guarantor equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to such Note Guarantee) such Secured Indebtedness for as long as such Secured Indebtedness is secured by a Lien.

(d) For purposes of determining compliance with this covenant:

    (1) Indebtedness Incurred pursuant to the Credit Agreement prior to or on the Closing Date shall be treated as Incurred pursuant to clause (1) of paragraph (b) above;

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    (2) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

    (3) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, shall classify such Indebtedness on the date of Incurrence and shall later be permitted to reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant, and only be required to include the amount of such Indebtedness in one of such clauses;

    (4) for purpose of determining compliance with any dollar-denominated restriction on the Incurrence of Indebtedness, denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, and any such foreign denominated Indebtedness may be refinanced or replaced, or subsequently refinanced or replaced, in an amount equal to the dollar-equivalent principal amount of such Indebtedness on the date of such refinancing or replacement whether or not such amount is greater or less than the dollar equivalent principal amount of the Indebtedness on the date of initial Incurrence;

    (5) if Indebtedness is secured by a letter of credit that serves only to secure such Indebtedness, then the total amount deemed Incurred shall be equal to the greater of (x) the principal of such Indebtedness and (y) the amount that may be drawn under such letter of credit; and

    (6) the amount of Indebtedness issued at a price less than the amount of the liability thereof shall be determined in accordance with GAAP.

LIMITATION ON RESTRICTED PAYMENTS. (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

    (1) declare or pay any dividend, make any distribution on or in respect of its Capital Stock or make any similar payment on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any Subsidiary of the Company) to the direct or indirect holders of its Capital Stock, except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock or Preferred Stock) or in options, warrants or rights to purchase such Capital Stock and (y) dividends or distributions payable to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Company or other Restricted Subsidiaries, to its other shareholders on a pro rata basis),

    (2) purchase, repurchase, redeem, retire or otherwise acquire for value any Capital Stock of Holding, the Company or any Restricted Subsidiary held by Persons other than the Company or a Restricted Subsidiary,

    (3) purchase, repurchase, redeem, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations, except a purchase, repurchase, redemption, retirement, defeasance or acquisition within one year of the final maturity thereof, or

    (4) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, retirement,

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    or other acquisition or Investment set forth in these clauses (1) through
    (4) being herein referred to as a "Restricted Payment") if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

       (A) a Default will be continuing (or would result therefrom);

       (B) the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Limitation on indebtedness"; or

       (C) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination will be conclusive and delivered to the Trustee and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Closing Date would exceed the sum, without duplication, of:

          (i) 50% of the sum of Consolidated Net Income and Consolidated Step-Up Depreciation and Amortization accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter in which the Closing Date occurs to the end of the most recent fiscal quarter for which financial statements are available (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit);

          (ii) 100% of the aggregate Net Cash Proceeds and Fair Market Value of property or assets (other than Indebtedness and Capital Stock, except that Capital Stock of a Person that is or becomes a Restricted Subsidiary shall be valued in accordance with the Company's interest in the Fair Market Value of such Person's property and assets, exclusive of goodwill or any similar intangible asset) received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or from other capital contributions subsequent to the Closing Date (other than an issuance or sale (x) to a Subsidiary of the Company, (y) to an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries with respect to amounts funded or guaranteed by the Company or (z) in exchange for the proceeds of loans or advances made pursuant to clause (17) under the definition "Permitted Investment");

          (iii) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Closing Date of any Indebtedness of the Company or its Restricted Subsidiaries issued after the Closing Date which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or the Fair Market Value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange);

          (iv) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (x) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or (y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment");

          (v) the net reduction in any Investment (other than a Permitted Investment) that was made after the date of the Indenture resulting from payments of dividends,

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          repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary and the cash return of capital with respect to any Investment (other than a Permitted Investment); and

          (vi) any amount which previously qualified as a Restricted Payment on account of any Guarantee entered into by the Company or any Restricted Subsidiary; provided that such Guarantee has not been called upon and the obligation arising under such Guarantee no longer exists.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

    (1) any purchase, repurchase, redemption, retirement or other acquisition for value of Capital Stock of the Company made by exchange for, or out of the proceeds of the sale within 30 days of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries with respect to amounts funded or guaranteed by the Company); provided, however, that:

       (A) such purchase, repurchase, redemption, retirement or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments, and

       (B) the Net Cash Proceeds from such sale applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) above;

    (2) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the sale within 30 days of, Subordinated Obligations or Capital Stock (other than Disqualified Stock) of the Company that is permitted to be Incurred pursuant to the covenant described under "--Limitation on indebtedness"; provided, however, that:

       (A) such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments; and

       (B) the Net Cash Proceeds from such sale applied in the manner set forth in this clause (2) will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) above to the extent Capital Stock is used in such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value;

    (3) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under "--Limitation on sales of assets and subsidiary stock"; provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments;

    (4) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; provided, however, that such dividends will be included in the calculation of the amount of Restricted Payments;

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    (5) any payment of dividends, other distributions or other amounts by the
    Company for the purposes set forth in clauses (A) through (C) below; provided, however, that such dividend, distribution or other amount set forth in clauses (A) and (B) will be excluded and in clause (C) will be included in the calculation of the amount of Restricted Payments:

       (A) to Holding in amounts equal to the amounts required for Holding to pay franchise taxes and other fees required to maintain its corporate existence and provide for other operating costs of up to $1.0 million per fiscal year;

       (B) to Holding in amounts equal to amounts required for Holding to pay federal, state, local and foreign income taxes to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries (and, to the extent of amounts actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries) or otherwise in accordance with the Tax Sharing Agreement as in effect on the date of the Indenture, as the same may be amended from time to time to add additional Subsidiaries or in a manner not materially less favorable to the Holders of the Notes;

       (C) to Holding in amounts equal to amounts expended by Holding to purchase, repurchase, redeem, retire or otherwise acquire for value Capital Stock of Holding owned by employees, former employees, directors or former directors, consultants or foreign consultants of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors, consultants or foreign consultants); provided, however, that the aggregate amount paid, loaned or advanced to Holding pursuant to this clause (C) will not, in the aggregate, exceed $2.5 million per fiscal year of the Company, plus any amounts contributed by Holding to the Company as a result of sales of shares of Capital Stock to employees, directors and consultants, plus the net proceeds of any key person life insurance received by the Company after the date of the Indenture;

    (6) the repurchase of any Subordinated Obligation or Disqualified Stock of the Company at a purchase price not greater than 101% of the principal amount or liquidation preference of such Subordinated Obligation or Disqualified Stock in the event of a Change of Control pursuant to a provision similar to "Change of Control"; provided that prior to consummating any such repurchase, the Company has made the Change of Control Offer required by the Indenture and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer; provided, however, that such repurchase will be included in the calculation of the amount of Restricted Payments;

    (7) the repurchase of any Subordinated Obligation or Disqualified Stock of the Company at a purchase price not greater than 100% of the principal amount or liquidation preference of such Subordinated Obligation or Disqualified Stock in the event of an Asset Sale pursuant to a provision similar to the "--Limitation on sales of assets and subsidiary stock" covenant; provided that prior to consummating any such repurchase, the Company has made the Asset Sale Offer required by the Indenture and has repurchased all Notes validly tendered for payment in connection with such Asset Sale Offer; provided, however, that such repurchase will be included in the calculation of the amount of Restricted Payments;

    (8) repurchases of Capital Stock deemed to occur upon exercise of stock options to the extent that shares of such Capital Stock represent a portion of the exercise price of such options; provided, however, that such repurchases will be excluded in the calculation of the amount of Restricted Payments;
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    (9) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or Preferred Stock of its Restricted Subsidiaries issued or Incurred in accordance with the covenant "--Limitation on indebtedness"; provided, however, that such declaration and payment of dividends or distributions to holders will be excluded in the calculation of the amount of Restricted Payments;

    (10) any of the transactions completed in connection with the Acquisition and the financing thereof; provided, however, that such transactions will be excluded in the calculation of the amount of Restricted Payments;

    (11) any purchase, redemption, retirement or other acquisition for value of Disqualified Stock of the Company made by exchange for, or out of the proceeds of the sale within 30 days of, Disqualified Stock of the Company; provided that any such new Disqualified Stock is issued in accordance with paragraph (a) of the covenant "--Limitation on indebtedness" and has an aggregate liquidation preference that does not exceed the aggregate liquidation preference of the amount so refinanced; provided, however, such purchase, repurchase, redemption, retirement or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments; or

    (12) other Restricted Payments in an aggregate amount not to exceed $15.0 million since the date of the Indenture; provided, however, that such other Restricted Payments will be included in the calculation of the amount of Restricted Payments.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the assets) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be conclusive and delivered to the Trustee and evidenced by a resolution of the Board of Directors.

LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

    (1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company;

    (2) make any loans or advances to the Company; or

    (3) transfer any of its property or assets to the Company,

except:

       (A) any encumbrance or restriction pursuant to applicable law;

       (B) any encumbrance or restriction in any agreement with respect to Indebtedness (including the Credit Agreement) as in effect or entered into on the Closing Date, and any amendments, modifications, restatements, renewals, extensions, replacements Andre financings thereof on terms and conditions with respect to such encumbrances and restrictions that are not materially more restrictive, taken as a whole, than those encumbrances and restrictions with respect to such Indebtedness as in effect on the date of the Indenture;

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       (C) any encumbrance or restriction with respect to a Restricted
       Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in or in contemplation of, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date;

       (D) any encumbrance or restriction pursuant to an agreement for the sale or other disposition of a Restricted Subsidiary or assets that restrict distributions by that Restricted Subsidiary or distributions of those assets pending the sale or other disposition;

       (E) any encumbrance or restriction existing by reason of provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements;

       (F) any encumbrance or restriction existing by reason of restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

       (G) any encumbrance or restriction existing by reason of restrictions on the transfer of assets that are the subject of a Capitalized Lease Obligation permitted under "--Limitation on indebtedness";

       (H) in the case of clause (3), any encumbrance or restriction

          (i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract,

          (ii) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or

          (iii) pursuant to Purchase Money Indebtedness for property acquired in the ordinary course of business that imposes restrictions on that property;

       (I) encumbrances or restrictions that are or were created by virtue of any transfer of, agreement to transfer, or option or right with respect to any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture;

       (J) encumbrances and restrictions contained in Indebtedness of Foreign Subsidiaries permitted pursuant to the covenant described under "--Limitation on indebtedness" or industrial revenue or similar bonds Incurred by the Company or any Restricted Subsidiary and permitted pursuant to the covenant described under "--Limitation on indebtedness";

       (K) encumbrances or restrictions contained in indentures or other debt instruments, facilities or arrangements that are not materially more restrictive, taken as a whole, than those contained in the Indenture governing the Notes or the Credit Agreement on the date of the Indenture;

       (L) encumbrances and restrictions on the date of the Acquisition (and not Incurred in contemplation thereof) with respect to any assets or other property acquired by the

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       Company or any Restricted Subsidiary (including pursuant to the acquisition of the Capital Stock of a Person);

       (M) customary restrictions imposed on the transfer of, or in licenses related to, copyrighted or patented materials or other intellectual property and customary provisions in agreements that restrict the assignment of such agreements or any rights thereunder or the use of any such rights;

       (N) customary restrictions on real property interests set forth in easements and similar arrangements of the Company or any Restricted Subsidiary;

       (O) any encumbrance or restriction existing under or by reason of a Receivables Facility or other contractual requirements of a Receivables Facility permitted pursuant to the covenant described under "--Limitation on indebtedness"; provided that such restrictions apply only to such Receivables Facility; and

       (P) any encumbrance or restriction pursuant to (x) an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clauses (A) through (P) of this covenant or contained in any amendment, modification or replacement to an agreement referred to in clauses (A) through (P) of this covenant, in each case as applicable; provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment, modification or replacement are no less favorable to the Holders taken as a whole than the encumbrances and restrictions contained in such predecessor agreements or
       (y) any Credit Facility which is no less favorable to the Holders taken as a whole than the encumbrances contained in the Credit Agreement on the date of the Indenture.

LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

    (1) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition,

    (2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents, and

    (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

       (A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value (i) Senior Indebtedness of the Company or Senior Indebtedness (other than obligations in respect of Preferred Stock) of a Restricted Subsidiary or (ii) any Indebtedness of a non-guarantor Restricted Subsidiary only if the assets sold were of a non-guarantor Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company and other than obligations in respect of Disqualified Stock), in each case, within 365 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

       (B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in

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       Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of such Asset Disposition or the receipt of such Net Available Cash or pursuant to arrangements in place within the 365-day period;

       (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an Offer (as defined in paragraph (b) of this covenant below) to purchase Notes pursuant to and subject to the conditions set forth in paragraph (b) of this covenant; provided, however, that if the Company elects (or is required by the terms of any other Senior Subordinated Indebtedness), such Offer may be made ratably to purchase the Notes and other Senior Subordinated Indebtedness of the Company, and

       (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), for any general corporate purpose not restricted by the terms of the Indenture;

provided, however that in connection with any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness pursuant to clause (A) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired for value.

Pending the final application of the Net Available Cash, the Company and its Restricted Subsidiaries may temporarily reduce revolving credit borrowings or otherwise invest the Net Available Cash in any manner that is not prohibited by the Indenture.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $5.0 million.

For the purposes of this covenant, the following are deemed to be cash:

       - the assumption of Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock and Preferred Stock of a Restricted Subsidiary that is a Note Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;

       - any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in the Asset Disposition; and

       - securities or other obligations received by the Company or any Restricted Subsidiary from the transferee that are (subject to ordinary settlement periods) converted, sold or exchanged within 30 days of receipt by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion, sale or exchange). In the case of an Asset Swap constituting part of an Asset Disposition, the Company or any such Restricted Subsidiary shall only be required to receive cash in an amount equal to at least 75% of the proceeds of the Asset Disposition which are not received in connection with the Asset Swap.

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(b) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (a)(3)(C) of this covenant, the Company will be required (i) to purchase Notes tendered pursuant to an offer by the Company for the Notes (the "Offer") at a purchase price of 100% of their principal amount plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase (subject to the right of Holders of record on the relevant date to receive interest due on the relevant interest payment date) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture and (ii) to purchase other Senior Subordinated Indebtedness of the Company on the terms and to the extent contemplated thereby (provided that in no event shall the Company offer to purchase such other Senior Subordinated Indebtedness of the Company at a purchase price in excess of 100% of its principal amount, plus accrued and unpaid interest thereon). If the aggregate purchase price of Notes (and other Senior Subordinated Indebtedness) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Notes (and other Senior Subordinated Indebtedness), the Company will apply the remaining Net Available Cash in accordance with clause (a)(3)(D) of this covenant. The Company will not be required to make an Offer for Notes (and other Senior Subordinated Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(3)(A) and (B)) is less than $5.0 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

(c) The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of any covenant of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue thereof.

LIMITATION ON TRANSACTIONS WITH AFFILIATES. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless such transaction is on terms:

    (1) that are no less favorable, taken as a whole, to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate,

    (2) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $5.0 million,

       (A) are set forth in writing, and

       (B) have been approved in good faith by a majority of the members of the Board of Directors and,

    (3) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $20.0 million,

       (A) are set forth in writing, and

       (B) have either (x) been approved in good faith by a majority of the members of the Board of Directors or (y) have been determined by a recognized appraisal or investment

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       banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

(b) The provisions of the foregoing paragraph (a) will not prohibit or restrict:

    (1) any Restricted Payment or Investment permitted to be made pursuant to the covenant described under "--Limitation on restricted payments,"

    (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors,

    (3) the grant of stock options or similar rights to employees, directors and consultants of the Company pursuant to plans approved by the Board of Directors,

    (4) loans or advances to employees in the ordinary course of business (or guarantees in respect thereof or otherwise made on their behalf (including payment on any such guarantees)), but in any event not to exceed $3.0 million in the aggregate outstanding at any one time, plus any amounts loaned pursuant to clause (17) under the definition of "Permitted Investment,"

    (5) the payment of reasonable fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company and its Subsidiaries,

    (6) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries,

    (7) any transaction effected in connection with a Receivables Facility permitted under the covenant "--Limitation on indebtedness,"

    (8) any redemption of Capital Stock held by current or former employees, directors or consultants upon death, disability or termination of employment at a price not in excess of the Fair Market Value thereof or pursuant to the terms of any agreement entered into in accordance with the Indenture with such Person,

    (9) sales or issuances of Capital Stock (other than Disqualified Stock) to Affiliates of the Company,

    (10) transactions involving the Company or any of its Restricted Subsidiaries, on the one hand, and J.P. Morgan Securities Inc. or Goldman Sachs & Co. or any of their respective affiliates, on the other hand, in connection with the Acquisition and transactions related thereto, Bank Indebtedness and any amendment, modification, supplement, extension, refinancing, replacement, work-out, restructuring and other transactions related thereto, or any management, financial advisory, financing, underwriting or placement services or any other investment banking, banking or similar services, which payments are approved by a majority of the Board of Directors in good faith,

    (11) transactions pursuant to the Stockholders' Agreement as in effect on the date of the Indenture as the same may be amended from time to time in any manner not materially less favorable taken as a whole to the Holders of the Notes,

    (12) transactions pursuant to any agreement disclosed in the Offering Memorandum, including any agreement entered into in connection with the Acquisition, as in effect on the date of the Indenture as the same may be amended from time to time in any manner not materially less favorable taken as a whole to the Holders of the Notes,

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    (13) any employment, compensation or indemnification agreements entered into by the Company or any of its Restricted Subsidiaries, in the ordinary course of business with employees, directors, or consultants, or

    (14) sales of inventory or other product to any Affiliate in the ordinary course of business.

SEC REPORTS. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (unless the SEC will not accept such a filing) and provide the Trustee and Holders and prospective Holders (upon request) within 15 days after it files them with the SEC, copies of its annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. The Company also will comply with the other provisions of Section 314(a) of the TIA.

FUTURE NOTE GUARANTORS AND RELEASE OF NOTE GUARANTEES. (a) The Company will cause (1) each Domestic Subsidiary, other than a Domestic Subsidiary the only activity of which is to participate in a Receivables Facility, and (2) each Foreign Subsidiary that enters into a Guarantee of any Senior Indebtedness (other than a Foreign Subsidiary that Guarantees Senior Indebtedness Incurred by another Foreign Subsidiary), to become a Note Guarantor, and if applicable, execute and deliver to the Trustee a supplemental indenture in the form set forth in the Indenture pursuant to which such Subsidiary will Guarantee payment of the Notes; provided that this covenant shall not apply to any Subsidiary that has been properly designated as an Unrestricted Subsidiary in accordance with the Indenture. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Note Guarantor, without rendering the Note Guarantee, as it relates to such Note Guarantor voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(b) The Note Guarantee of a Note Guarantor will be released:

    (1) in connection with any sale or other disposition of all or substantially all of the assets of that Note Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale or other disposition complies with the "Asset Sale" provisions of the Indenture;

    (2) in connection with any sale of Capital Stock of a Note Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale complies with the "Asset Sale" provisions of the Indenture;

    (3) if the Company designates any Restricted Subsidiary that is a Note Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture; or

    (4) if the Note Guarantor participates in a Receivables Facility and such participation is such Note Guarantor's only on-going activity.

MERGER AND CONSOLIDATION

The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets, in one or more related transactions, to, any Person, unless:

    (1) the resulting, surviving or transferee Person (the "Successor Company") will be a corporation, limited liability company, trust, partnership or similar entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by a

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    supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture; provided that if the Successor Company is not a corporation, the Notes will also be assumed by a corporate co-obligor;

    (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

    (3) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "--Limitation on indebtedness"; and

    (4) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

In addition, the Company will not permit any Note Guarantor to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any Person unless:

    (1) the resulting, surviving or transferee Person (the "Successor Guarantor") will be a corporation, limited liability company, trust, partnership or similar entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not such Note Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of such Note Guarantor under its Note Guarantee;

    (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and

    (3) the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Notwithstanding the foregoing:

       (A) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Restricted Subsidiary and

       (B) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits.

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DEFAULTS

Each of the following is an Event of Default:

    (1) a default in any payment of interest on any Note when due and payable or in any payment of Additional Interest whether or not prohibited by the provisions described under "Ranking" above, continued for 30 days,

    (2) a default in the payment of principal of any Note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "Ranking" above,

    (3) the failure by the Company or any Note Guarantor to comply with its obligations under the covenant described under "Merger and consolidation" above,

    (4) the failure by the Company or any Restricted Subsidiary to comply for 60 days after notice with any of its obligations under the covenants described under "Change of Control" or "Certain covenants" above (in each case, other than a failure to purchase Notes),

    (5) the failure by the Company or any Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in the Notes, the Indenture or the Note Guarantees,

    (6) the failure by the Company or any Significant Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $20.0 million or its foreign currency equivalent (the "cross acceleration provision"),

    (7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions"),

    (8) the rendering of any judgment or decree for the payment of money in excess of $20.0 million or its foreign currency equivalent (net of any amounts covered by insurance) against the Company or a Significant Subsidiary if such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the "judgment default provision") or

    (9) any Note Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Significant Subsidiary Note Guarantor or Person acting by or on behalf of such Significant Subsidiary Note Guarantor denies or disaffirms such Significant Subsidiary Note Guarantor's obligations under the Indenture or any Significant Subsidiary Note Guarantee and such Default continues for 10 days after receipt of the notice specified in the Indenture.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (4), (5) or (6) will not constitute an Event of Default until the Trustee notifies the Company or the Holders of at least 25% in principal amount of the outstanding Notes notify the Company and the Trustee of the default and the Company or the

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Note Guarantor, as applicable, does not cure such default within the time specified in clauses (4), (5) or (6) hereof after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

    (1) such Holder has previously given the Trustee notice that an Event of Default is continuing,

    (2) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy,

    (3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

    (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and

    (5) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note (including payments pursuant to the redemption provisions of such Note), the Trustee may

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withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

Subject to certain exceptions, the Indenture, the Notes or the Note Guarantees may be amended with the written consent of the Holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected, no amendment may, among other things:

    (1) reduce the amount of Notes whose Holders must consent to an amendment,

    (2) reduce the rate of or extend the time for payment of interest, including Additional Interest, if any, on any Note,

    (3) reduce the principal of or extend the Stated Maturity of any Note,

    (4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "Optional redemption" above,

    (5) make any Note payable in money other than that stated in the Note,

    (6) make any change to the subordination provisions of the Indenture that adversely affects the rights of any Holder,

    (7) impair the right of any Holder to receive payment of principal of, and interest, including Additional Interest, if any, on, such Holder's Notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes,

    (8) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions or

    (9) release the Note Guarantees, other than in accordance with the Indenture, or modify the Note Guarantees in any manner adverse to the Holders.

Without the consent of any Holder, the Company, the Note Guarantors and the Trustee may amend the Indenture, the Notes or the Note Guarantees to:

       - cure any ambiguity, omission, defect or inconsistency,

       - provide for the assumption by a successor of the obligations of the Company under the Indenture,

       - provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code),

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       - to make any change in the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of the Company or a Note Guarantor (or any Representative thereof under such subordination provisions,

       - add additional Guarantees with respect to the Notes,

       - secure the Notes,

       - add to the covenants of the Company or provide any additional rights or benefits to the Holders or to surrender any right or power conferred upon the Company,

       - make any change that does not adversely affect the rights of any Holder,

       - provide for the issuance of the Exchange Notes or Additional Notes,

       - comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA or

       - to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture.

However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company or a Note Guarantor then outstanding unless the holders of such Senior Indebtedness (or any group or Representative thereof authorized to give a consent) consent to such change.

The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

After an amendment becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER AND EXCHANGE

A Holder will be able to transfer or exchange Notes. Upon any transfer or exchange, the registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes required by law or permitted by the Indenture. The Company will not be required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the Holder will be treated as the owner of such Note for all purposes.

DEFEASANCE

The Company may at any time terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

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In addition, the Company may at any time terminate:

    (1) its obligations under the covenants described under "Certain covenants,"

    (2) the operation of the covenant default provisions, cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "Defaults" above and the limitations contained in clauses (3) and (4) under the first paragraph of "Merger and consolidation" above ("covenant defeasance").

In the event that the Company exercises its legal defeasance option or its covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (6) or (7) (with respect only to Significant Subsidiaries), (8) or (9) under "Defaults" above or because of the failure of the Company to comply with clause (3) or (4) under the first paragraph of "Merger and consolidation" above.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the principal of, premium, if any, and interest (including Additional Interest) on, if any, in respect of the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

CONCERNING THE TRUSTEE

U.S. Bank Trust National Association is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

GOVERNING LAW

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and

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release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

SATISFACTION AND DISCHARGE

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

    (1) either

       (a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid, have been delivered to the Trustee for cancellation; or

       (b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Note Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued and unpaid interest (including Additional Interest), if any, to the date of maturity or redemption;

    (2) no Default or Event of Default has occurred and is continuing on the date of the deposit;

    (3) the Company or any Note Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

    (4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, in the case of paragraph (b) above, (i) the Company must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied and (ii) the Company's obligations that would survive legal defeasance will remain outstanding.

CERTAIN DEFINITIONS

"Acquisition" means that transaction defined in the "Acquisition" section of the Offering Memorandum.

"Additional Assets" means:

    (1) any property or assets (other than Indebtedness and Capital Stock) acquired or constructed to be used by the Company or a Restricted Subsidiary;

    (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

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    (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

"Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "Certain covenants--Limitation on transactions with affiliates" and "Certain covenantsLimitation on sales of assets and subsidiary stock" only, "Affiliate" shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Holding or the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

"Asset Disposition" means any sale, lease (other than an operating lease entered into in the ordinary course of business), transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

    (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary),

    (2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or

    (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of (1), (2) and (3) above,

       (A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary,

       (B) for purposes of the provisions described under "Certain covenants--Limitation on sales of assets and subsidiary stock" only, a disposition subject to the covenant described under "--Limitation on restricted payments,"

       (C) a disposition of assets with a Fair Market Value of less than $3.0 million,

       (D) transactions permitted under "Merger and consolidation,"

       (E) an issuance of Capital Stock by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary,

       (F) a sale of accounts receivable and related assets pursuant to a Receivables Facility,

       (G) the licensing or sublicensing of intellectual property or other general intangibles to the extent that such license does not prohibit the licensor from using the intellectual property and licenses, leases or subleases of other property in the ordinary course of business, and

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       (H) any disposition in the ordinary course of business of obsolete, worn-out, surplus or other property not useful in the conduct of the business.

"Asset Swap" means the exchange by the Company or a Restricted Subsidiary of a portion of its property, business or assets, for property, businesses, assets or Capital Stock of a Person (or any combination thereof, as well as cash or cash equivalents), all or substantially all of the assets of which, are of a type used in the business of the Company or of a Restricted Subsidiary.

"Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales or similar contingent amounts) during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

"Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

    (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

    (2) the sum of all such payments.

"Bank Indebtedness" means (1) any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement and indemnification obligations, guarantees and all other amounts payable thereunder or in respect thereof and (2) any Hedging Obligations of Holding, the Company or any of its Subsidiaries in favor of any holder of Indebtedness under the Credit Agreement or any Refinancing Indebtedness with respect thereto. It is understood and agreed that Refinancing Indebtedness in respect of the Credit Agreement may be Incurred from time to time after termination of the Credit Agreement.

"Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of the Board of Directors of the Company.

"Business Day" means each day which is not a Legal Holiday.

"Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities including those convertible into such equity.

"Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized

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amount of such obligation determined in accordance with GAAP; and the Stated
Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

"Cash Equivalents" means:

    (1) United States dollars;

    (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition;

    (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months from the date of acquisition and overnight bank deposits, in each case, with any lender party to the Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million;

    (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above; and

    (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P"), and in each case maturing within six months after the date of acquisition.

"Closing Date" means the date of the Indenture.

"Code" means the Internal Revenue Code of 1986, as amended.

"Commodity Price Protection Agreement" means any forward contract, commodity swap, commodity option or other similar agreement or arrangement relating to, or the value of which is dependent upon or which is designed to protect such Person against, fluctuations in commodity prices.

"Consolidated Coverage Ratio" as of any date of determination means the ratio of:

    (1) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are available to (2) Consolidated Interest Expense for such four fiscal quarters;

provided, however, that:

       (A) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be computed based on (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created

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       after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period,

       (B) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness,

       (C) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),

       (D) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business (including an operating plant or other similar facility), EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period, and

       (E) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be

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       calculated after giving pro forma effect thereto as if such Asset
       Disposition, Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. Any such pro forma calculations may include operating expense reductions (net of associated expenses) for such period resulting from the acquisition or other Investment which is being given pro forma effect that (a) would be permitted pursuant to Rule 11-02 of Regulation S-X under the Securities Act or (b) have been realized or for which substantially all the steps necessary for realization have been taken or at the time of determination are reasonably expected to be taken within six months following any such acquisition or other Investment, including, but not limited to, the execution, termination, renegotiation or modification of any contracts, the termination of any personnel or the closing of any facility, or lower material costs, as applicable, provided that, in any case, such adjustments shall be calculated on an annualized basis and such adjustments are set forth in an Officers' Certificate signed by the Company's chief financial officer and another Officer which states in detail (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officers' Certificate at the time of such execution and (iii) that such adjustment or adjustments and the plan or plans related thereto have been reviewed and approved by the Board of Directors. Any such Officers' Certificate will be provided to the Trustee if the Company Incurs any Indebtedness or takes any other action under the Indenture in reliance thereon.

If any Indebtedness, whenever Incurred, bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months).

"Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Consolidated Restricted Subsidiaries, minus any amortization of debt issuance costs, plus, to the extent Incurred by the Company and its Consolidated Restricted Subsidiaries in such period but not included in such interest expense, without duplication:

    (1) interest expense attributable to Capitalized Lease Obligations and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

    (2) amortization of debt discount;

    (3) capitalized interest;

    (4) noncash interest expense;

    (5) commissions, discounts and other fees and charges attributable to letters of credit and bankers' acceptance financing;

    (6) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary;

    (7) net costs associated with Hedging Obligations (including amortization of fees);

    (8) dividends in respect of all Disqualified Stock of the Company and all Preferred Stock of any of the Subsidiaries of the Company, to the extent held by Persons other than the

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    Company or a Wholly Owned Subsidiary (except to the extent paid in Capital
    Stock (other than Disqualified Stock));

    (9) interest Incurred in connection with investments in discontinued operations; and

    (10) commissions, discounts, yield and other financing fees and financing charges Incurred in connection with any transaction (including, without limitation, a Receivables Facility) pursuant to which the Company or any Restricted Subsidiary of the Company may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets of the type specified in the definition of "Receivables Facility."

For purposes of the foregoing, total interest expense will be determined after giving effect to any net proceeds paid or received by the Company and its Subsidiaries with respect to Interest Rate Agreements.

"Consolidated Net Income" means, for any period, the net income of the Company and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

    (1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

       (A) subject to the limitations contained in clause (4) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause
       (3) below) and

       (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded in such period with cash from the Company or a Restricted Subsidiary;

    (2) any net income (or loss) of any Person acquired by the Company or a Subsidiary of the Company in a pooling of interests transaction for any period prior to the date of such acquisition;

    (3) any net income (or loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

       (A) subject to the limitations contained in clause (4) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Restricted Subsidiary, to the limitation contained in this clause) and

       (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

    (4) any net gain or loss realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries (including pursuant to any Sale/Leaseback

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    Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any net gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

    (5) any net extraordinary gain or loss;

    (6) the cumulative effect of a change in accounting principles;

    (7) any noncash compensation charges or other noncash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards; and

    (8) any non-recurring fees, charges or other expenses (including bonus and retention payments) made or incurred in connection with the Acquisition and the transactions contemplated thereby.

Notwithstanding the foregoing, for the purpose of the covenant described under "--Limitation on restricted payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(4)(C)(iv) thereof.

"Consolidated Step-Up Depreciation and Amortization" means, with respect to any Person for any period, the total amount of depreciation and amortization related to the write-up of assets for such period on a consolidated basis in accordance with GAAP to the extent (i) such depreciation and amortization results from purchase accounting adjustments in connection with the Acquisition and (ii) such depreciation and amortization was deducted in computing Consolidated Net Income.

"Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

"Credit Agreement" means the credit agreement dated as of the Closing Date, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced, restructured or otherwise modified from time to time, among the Company, Holding, the lenders from time to time party thereto, Goldman Sachs Credit Partners L.P., as administrative agent, JPMorgan Chase Bank, as syndication agent, Fleet National Bank, as collateral agent, issuing bank and swing line lender, and The Royal Bank of Scotland plc and General Electric Capital Corporation, as co-documentation agents.

"Credit Facility" means, one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or other debt instruments, indentures or agreements, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other debt obligations, in each case, as amended, restated, modified, renewed, refunded, restructured, supplemented, replaced or refinanced in whole or in part from time to time, including, without limitation, any

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amendment increasing the amount of Indebtedness Incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness Incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders).

"Currency Agreement" means with respect to any Person any foreign exchange contract, currency swap agreements, futures contract, options contract, synthetic cap or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary for the purpose of hedging foreign currency risk.

"Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

"Designated Noncash Consideration" means the Fair Market Value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Disposition that is designated as such pursuant to an Officers' Certificate. The aggregate Fair Market Value of the Designated Noncash Consideration, taken together with the Fair Market Value at the time of receipt of all other Designated Noncash Consideration then held by the Company, may not exceed $5.0 million at the time of the receipt of the Designated Noncash Consideration (with the Fair Market Value being measured at the time received and without giving effect to subsequent changes in value).

"Designated Senior Indebtedness" of the Company means

    (1) the Bank Indebtedness and

    (2) any other Senior Indebtedness of the Company that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to at least $15.0 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture. "Designated Senior Indebtedness" of a Note Guarantor has a correlative meaning.

"Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

    (1) matures or is mandatorily redeemable at the option of the holder thereof, in whole or in part, pursuant to a sinking fund obligation or otherwise,

    (2) is convertible or exchangeable at the option of the holder thereof, in whole or in part, for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an occurrence of Indebtedness or Disqualified Stock, as applicable) or

    (3) is redeemable at the option of the holder thereof, in whole or in part, in the case of each of clauses (1), (2) and (3), on or prior to the 91st day after the Stated Maturity of the Notes; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is redeemable at the option of the holder thereof prior to such date will be deemed Disqualified Stock and any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the 91st day

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    after the Stated Maturity of the Notes shall not constitute Disqualified
    Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under "Change of control" and "--Limitation on sale of assets and subsidiary stock"; provided, further that any class of Capital Stock of such Person that, by its terms, authorized such Person to satisfy in full its obligations with respect to payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or other payment obligations or otherwise by delivery of Capital Stock that is not Disqualified Stock, and that is not convertible, puttable or exchangeable for Disqualified Stock or Indebtedness, shall not be deemed Disqualified Stock so long as such Person satisfied its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Stock.

"Domestic Subsidiary" means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

"EBITDA" for any period means the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

    (1) income tax expense of the Company and its Consolidated Restricted Subsidiaries;

    (2) Consolidated Interest Expense;

    (3) depreciation expense of the Company and its Consolidated Restricted Subsidiaries;

    (4) amortization expense of the Company and its Consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period);

    (5) plant shutdown costs and acquisition integration costs; and

    (6) all other noncash charges of the Company and its Consolidated Restricted Subsidiaries (excluding any such noncash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period) less all non-cash items of income (other than accrual of revenue in the ordinary course of business) of the Company and its Restricted Subsidiary in each case for such period.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and noncash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

"Equity Offering" means a public or private sale for cash of Capital Stock (other than Disqualified Stock).

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors; provided, however, that for purposes of clause (a)(4)(C)(ii) of the covenant described under "--Limitation on restricted payments," if the Fair Market Value of the property or assets in question is so determined to be in excess of $20.0 million, such determination must be confirmed by a recognized appraisal or investment banking firm.

"Foreign Subsidiary" means any Restricted Subsidiary of the Company (x) that is not organized under the laws of the United States of America or any State thereof or the District of Columbia or (y) was organized under the laws of the United States of America or any state thereof or the District of Columbia that has no material assets other than Capital Stock of one or more foreign entities of the type described in clause (x) above and is not a guarantor of Indebtedness under the Credit Agreement.

"GAAP" means generally accepted accounting principles in the United States of America as in effect (i) with respect to periodic reporting requirements, from time to time, and (ii) otherwise on the Closing Date, including those set forth in:

    (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

    (2) statements and pronouncements of the Financial Accounting Standards
    Board,

    (3) such other statements by such other entities as approved by a significant segment of the accounting profession, and

    (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

"Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

    (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

    (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

"Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Price Protection Agreement.

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"Holder" means the Person in whose name a Note is registered on the Registrar's books.

"Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security and payment of interest on any Indebtedness in the form of additional Indebtedness or the payment on Disqualified Capital Stock in the form of additional shares of Capital Stock, shall not be deemed the Incurrence of Indebtedness.

"Indebtedness" means, with respect to any Person on any date of determination, without duplication:

    (1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

    (2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

    (3) the principal component of all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation arises in the ordinary course of business and relates to a Trade Payable);

    (4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than one year after the date of placing such property in service or taking delivery and title thereto or the completion of such services other than earn-outs, indemnities and similar provisions;

    (5) all Capitalized Lease Obligations and all Attributable Debt of such Person;

    (6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

    (7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of the Person the Indebtedness of which is being determined, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

       (A) the Fair Market Value of such asset at such date of determination and

       (B) the amount of such Indebtedness of such other Persons;

    (8) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligations that would be payable by such Person at such time);

    (9) all amounts outstanding and other obligations of such Person in respect of a Receivables Facility; and

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    (10) all obligations of the type referred to in clauses (1) through (9) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

Notwithstanding anything in this definition to the contrary, characterization of any Receivables Facility as Indebtedness is for purposes of the Indenture covenants only, and such characterization shall not preclude the Company or any Restricted Subsidiary from characterizing any Receivables Facility as a sale for GAAP or any other purpose.

"Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

"Investment" in any Person means any direct or indirect advance, loan (other than advances and extensions of credit to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person; provided that none of the following will be deemed to be an Investment:

    (1) Hedging Obligations entered into in compliance with clause (b)(4) of "Certain Covenants--Limitation on indebtedness"; and

    (2) endorsements of negotiable instruments and documents in the ordinary course of business.

For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "--Limitation on restricted payments":

    (1) "Investment" shall include the portion (proportionate to the Company's equity interest in such Restricted Subsidiary) of the Fair Market Value of the net assets of any Restricted Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to:

       (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less

       (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

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    (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

"Legal Holiday" means a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York.

"Lien" means any mortgage, pledge, security interest, encumbrance, lien (statutory or otherwise) or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof and any agreement to give any security interest) upon or with respect to any property of any kind, real or personal, movable or immovable.

"Net Available Cash" from an Asset Disposition means payments of cash or Cash Equivalents received (including any payments of cash or Cash Equivalents received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but in each case only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of:

    (1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,

    (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,

    (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and

    (4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

"Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

"Note Guarantee" means each Guarantee of the obligations with respect to the Notes issued by a Person pursuant to the terms of the Indenture.

"Note Guarantor" means any Person that has issued a Note Guarantee.

"Offering Memorandum" means the offering memorandum relating to the issuance of the Notes dated July 17, 2002.

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"Officer" means the Chairman of the Board, the Chief Executive Officer, the
Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Company. "Officer" of a Note Guarantor has a correlative meaning.

"Officers' Certificate" means a certificate signed by two Officers.

"Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company, a Note Guarantor or the Trustee.

"Permitted Holders" means Principals and Related Parties and any Person acting in the capacity of an underwriter in connection with a public or private offering of the Company's or Holding's Capital Stock.

"Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

    (1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

    (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

    (3) Temporary Cash Investments;

    (4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business;

    (5) payroll, travel, commission and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

    (6) loans or advances to employees, directors and consultants not exceeding $2.0 million in the aggregate outstanding at any one time;

    (7) loans, deposits, prepayments and other credits or advances to customers or suppliers in the ordinary course of business;

    (8) stock, obligations or securities received in settlement or good faith compromise of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

    (9) any Person to the extent such Investment represents the noncash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under "--Limitation on sales of assets and subsidiary stock";

    (10) Investments in prepaid expenses, negotiable instruments held for collection and lease utility and worker's compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

    (11) Currency Agreements, Interest Rate Agreements and Commodity Price Protection Agreements and other Hedging Obligations permitted by the Indenture that are entered into in the ordinary course of business and not for speculative purposes;

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    (12) Investments acquired in exchange for the issuance of Capital Stock
    (other than Disqualified Stock) of the Company or acquired with the Net Cash Proceeds received by the Company after the date of the Indenture from the issuance and sale of Capital Stock (other than Disqualified Stock); provided that such Net Cash Proceeds are used to make such Investment within 90 days of the receipt thereof and the amount of all such Net Cash Proceeds will be excluded from clause (4)(C)(ii) of paragraph (a) of the covenant described under the caption "--Limitation on restricted payments";

    (13) Investments in existence on the date of the Indenture or made pursuant to a legally binding written commitment in existence on the date of the Indenture;

    (14) Guarantees issued in accordance with "Certain covenants--Limitation on indebtedness";

    (15) Investments in a trust, limited liability company, special purpose entity or other similar entity in connection with a Receivables Facility permitted under the covenant "--Limitation on indebtedness"; provided that such Investment is necessary or advisable to effect such Receivables Facility;

    (16) Investments in joint ventures or similar projects by the Company and its Restricted Subsidiaries on the date of the investment in an aggregate amount not to exceed $20.0 million;

    (17) loans or advances to employees, directors or consultants the proceeds of which are used to purchase Capital Stock (other than Disqualified Stock) of the Company or Holding (and, with respect to purchases of the Capital Stock of Holding, the proceeds of which are paid or contributed to the Company); and

    (18) Indebtedness of the Company or a Restricted Subsidiary under clause
    (b)(2) of the covenant "--Limitation on indebtedness."

For purposes of this definition, the value of any Investment will be the Fair Market Value on the date made without any subsequent changes for any increases or decreases in the Fair Market Value of such Investment.

"Permitted Junior Securities" means:

    (1) Equity Interests in the Company or any Guarantor; or

    (2) debt securities that are subordinated to all Senior Indebtedness and any debt securities issued in exchange for Senior Indebtedness to substantially the same extent as, or to a greater extent than, the Notes and the Note Guarantees are subordinated to Senior Indebtedness under the terms of the Indenture.

"Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

"Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

"principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

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"Principals" means each of GS Capital Partners 2000, L.P., GS Capital Partners
2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, Bridge Street Special Opportunities Fund 2000, L.P., GS Capital Partners 2000 Employee Fund, L.P., Stone Street Fund 2000 L.P., J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P. and J.P. Morgan Partners (BHCA), L.P.

"Purchase Money Indebtedness" means Indebtedness:

    (1) consisting of the deferred purchase price of an asset (or Capital Stock of a corporation substantially all the assets of which consist of such asset), conditional sale obligations, obligations under any title retention agreement and other purchase money obligations (including obligations to a third party to finance the amount being paid to the seller), in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and

    (2) Incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset (or such Capital Stock), including additions and improvements;

provided, however, that such Indebtedness is Incurred within 180 days after the acquisition by the Company or such Restricted Subsidiary of such asset (or such Capital Stock).

"Receivables Facility" means one or more receivables financing facilities, as amended from time to time, pursuant to which the Company and/or any of its Restricted Subsidiaries, directly or indirectly through another Subsidiary, sells or otherwise transfers rights in its accounts receivable pursuant to arrangements customary in the industry.

"Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings. "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (or the net proceeds of which are used to do any of the foregoing) any Indebtedness of the Company or any Restricted Subsidiary existing on the Closing Date or Incurred in compliance with the Indenture (including Indebtedness of the Company that Refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that Refinances Indebtedness of another Restricted Subsidiary, including Indebtedness that Refinances Refinancing Indebtedness); provided, however, that:

    (1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

    (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced,

    (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums Incurred in connection therewith) and

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    (4) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include:

       (A) Indebtedness of a Restricted Subsidiary that is not a Note Guarantor that Refinances Indebtedness of the Company or

       (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

"Related Party" means,

    (1) any controlling stockholder or 80% (or more) owned Subsidiary of any Principal; or

    (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause
    (1).

"Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

"Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

"Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Secured Indebtedness" means any Indebtedness of the Company or any Subsidiary secured by a Lien. "Secured Indebtedness" of a Note Guarantor has a correlative meaning.

"Senior Subordinated Indebtedness" of the Company means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank equally with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness. "Senior Subordinated Indebtedness" of a Note Guarantor has a correlative meaning.

"Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC in effect on the date of the Indenture.

"Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

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"Stockholders' Agreement" means the stockholders' agreement entered into in connection with the Acquisition.

"Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes pursuant to a written agreement. "Subordinated Obligation" of a Note Guarantor has a correlative meaning.

"Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

    (1) such Person,

    (2) such Person and one or more Subsidiaries of such Person or

    (3) one or more Subsidiaries of such Person.

"Tax Sharing Agreement" means the Amended and Restated Tax Sharing Agreement, made as of March 15, 2001, by and among Holding and its Subsidiaries.

"Temporary Cash Investments" means any of the following:

    (1) United States dollars or eurodollars or any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed or insured by the United States of America or any agency or instrumentality thereof,

    (2) investments in time deposit accounts, certificates of deposit and eurodollar time deposits, banker acceptances and money market deposits (or in the case of Foreign Subsidiaries, the foreign equivalent) maturing within 270 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act),

    (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) or (2) above entered into with a bank meeting the qualifications described in clause (2) above,

    (4) investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P,

    (5) investments in securities with maturities of 270 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's,

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    (6) money market funds at least 95% of the assets of which constitute
    Temporary Cash Investments of the kinds described in clauses (1) through (5) of this definition and

    (7) solely in respect of the ordinary course cash management activities of the Foreign Subsidiaries, equivalents of the investments described in clause
    (1) above to the extent guaranteed by the United Kingdom, the European Union or the country in which the Foreign Subsidiary operates and equivalents of the investments described in clause (2) above issued, accepted or offered by
    (a) the local office of any commercial bank meeting the requirements of clause (4) above in the jurisdiction of organization of the applicable Foreign Subsidiary or (b) the local office of any commercial bank organized under the laws of the jurisdiction of organization of the applicable Foreign Subsidiary which commercial bank (1) has combined capital and surplus and undivided profits of not less than $250.0 million, (2) a long-term rating for Dollar-denominated obligations of at least "A-1" from S&P or the equivalent rating from Moody's or (3) is organized in the country in which the Foreign Subsidiary operates.

"TIA" means the Trust Indenture Act of 1939 (15 U.S.C. sec.sec. 77aaa-77bbbb) as in effect on the Closing Date.

"Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

"Transactions" means the offering and sale of these Notes, as well as certain other transactions described in the "Summary" section of the Offering Memorandum, and the application of the proceeds therefrom.

"Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

"Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

"Unrestricted Subsidiary" means:

    (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and

    (2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company or Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

       (A) the Subsidiary to be so designated has total Consolidated assets of $1,000 or less or

       (B) if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled "--Limitation on restricted payments."

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The Board of Directors may designate any Unrestricted Subsidiary to be a
Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

    (x) the Company could Incur $1.00 of additional Indebtedness under paragraph
    (a) of the covenant described under "--Limitation on indebtedness" and

    (y) no Default shall have occurred and be continuing.

Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

"U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

"Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

"Wholly Owned Subsidiary" means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

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                    REGISTRATION RIGHTS; ADDITIONAL INTEREST

We and the note guarantors entered into a registration rights agreement with the initial purchasers on the closing date for the outstanding notes. In that agreement, we agreed for the benefit of the holders of the notes that we will use our reasonable best efforts to file with the Commission and cause to become effective a registration statement relating to an offer to exchange the notes for an issue of Commission-registered notes with terms identical to the notes (except that the exchange notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below).

When the Commission declares this exchange offer registration statement effective, we will offer the exchange notes in return for the notes. The exchange offer will remain open for at least 20 business days after the date we mail notice of the exchange offer to noteholders. For each note surrendered to us under the exchange offer, the noteholder will receive an exchange note of equal principal amount. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the notes or, if no interest has been paid on the notes, from the closing date.

If applicable interpretations of the staff of the Commission do not permit us to effect the exchange offer, we will use our reasonable best efforts to cause to become effective a shelf registration statement relating to resales of the notes and to keep that shelf registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act, or such shorter period that will terminate when all notes covered by the shelf registration statement have been sold. We will, in the event of such a shelf registration, provide to each noteholder copies of a prospectus, notify each noteholder when the shelf registration statement has become effective and take certain other actions to permit resales of the notes. A noteholder that sells notes under the shelf registration statement generally will be required to make certain representation to us (as described in the registration rights agreement), to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a noteholder (including certain indemnification obligations). Holders of notes will also be required to suspend their use of the prospects included in the shelf registration statement under specified circumstances upon receipt of notice from us. In addition, at the request of Goldman, Sachs & Co. or J.P. Morgan Securities Inc. we will file a shelf registration statement to enable them to act as a market maker in the notes.

If the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before the date that is 210 days after the closing date, the annual interest rate borne by the outstanding notes will be increased by .25% per annum, increasing an additional .25% per annum every 90 days thereafter, up to a maximum aggregate increase of 1.0% per annum, until the exchange offer is completed or the shelf registration statement is declared effective. Following the cure of all registration defaults, the accrual of this interest will cease.

If we effect the exchange offer, we will be entitled to close the exchange offer 20 business days after its commencement, provided that we have accepted all notes validly surrendered in accordance with the terms of the exchange offer. Notes not tendered in the exchange offer shall bear interest at the rate of 10 3/4% per annum and be subject to all the terms and conditions specified in the indenture, including transfer restrictions. This summary of the

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provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part.

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                    MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following summary describes the material United States federal income tax consequences and, in the case of a holder that is a non-U.S. holder (as defined below), the material United States federal estate tax consequences, of purchasing, owning and disposing of the exchange notes.

This summary deals only with exchange notes held as capital assets (generally, investment property) and does not deal with special tax situations such as:

       - partnerships;

       - dealers in securities or currencies;

       - traders in securities;

       - U.S. holders (as defined below) whose functional currency is not the United States dollar;

       - persons holding exchange notes as part of a hedge, straddle, conversion or other integrated transaction;

       - certain United States expatriates;

       - financial institutions;

       - insurance companies; and

       - entities that are tax-exempt for United States federal income tax purposes.

This summary does not discuss all of the aspects of United States federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any United States state or local income or foreign income or other tax consequences. This summary is based on United States federal income tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this prospectus. Subsequent developments in United States federal tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal tax consequences of purchasing, owning and disposing of exchange notes as set forth in this summary. You should consult your own tax advisor regarding the particular United States federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the exchange notes that may be applicable to you.

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

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS

The following summary applies to you only if you are a U.S. holder (as defined below).

DEFINITION OF A U.S. HOLDER

A "U.S. holder" is a beneficial owner of an exchange note or notes who or which is for United States federal income tax purposes:

       - an individual citizen or resident of the United States;

       - a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States, including any State;

       - an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

       - a trust, if, in general, a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons (within the meaning of the Internal Revenue Code) has the authority to control all of the trust's substantial decisions.

PAYMENTS OF STATED INTEREST

Payments of stated interest on your exchange notes will be taxed as ordinary interest income. In addition:

       - if you use the cash method of accounting for United States federal income tax purposes, you will have to include the stated interest on your exchange notes in your gross income at the time you receive the interest; and

       - if you use the accrual method of accounting for United States federal income tax purposes, you will have to include the stated interest on your exchange notes in your gross income at the time the interest accrues.

MARKET DISCOUNT AND BOND PREMIUM

If you purchase an exchange note (or purchased the outstanding note for which the exchange note was exchanged, as the case may be) at a price that is less than its principal amount, the excess of the principal amount over your purchase price will be treated as "market discount." However, the market discount will be considered to be zero if it is less than 1/4 of 1% of the principal amount multiplied by the number of complete years to maturity from the date you purchased the exchange note or outstanding note, as the case may be.

Under the market discount rules of the Internal Revenue Code, you generally will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, an exchange note as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in income. In addition, you may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of all or a portion of your interest expense on any indebtedness incurred or continued to purchase or carry the exchange note (or the outstanding note for which the exchange note was exchanged, as the case may be). In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the exchange note (or outstanding note for which the exchange note was exchanged, as the case may be) to the maturity date of the exchange note, unless you make an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. You may elect to include market discount in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the exchange note and upon the receipt of certain payments and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.

If you purchase an exchange note (or purchased the outstanding note for which the exchange note was exchanged, as the case may be) for an amount in excess of the amount payable at maturity of the exchange note, you will be considered to have purchased the exchange note (or outstanding note) with "bond premium" equal to the excess of your purchase price over the amount payable at maturity (or on an earlier call date if it results in a smaller amortizable bond premium). You may elect to amortize the premium using a constant yield method over the remaining term of the exchange note (or until an earlier call date, as applicable). The amortized amount of the premium for a taxable year generally will be treated first as a reduction of interest on the exchange note included in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of your prior interest inclusions on the exchange note, and finally as a carryforward allowable against your future interest inclusions on the exchange note. The election, once made, is irrevocable without the consent of the Internal Revenue Service and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired.

SALE OR OTHER DISPOSITION OF THE EXCHANGE NOTES

Upon the sale, exchange, retirement, redemption or other taxable disposition of an exchange note, you generally will recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition and your adjusted tax basis in the exchange note. Your adjusted tax basis in an exchange note will generally equal the cost of the exchange note (or, in the case of an exchange note acquired in exchange for an outstanding note in the exchange offer, the basis of the outstanding note), increased by the amount of any market discount previously included in your gross income, and reduced by the amount of any amortizable bond premium applied to reduce, or allowed as a deduction against, interest with respect to your exchange note.

Your gain or loss generally will be capital gain or loss (except with respect to any amount received that is attributable to accrued but unpaid interest, which will be taxable in the manner described above under "--U.S. federal income tax considerations for U.S. holders--Payments of stated interest" and except with respect to accrued market discount that has not previously been included in income, as discussed above under "--U.S. federal income tax considerations for U.S. holders--Market discount and bond premium"). Such capital gain or loss will be long-term capital gain or loss if the exchange note has been held for more than one year at the time of the disposition (taking into account for this purpose, in the case of an exchange note received in exchange for an outstanding note in the exchange offer, the period of time that the outstanding note was held).

Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate U.S. holder, your long-term capital gain generally will be subject to a maximum tax rate of 20%.

BACKUP WITHHOLDING AND INFORMATION REPORTING

In general, backup withholding, currently at a rate of 30%, may apply:

       - to any payments made to you of principal of and interest on your exchange note, and

       - to payment of the proceeds of a sale or other disposition of your exchange note,

if you are a non-corporate U.S. holder and fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules. Information reporting may also apply to payments made with respect to your exchange note.

Backup withholding is not an additional tax and may be credited against your United States federal income tax liability, provided that correct information is provided to the Internal Revenue Service.

U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following summary applies to you if you are a beneficial owner of an exchange note who or which is not a U.S. holder (as defined above) (a "non-U.S. holder"). An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by among other ways being present in the United States:

       - for at least 31 days in the calendar year, and

       - for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year.

Resident aliens are subject to United States federal income tax as if they were United States citizens.

UNITED STATES FEDERAL WITHHOLDING TAX

Under current United States federal income tax laws, and subject to the discussion below, United States federal withholding tax will not apply to payments by us or our paying agent (in its capacity as such) of principal of and interest on your exchange notes under the "portfolio interest" exception of the Internal Revenue Code, provided that you comply with the following requirements:

       - you do not, directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder;

       - you are not (i) a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code), or (ii) a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code;

       - such interest is not effectively connected with your conduct of a United States trade or business; and

       - you provide a properly completed Internal Revenue Service Form W-8BEN, signed under penalties of perjury, which can reliably be related to you, certifying that you are not a United States person within the meaning of the Internal Revenue Code and providing your name and address to:

          (A) us or our paying agent; or

          (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds your exchange notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your Form W-8BEN and provides us or our paying agent with a copy of this statement.

Certain Treasury regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these Treasury regulations:

       - if you are a foreign partnership, the certification requirement will generally apply to partners in you, and you will be required to provide certain information;

       - if you are a foreign trust, the certification requirement will generally be applied to you or your beneficial owners depending on whether you are a "foreign complex trust," "foreign simple trust," or "foreign grantor trust" as defined in the Treasury regulations; and

       - look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

If you are a foreign partnership or a foreign trust, you should consult your own tax advisor regarding your status under these Treasury regulations and the certification requirements applicable to you.

If you do not satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed (1) Internal Revenue Service Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) Internal Revenue Service Form W-8ECI stating that the interest paid on an exchange note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

UNITED STATES FEDERAL INCOME TAX

Except for the possible application of United States withholding tax (see "United States federal withholding tax" above) and backup withholding tax (see "Backup withholding and information reporting" below), you generally will not have to pay United States federal income tax on payments of principal of and interest on your exchange notes, or on any gain or income realized from the sale, redemption, retirement at maturity or other disposition of your exchange notes (provided that, in the case of proceeds representing accrued interest, the conditions described in "United States federal withholding tax" are met) unless:

       - in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your exchange notes, and specific other conditions are met; or

       - the gain is effectively connected with your conduct of a United States trade or business, and, if an income tax treaty applies, is generally attributable to a United States "permanent establishment" maintained by you.

If you are engaged in a trade or business in the United States and interest, gain or any other income in respect of your exchange notes is effectively connected with the conduct of your trade or business, and, if an income tax treaty applies, you maintain a United States "permanent establishment" to which the interest, gain or other income is generally attributable, you generally will be subject to United States income tax on a net basis on the interest, gain or income in the same manner as if you were a U.S. holder (although interest is exempt from the withholding tax discussed in the preceding paragraphs provided that you provide a properly executed applicable Internal Revenue Service Form W-8ECI on or before any payment date to claim the exemption).

In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a United States income tax treaty with your country of residence. For this purpose, you must include interest, gain or income on your exchange notes in the earnings and profits subject to the branch profits tax if these amounts are effectively connected with the conduct of your United States trade or business.

UNITED STATES FEDERAL ESTATE TAX

If you are an individual and are not a United States citizen or a resident of the United States (as specially defined for United States federal estate tax purposes) at the time of your death, your exchange notes will generally not be subject to the United States federal estate tax, unless, at the time of your death:

       - you directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder; or

       - your interest on the exchange notes is effectively connected with your conduct of a United States trade or business.

BACKUP WITHHOLDING AND INFORMATION REPORTING

Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by us or our paying agent (in its capacity as such) to you if you have provided the required certification that you are a non-U.S. holder as described in "United States federal withholding tax" above, and provided that neither we nor our paying agent has actual knowledge that you are a U.S. holder (as described in "Definition of a U.S. holder" above). We or our paying agent may, however, report payments of interest on the exchange notes on an Internal Revenue Service Form 1042-S.

The gross proceeds from the disposition of your exchange notes may be subject to information reporting and backup withholding tax at a rate that is currently 30%. If you sell your exchange notes outside the United States through a non-United States office of a broker and the sales proceeds are paid to you outside the United States, then the United States backup withholding and information reporting requirements generally (except as provided in the following sentence) will not apply to that payment. However, United States information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your exchange notes through a non-United States office of a broker that:

       - is a United States person (as defined in the Internal Revenue Code);

       - derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

       - is a "controlled foreign corporation" for United States federal income tax purposes; or

       - is a foreign partnership, if at any time during its tax year:

          - one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

          - the foreign partnership is engaged in a United States trade or business,

unless the broker has documentary evidence in its files that you are a non-United States person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your exchange notes to or through a United States office of a broker, the payments are subject to both United States backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-United States person or you otherwise establish an exemption.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

                              ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the exchange of the outstanding notes, or the purchase or holding of the exchange notes, by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), individual retirement accounts and other arrangements that are subject to
Section 4975 of the Internal Revenue Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA, and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements.

GENERAL FIDUCIARY MATTERS

ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Internal Revenue Code and prohibit certain transactions involving the assets of a plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a plan or the management or disposition of the assets of such a plan, or who renders investment advice to such a plan for a fee or other compensation, may be considered to be a fiduciary of the plan.

When considering investing a portion of the assets of any plan in the exchange notes, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Internal Revenue Code or any similar law relating to a fiduciary's duties to the plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable similar laws. The prudence of a particular investment should be determined by the responsible fiduciary of a plan by taking into account the plan's particular circumstances and all of the facts and circumstances of an investment in an exchange note including, but not limited to, particular risks associated with the investment and the fact that in the future there may be no market in which such fiduciary will be able to sell or otherwise dispose of any exchange notes it may purchase.

Any insurance company proposing to invest assets of its general account in the exchange notes should consider the extent to which such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court's decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including Section 401(c) of ERISA and any regulations thereunder published by the U.S. Department of Labor.

PROHIBITED TRANSACTION ISSUES

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit plans subject to Title I of ERISA or Section 4975 of the Internal Revenue Code from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest" within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Internal Revenue Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code and, in many circumstances, the transaction must be unwound. In addition, the fiduciary of the plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code. The acquisition and/or holding of exchange notes by a plan with respect to which we, our affiliates or the initial purchaser is considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under ERISA and/or the Internal Revenue Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs", that may apply to the acquisition and holding of the exchange notes. These class exemptions include PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting transactions involving life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. However, there can be no assurance that all of the conditions of any such exemptions will be satisfied, or, if satisfied, that the scope of the relief will cover all acts that might be construed as prohibited transactions.

Because of the foregoing, the exchange notes should not be acquired or held by any person investing "plan assets" of any plan, if such acquisition and holding will constitute a non-exempt prohibited transaction under ERISA and the Internal Revenue Code or similar violation of any applicable similar laws. Each initial investor of an exchange note and each subsequent transferee will, by its acquisition and/or holding be deemed to have represented and warranted that (1) it is not a plan, or other entity that is subject to prohibited transaction rules of ERISA, the Code or similar law or (2) its acquisition and/or holding of such note will not result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code or any similar provision of similar laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering an investment in the exchange notes on behalf of, or with the assets of any plan, consult with their counsel regarding the potential applicability of ERISA,
Section 4975 of the Internal Revenue Code and any similar laws to such investment and whether an exemption would be applicable to the acquisition and holding of the exchange notes.

                              PLAN OF DISTRIBUTION

This prospectus is to be used by Goldman, Sachs & Co. and J.P. Morgan Securities Inc. in connection with offers and sales of the notes in market-making transactions effected from time to time. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. may act as principal or agent in such transactions. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any of the proceeds from such sales.

At the closing of the Acquisition,private equity funds affiliated with Goldman, Sachs & Co. owned approximately 65% of our common stock and equity funds affiliated with J.P. Morgan Securities Inc. owned approximately 29% of our common stock. See "Principal Stockholders."

We have been advised by Goldman, Sachs & Co. and J.P. Morgan Securities that, subject to applicable laws and regulations, they currently intend to make a market in the notes following the completion of the exchange offer. However, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are not obligated to do so, and any such market-making may be interrupted or discontinued at any time without notice.

Goldman, Sachs & Co. and J.P. Morgan Securities Inc. and their affiliates have provided us with commercial banking, investment banking or other financial advisory services in the past and may provide such services to us in the future. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. acted as initial purchasers in connection with the original sale of the notes and received customary fees and were reimbursed expenses incurred in connection therewith. See "Related party transactions -- Goldman Sachs Capital Partners 2000 and J.P. Morgan Partners Global Investors, L.P."

We, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. have entered into a registration rights agreement with respect to the use by Goldman, Sachs & Co. and J.P. Morgan Securities Inc. of this prospectus. Pursuant to such agreement, we agreed to indemnify Goldman, Sachs & Co. and J.P. Morgan Securities Inc. against certain liabilities, including liabilities under the Securities Act and to contribute to payments which Goldman, Sachs & Co. and J.P. Morgan Securities Inc. might be required to make in respect thereof.

Pursuant to a stockholders' agreement entered into in connection with the Acquisition, GSCP 2000 and other private equity funds affiliated with Goldman, Sachs & Co. have the right to designate five members of our board of directors, one of which shall be a member of our management, and J.P. Morgan Partners Global Investors, L.P. and other private equity funds affiliated with J.P. Morgan Securities Inc. have the right to designate two members of our board, one of which will be designated by J.P. Morgan Partners Global Investors, L.P. See "Related party transactions -- Stockholders' agreements."

                                 LEGAL MATTERS

The validity of the exchange notes will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York.

                              INDEPENDENT AUDITORS

The consolidated balance sheets of BPC Holding Corporation as of December 29, 2001 and December 30, 2000, and the related consolidated statements of operations, stockholders' equity

(deficit), and cash flows for each of the years in the three-year period ending December 29, 2001 included in the offering memorandum, have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing herein.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" the information that we file with them in other documents, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of the offering memorandum, and later information that we file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference all documents filed by us in the future with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the termination of the offering to which this prospectus relates.

On written or oral request, we will provide at no cost to each person who receives a copy of this prospectus, a copy of any or all of the documents incorporated in this prospectus by reference. We will not provide exhibits to any of the documents listed above, however, unless those exhibits are specifically incorporated by reference into those documents. You should direct your request to:

             101 Oakley Street
             Evansville, Indiana 47710
             Attn: Mark Miles
             (812) 424-2904

You should rely only on the information that we incorporate by reference or provide in this prospectus. You should consider any statement contained in a document incorporated or considered incorporated by reference into this prospectus to be modified or superseded to the extent that a statement contained in this prospectus, or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus, modifies or conflicts with the earlier statement. You should not consider any statement modified or superseded, except as so modified or superseded, to constitute a part of this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or the information incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus or the document from which such information is incorporated.

BPC HOLDING CORPORATION
INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
BPC HOLDING CORPORATION AUDITED FINANCIAL STATEMENTS
   Report of Independent Auditors...........................   F-2
   Consolidated Balance Sheets at December 29, 2001 and
     December 30, 2000......................................   F-3
   Consolidated Statements of Operations for the three years
     in the period ended December 29, 2001..................   F-5
   Consolidated Statements of Changes in Stockholders'
     Equity (Deficit) for the three years in the period
     ended December 29, 2001................................   F-6
   Consolidated Statements of Cash Flows for the three years
     in the period ended December 29, 2001..................   F-7
   Notes to Consolidated Financial Statements...............   F-8
BPC HOLDING CORPORATION UNAUDITED INTERIM FINANCIAL
  STATEMENTS
   Consolidated Balance Sheets at June 29, 2002 and December
     29, 2001...............................................  F-30
   Consolidated Statements of Operations for the twenty-six
     weeks ended June 29, 2002 and June 30, 2001............  F-32
   Consolidated Statements of Cash Flows for the twenty-six
     weeks ended June 29, 2002 and June 30, 2001............  F-33
   Notes to Consolidated Financial Statements...............  F-34

                         REPORT OF INDEPENDENT AUDITORS

The Stockholders and Board of Directors
BPC Holding Corporation

We have audited the accompanying consolidated balance sheets of BPC Holding Corporation ("Holding") as of December 29, 2001, and December 30, 2000, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 29, 2001. These financial statements and schedule are the responsibility of Holding's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BPC Holding Corporation at December 29, 2001 and December 30, 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 29, 2001, in conformity with accounting principles generally accepted in the United States.

                                                               Ernst & Young LLP
Indianapolis, Indiana
February 15, 2002

                            BPC HOLDING CORPORATION

                          CONSOLIDATED BALANCE SHEETS

-----------------------------------------------------------------------------------------
                                                              DECEMBER 29,   DECEMBER 30,
                   (DOLLARS IN THOUSANDS)                         2001           2000
-----------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents................................  $      1,232   $      2,054
   Accounts receivable (less allowance for doubtful accounts
     of $2,070 at December 29, 2001 and $1,724 at December
     30, 2000)..............................................        48,623         48,397
   Inventories:
      Finished goods........................................        43,048         38,157
      Raw materials and supplies............................        13,009         10,822
                                                              ---------------------------
                                                                    56,057         48,979
   Prepaid expenses and other receivables...................         5,280          5,272
                                                              ---------------------------
         Total current assets...............................       111,192        104,702
   Property and equipment:
      Land..................................................         9,443          8,894
      Buildings and improvements............................        72,722         60,572
      Machinery, equipment and tooling......................       201,357        203,569
      Construction in progress..............................        22,647         16,901
                                                              ---------------------------
                                                                   306,169        289,936
      Less accumulated depreciation.........................       102,952        110,132
                                                              ---------------------------
                                                                   203,217        179,804
   Intangible assets:
      Deferred financing fees, net..........................         8,475         10,422
      Covenants not to compete, net.........................         1,955          3,388
      Excess of cost over net assets acquired, net..........       119,923        114,680
                                                              ---------------------------
                                                                   130,353        128,490
      Other.................................................         2,114            126
                                                              ---------------------------
         Total assets.......................................  $    446,876   $    413,122
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
                                                              DECEMBER 29,   DECEMBER 30,
                   (DOLLARS IN THOUSANDS)                         2001           2000
-----------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Accounts payable.........................................  $     34,862   $     26,779
   Accrued expenses and other liabilities...................         8,955         10,430
   Accrued interest.........................................         7,964          9,006
   Employee compensation and payroll taxes..................        17,792         14,785
   Current portion of long-term debt........................        22,292         23,232
                                                              ---------------------------
         Total current liabilities..........................        91,865         84,232
Long-term debt, less current portion........................       463,589        445,574
Accrued dividends on preferred stock........................        27,446         17,656
Deferred income taxes.......................................           489            491
Other liabilities...........................................         3,088          3,166
                                                              ---------------------------
         Total liabilities..................................       586,477        551,119
Stockholders' equity (deficit):
   Series A Preferred Stock; 600,000 shares authorized,
      issued and outstanding (net of discount of $1,893 at
      December 29, 2001 and $2,185 at December 30, 2000)....        12,678         12,386
   Series A-1 Preferred Stock; 1,400,000 shares authorized;
      1,000,000 shares issued and outstanding (net of
      discount of $4,668 at December 29, 2001 and $5,400 at
      December 30, 2000)....................................        20,332         19,600
   Series B Preferred Stock; 200,000 shares authorized,
      issued and outstanding................................         5,000          5,000
   Series C Preferred Stock; 13,168 shares authorized,
      issued and outstanding................................         9,779              -
   Class A Common Stock; $.01 par value:
   Voting; 500,000 shares authorized; 91,000 shares issued
      and outstanding.......................................             1              1
   Nonvoting; 500,000 shares authorized; 259,000 shares
      issued and outstanding................................             3              3
   Class B Common Stock; $.01 par value:
   Voting; 500,000 shares authorized; 145,058 shares issued
      and 144,546 shares outstanding........................             1              1
   Nonvoting; 500,000 shares authorized; 61,325 shares
      issued and 59,222 shares outstanding..................             1              1
   Class C Common Stock; $.01 par value:
   Nonvoting; 500,000 shares authorized; 17,000 shares
      issued and 16,833 shares outstanding..................             -              -
   Treasury stock: 512 shares Class B Voting Common Stock;
      2,103 shares Class B Nonvoting Common Stock; and 167
      shares Class C Nonvoting Common Stock.................          (405)          (405)
   Additional paid-in capital...............................        25,315         35,041
   Warrants.................................................         9,386          9,386
   Retained earnings (deficit)..............................      (220,263)      (218,168)
   Accumulated other comprehensive income (loss)............        (1,429)          (843)
                                                              ---------------------------
         Total stockholders' equity (deficit)...............      (139,601)      (137,997)
                                                              ---------------------------
         Total liabilities and stockholders' equity
           (deficit)........................................  $    446,876   $    413,122
-----------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                            BPC HOLDING CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

------------------------------------------------------------------------------------------------
                                                                                      YEAR ENDED
                                                        ----------------------------------------
                                                        DECEMBER 29,   DECEMBER 30,   JANUARY 1,
                (DOLLARS IN THOUSANDS)                      2001           2000          2000
------------------------------------------------------------------------------------------------
Net sales.............................................  $    461,659   $    408,088   $  328,834
Cost of goods sold....................................       338,000        312,119      241,067
                                                        ----------------------------------------
         Gross margin.................................       123,659         95,969       87,767
Operating expenses:
   Selling............................................        21,996         21,630       17,383
   General and administrative.........................        28,535         24,408       22,034
   Research and development...........................         1,948          2,606        2,338
   Amortization of intangibles........................        12,802         10,579        7,215
   Other expenses.....................................         4,911          6,639        5,148
                                                        ----------------------------------------
         Operating income.............................        53,467         30,107       33,649
Other expenses:
   Loss on disposal of property and equipment.........           473            877        1,416
                                                        ----------------------------------------
Income before interest and taxes......................        52,994         29,230       32,233
Interest:
   Expense............................................       (54,397)       (51,553)     (41,040)
   Income.............................................            42             96          223
                                                        ----------------------------------------
Loss before income taxes and extraordinary item.......        (1,361)       (22,227)      (8,584)
Income taxes (benefit)................................           734           (142)         554
                                                        ----------------------------------------
Loss before extraordinary item........................        (2,095)       (22,085)      (9,138)
Extraordinary item (less applicable income taxes
   of $0).............................................             -         (1,022)           -
                                                        ----------------------------------------
Net loss..............................................        (2,095)       (23,107)      (9,138)
Preferred stock dividends.............................        (9,790)        (6,655)      (3,776)
Amortization of preferred stock discount..............        (1,024)          (768)        (292)
                                                        ----------------------------------------
Net loss attributable to common shareholders..........  $    (12,909)  $    (30,530)  $  (13,206)
------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                            BPC HOLDING CORPORATION

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

-------------------------------------------------------------------------------------------------------------------------------

                                              COMMON STOCK                       PREFERRED STOCK              ADDI-
                                     ---------------------   -----------------------------------    TREA-    TIONAL
                                     CLASS   CLASS   CLASS    CLASS     CLASS    CLASS    CLASS      SURY    PAID-IN
      (DOLLARS IN THOUSANDS)           A       B       C        A        A-1       B        C       STOCK    CAPITAL   WARRANTS
-------------------------------------------------------------------------------------------------------------------------------
Balance at January 2, 1999.........   $4      $2      $ -    $11,801   $     -   $5,000   $    -     $(280)  $45,611     $3,511
                                     ------------------------------------------------------------------------------------------
Net loss...........................    -       -        -          -         -        -        -          -        -          -
Sale of treasury stock to
   management......................    -       -        -          -         -        -        -         40       16          -
Purchase treasury stock from
   management......................    -       -        -          -         -        -        -       (16)        -          -
Translation loss...................    -       -        -          -         -        -        -          -        -          -
Accrued dividends on preferred
   stock...........................    -       -        -          -         -        -        -          -   (3,776)         -
Amortization of preferred stock
   discount........................    -       -        -        292         -        -        -          -     (292)         -
                                     ------------------------------------------------------------------------------------------
Balance at January 1, 2000.........    4       2        -     12,093         -    5,000        -      (256)   41,559      3,511
                                     ------------------------------------------------------------------------------------------
Net loss...........................    -       -        -          -         -        -        -          -        -          -
Purchase treasury stock from
   management......................    -       -        -          -         -        -        -      (149)        -          -
Translation loss...................    -       -        -          -         -        -        -          -        -          -
Stock-based compensation...........    -       -        -          -         -        -        -          -      905          -
Issuance of preferred stock........    -       -        -          -    25,000        -        -          -        -          -
Issuance of private warrants.......    -       -        -          -    (5,875)       -        -          -        -      5,875
Accrued dividends on preferred
   stock...........................    -       -        -          -         -        -        -          -   (6,655)         -
Amortization of preferred stock
   discount........................    -       -        -        293       475        -        -          -     (768)         -
                                     ------------------------------------------------------------------------------------------
Balance at December 30, 2000.......    4       2        -     12,386    19,600    5,000        -      (405)   35,041      9,386
                                     ------------------------------------------------------------------------------------------
Net loss...........................    -       -        -          -         -        -        -          -        -          -
Translation loss...................    -       -        -          -         -        -        -          -        -          -
Stock-based compensation...........    -       -        -          -         -        -        -          -      796          -
Issuance of preferred stock........    -       -        -          -         -        -    9,779          -        -          -
Issuance of common stock...........    -       -        -          -         -        -        -          -      292          -
Accrued dividends on preferred
   stock...........................    -       -        -          -         -        -        -          -   (9,790)         -
Amortization of preferred stock
   discount........................    -       -        -        292       732        -        -          -   (1,024)         -
                                     ------------------------------------------------------------------------------------------
Balance at December 29, 2001.......   $4      $2      $ -    $12,678   $20,332   $5,000   $9,779     $(405)  $25,315     $9,386
-------------------------------------------------------------------------------------------------------------------------------

-----------------------------------  ------------------------------------------
                                                 ACCUMU-
                                                  LATED
                                                  OTHER                COMPRE-
                                     RETAINED    COMPRE-               HENSIVE
                                     EARNINGS    HENSIVE                INCOME
      (DOLLARS IN THOUSANDS)         (DEFICIT)    LOSS       TOTAL      (LOSS)
-----------------------------------  ------------------------------------------
Balance at January 2, 1999.........  $(185,923)  $  (83)   $(120,357)
                                     ------------------------------------------
Net loss...........................     (9,138)       -       (9,138)  $ (9,138)
Sale of treasury stock to
   management......................          -        -           56          -
Purchase treasury stock from
   management......................          -        -          (16)         -
Translation loss...................          -     (240)        (240)      (240)
Accrued dividends on preferred
   stock...........................          -        -       (3,776)         -
Amortization of preferred stock
   discount........................          -        -            -          -
                                     ------------------------------------------
Balance at January 1, 2000.........   (195,061)    (323)    (133,471)    (9,378)
                                     ------------------------------------------
Net loss...........................    (23,107)       -      (23,107)   (23,107)
Purchase treasury stock from
   management......................          -        -         (149)         -
Translation loss...................          -     (520)        (520)      (520)
Stock-based compensation...........          -        -          905          -
Issuance of preferred stock........          -        -       25,000          -
Issuance of private warrants.......          -        -            -          -
Accrued dividends on preferred
   stock...........................          -        -       (6,655)         -
Amortization of preferred stock
   discount........................          -        -            -          -
                                     ------------------------------------------
Balance at December 30, 2000.......   (218,168)    (843)    (137,997)   (23,627)
                                     ------------------------------------------
Net loss...........................     (2,095)       -       (2,095)    (2,095)
Translation loss...................          -     (586)        (586)      (586)
Stock-based compensation...........          -        -          796          -
Issuance of preferred stock........          -        -        9,779          -
Issuance of common stock...........          -        -          292          -
Accrued dividends on preferred
   stock...........................          -        -       (9,790)         -
Amortization of preferred stock
   discount........................          -        -            -          -
                                     ------------------------------------------
Balance at December 29, 2001.......  $(220,263)  $(1,429)  $(139,601)  $ (2,681)
-----------------------------------

See notes to consolidated financial statements.

                            BPC HOLDING CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

-----------------------------------------------------------------------------------------------
                                                                                     YEAR ENDED
                                                       ----------------------------------------
                                                       DECEMBER 29,   DECEMBER 30,   JANUARY 1,
               (DOLLARS IN THOUSANDS)                      2001           2000          2000
-----------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net loss.............................................    $ (2,095)     $ (23,107)    $  (9,138)
Adjustments to reconcile net loss to net cash
   provided by operating activities:
   Depreciation......................................      38,105         31,569        24,580
   Non-cash interest expense.........................      11,268         18,047        15,567
   Amortization......................................      12,802         10,579         7,215
   Non-cash compensation.............................         796            905             -
   Write-off of financing fees.......................           -          1,022             -
   Loss on sale of property and equipment............         473            877         1,416
   Deferred income taxes.............................           -           (349)            6
   Changes in operating assets and liabilities:
      Accounts receivable, net.......................       2,869         (1,475)         (723)
      Inventories....................................      (4,017)         7,383        (7,746)
      Prepaid expenses and other receivables.........         (50)        (1,163)         (529)
      Other assets...................................      (2,000)             -           493
      Accounts payable and accrued expenses..........      (3,803)        (8,182)        4,860
                                                       ----------------------------------------
         Net cash provided by operating activities...      54,348         36,106        36,001
INVESTING ACTIVITIES
Additions to property and equipment..................     (32,834)       (31,530)      (30,738)
Proceeds from disposal of property and equipment.....          93          1,666           529
Acquisitions of businesses...........................     (23,549)       (78,851)      (76,769)
                                                       ----------------------------------------
Net cash used for investing activities...............     (56,290)      (108,715)     (106,978)
FINANCING ACTIVITIES
Proceeds from long-term borrowings...................      15,606         80,032        90,435
Payments on long-term borrowings.....................     (24,088)       (31,543)      (16,340)
Purchase of treasury stock from management...........           -           (149)          (16)
Proceeds from issuance of preferred stock and
   warrants..........................................       9,779         25,000             -
Proceeds from issuance of treasury stock.............           -              -            56
Proceeds from issuance of common stock...............         292              -             -
Debt issuance costs..................................      (1,009)        (1,303)       (3,000)
                                                       ----------------------------------------
Net cash provided by financing activities............         580         72,037        71,135
Effect of exchange rate changes on cash..............         540             80            70
                                                       ----------------------------------------
Net increase (decrease) in cash and cash
   equivalents.......................................        (822)          (492)          228
Cash and cash equivalents at beginning of year.......       2,054          2,546         2,318
                                                       ----------------------------------------
Cash and cash equivalents at end of year.............    $  1,232      $   2,054     $   2,546
-----------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                            BPC HOLDING CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED)

NOTE 1. ORGANIZATION

BPC Holding Corporation ("Holding"), through its subsidiary Berry Plastics Corporation ("Berry" or the "Company") and its subsidiaries Berry Iowa Corporation, Berry Tri-Plas Corporation, Berry Sterling Corporation, Aerocon, Inc., PackerWare Corporation, Berry Plastics Design Corporation, Venture Packaging, Inc. and its subsidiaries Venture Packaging Midwest, Inc. and Berry Plastics Technical Services, Inc., NIM Holdings Limited and its subsidiary Berry Plastics U.K. Limited and its subsidiary Norwich Acquisition Limited, Knight Plastics, Inc., CPI Holding Corporation and its subsidiary Cardinal Packaging, Inc., Berry Plastics Acquisition Corporation II, Poly-Seal Corporation, Berry Plastics Acquisition Corporation III, CBP Holdings, S.r.l. and its subsidiaries Capsol S.p.a. and Ociesse S.r.l., and Pescor, Inc. manufactures and markets plastic packaging products through its facilities located in Evansville, Indiana; Henderson, Nevada; Iowa Falls, Iowa; Charlotte, North Carolina; Suffolk, Virginia; Lawrence, Kansas; Monroeville, Ohio; Norwich, England; Woodstock, Illinois; Streetsboro, Ohio; Baltimore, Maryland; Milan, Italy, and Fort Worth, Texas.

In connection with the acquisition of CPI Holding Corporation in July 1999, the Company acquired manufacturing facilities in Ontario, California and Minneapolis, Minnesota. The Ontario facility was closed in 1999, and all production was removed from the Minneapolis facility in 2000. Also in 2000, the Company closed its manufacturing facility in York, Pennsylvania. The business from these closed locations has been distributed throughout Berry's facilities.

Holding's fiscal year is a 52/53 week period ending generally on the Saturday closest to December 31. All references herein to "2001," "2000," and "1999," relate to the fiscal years ended December 29, 2001, December 30, 2000, and January 1, 2000, respectively.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation and Business--The consolidated financial statements include the accounts of Holding and its subsidiaries, all of which are wholly owned. Intercompany accounts and transactions have been eliminated in consolidation. Holding, through its wholly owned subsidiaries, operates in three primary segments: containers, closures, and consumer products. The Company's customers are located principally throughout the United States, without significant concentration in any one region or with any one customer. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral.

Purchases of various densities of plastic resin used in the manufacture of the Company's products aggregated approximately $110.5 million in 2001. Dow Chemical Corporation is the largest supplier (approximately 31%) of the Company's total resin material requirements. The Company also uses other suppliers such as Chevron, ExxonMobil, Nova and Equistar to meet its resin requirements. The Company does not anticipate any material difficulty in obtaining an uninterrupted supply of raw materials at competitive prices in the near future. However, should a significant shortage of the supply of resin occur, changes in both the price and availability of the principal raw material used in the manufacture of the Company's products could occur and result in financial disruption to the Company.

The Company is subject to existing and potential federal, state, local and foreign legislation designed to reduce solid waste in landfills. While the principal resins used by the Company are recyclable and, therefore, reduce the Company's exposure to legislation promulgated to date, there can be no assurance that future legislation or regulatory initiatives would not have a material adverse effect on the Company. Legislation, if promulgated, requiring plastics to be degradable in landfills or to have minimum levels of recycled content would have a significant impact on the Company's business as would legislation providing for disposal fees or limiting the use of plastic products.

Cash and Cash Equivalents--All highly liquid investments with a maturity of three months or less at the date of purchase are considered to be cash equivalents.

Inventories--Inventories are valued at the lower of cost (first in, first out method) or market.

Property and Equipment--Property and equipment are stated at cost. Depreciation is computed primarily by the straight-line method over the estimated useful lives of the assets ranging from three to 25 years.

Intangible Assets--Origination fees and deferred financing fees are being amortized using the straight-line method over the lives of the respective debt agreements.

Covenants not to compete are being amortized using the straight-line method over the respective lives of the agreements ranging from one to five years.

The costs in excess of net assets acquired represent the excess purchase price over the fair value of the net assets acquired in the original acquisition of Berry Plastics and subsequent acquisitions. These costs are being amortized using the straight-line method over a range of 15 to 20 years.

Long-lived assets--Holding evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on expected undiscounted cash flows attributed to that asset. The amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. Holding does not have any long-lived assets it considers to be impaired.

Revenue Recognition--Revenue from sales of products is recognized at the time product is shipped to the customer.

Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Impact of Recently Issued Accounting Standards--The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS No. 133"), which the Company adopted at the beginning of fiscal 2001. This pronouncement establishes accounting and reporting standards for derivative financial instruments and hedging activities. SFAS No. 133 requires, among other things, the Company to recognize all derivatives as either assets or liabilities on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in its fair value will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through income or recognized in accumulated other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The adoption of SFAS No. 133 did not have a material effect on the earnings and financial position of the Company.

In June 2001, the FASB issued SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. These pronouncements significantly change the accounting for business combinations, goodwill, and intangible assets. SFAS No. 141 eliminates the pooling-of-interests method of accounting for business combinations and further clarifies the criteria to recognize intangible assets separately from goodwill. The requirements of SFAS No. 141 are effective for any business combination that is completed after June 30, 2001. SFAS No. 142 states goodwill and indefinite lived intangible assets are no longer amortized but are reviewed for impairment annually (or more frequently if impairment indicators arise). Separable intangible assets that are deemed to have an indefinite life will continue to be amortized over their useful lives. The Company will adopt the provisions of SFAS Nos. 141 and 142 as of the beginning of fiscal 2002. Application of the nonamortization provisions of SFAS No. 142 is expected to result in an increase in net income (or decrease in net loss) of approximately $10.5 million per year based on goodwill related to acquisitions prior to the new rules. Further, during fiscal year 2002, the Company will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets and has not yet determined the impact of the results of these tests on the earnings and financial position of the Company. Any goodwill or other intangible asset impairment losses recognized from the initial impairment test are required to be reported as a cumulative effect of a change in accounting principle in the Company's financial statements.

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement addresses the financial accounting and reporting for the impairment and disposal of long-lived assets. It supercedes and addresses significant issues relating to the implementation of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 144 retains many of the fundamental provisions of SFAS No. 121 and establishes a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. The Company will adopt this standard as of the beginning of fiscal 2002. The application of SFAS No. 144 is not expected to have a material impact on the Company's results of operations and financial position.

NOTE 3. ACQUISITIONS

On May 9, 2000, Berry acquired all of the outstanding capital stock of Poly-Seal Corporation ("Poly-Seal") for aggregate consideration of approximately $58.0 million. The purchase was financed through the issuance by Holding of $25.0 million of 14% preferred stock and warrants and additional borrowings under the senior credit facility. The operations of Poly-Seal are included in Berry's operations since the acquisition date using the purchase method of accounting.

On October 4, 2000, Berry, through its newly-formed, wholly owned Italian subsidiary CBP Holdings S.r.l. ("Capsol"), acquired all of the outstanding capital stock of Capsol S.p.a., headquartered in Cornate d'Adda, near Milan, Italy and the whole quota capital of a related company, Ociesse S.r.l., for aggregate consideration of approximately $14.0 million. The purchase was financed through borrowings under the senior credit facility. The operations of Capsol are included in Berry's operations since the acquisition date using the purchase method of accounting.

On May 14, 2001, Berry acquired all of the outstanding capital stock of Pescor Plastics, Inc. ("Pescor") for aggregate consideration of approximately $24.8 million. The purchase was financed through the issuance by Holding of $9.8 million of 14% preferred stock and additional borrowings under the senior credit facility. The operations of Pescor are included in Berry's operations since the acquisition date using the purchase method of accounting. The fair value of the net assets acquired was based on preliminary estimates and may be revised at a later date.

The pro forma results listed below are unaudited and reflect purchase accounting adjustments assuming the Poly-Seal, Capsol, and Pescor acquisitions occurred at the beginning of each fiscal year presented.

------------------------------------------------------------------------------------
                                                                          YEAR ENDED
                                                         ---------------------------
                                                         DECEMBER 29,   DECEMBER 30,
                                                             2001           2000
------------------------------------------------------------------------------------
Pro forma net sales....................................      $474,112       $459,657
Pro forma loss before extraordinary item...............        (2,663)       (29,603)
Pro forma net loss.....................................        (2,663)       (30,625)
------------------------------------------------------------------------------------

The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the acquisitions been consummated at the above dates, nor are they necessarily indicative of future operating results. Further, the information gathered on the acquired companies is based upon unaudited internal financial information and reflects only pro forma adjustments for additional interest expense and amortization of the excess of the cost over the underlying net assets acquired, net of the applicable income tax effects.

NOTE 4. INTANGIBLE ASSETS

Intangible assets consist of the following:

------------------------------------------------------------------------------------
                                                         DECEMBER 29,   DECEMBER 30,
                                                             2001           2000
------------------------------------------------------------------------------------
Deferred financing fees................................  $     20,894   $     19,621
Covenants not to compete...............................         7,376          9,997
Excess of cost over net assets acquired................       146,494        131,775
Accumulated amortization...............................       (44,411)       (32,903)
                                                         ---------------------------
                                                         $    130,353   $    128,490
------------------------------------------------------------------------------------

Excess of cost over net assets acquired increased primarily due to the acquisition of Pescor in 2001.

NOTE 5. LONG-TERM DEBT

Long-term debt consists of the following:

------------------------------------------------------------------------------------
                                                         DECEMBER 29,   DECEMBER 30,
                                                             2001           2000
------------------------------------------------------------------------------------
Holding 12.50% Senior Secured Notes....................  $    135,714   $    127,282
Berry 12.25% Senior Subordinated Notes.................       125,000        125,000
Berry 11% Senior Subordinated Notes....................        75,000         75,000
Term loans.............................................        54,596         75,607
Revolving lines of credit..............................        49,053         35,447
Second Lien Senior Credit Facility.....................        25,000         25,000
Nevada Industrial Revenue Bonds........................         3,000          3,500
Capital leases.........................................        18,131          1,435
Debt premium, net......................................           387            535
                                                         ---------------------------
                                                              485,881        468,806
Less current portion of long-term debt.................        22,292         23,232
                                                         ------------   ------------
                                                         $    463,589   $    445,574
------------------------------------------------------------------------------------

Holding 12.50% Senior Secured Notes--On June 18, 1996, Holding, as part of a recapitalization (see Note 9), issued 12.50% Senior Secured Notes due 2006 for net proceeds, after expenses, of approximately $100.2 million (or $64.6 million after deducting the amount of such net proceeds used to purchase marketable securities available for payment of interest on the notes). These notes were exchanged in October 1996 for the 12.50% Series B Senior Secured Notes due 2006 (the "1996 Notes"). Interest is payable semi-annually on June 15 and December 15 of each year. In addition, from December 15, 1999 until June 15, 2001, Holding paid interest, at an increased rate of 0.75% per annum, in additional 1996 Notes valued at 100% of the principal amount thereof. Holding issued an additional approximately $30.7 million ($8.4 million in 2001 and $15.3 million in 2000) aggregate principal amount of 1996 Notes in satisfaction of its interest obligation.

The 1996 Notes rank senior in right of payment to all existing and future subordinated indebtedness of Holding, including Holding's subordinated guarantee of all of Berry's Senior Subordinated Notes and pari passu in right of payment with all senior indebtedness of Holding. The 1996 Notes are effectively subordinated to all existing and future senior indebtedness of Berry, including borrowings under the senior credit facility, second lien senior credit facility, and the Nevada Industrial Revenue Bonds.

Berry 12.25% Senior Subordinated Notes--On April 21, 1994, Berry completed an offering of 100,000 units consisting of $100.0 million aggregate principal amount of 12.25% Berry Plastics Corporation Senior Subordinated Notes, due 2004 (the "1994 Notes") and 100,000 warrants to purchase 1.13237 shares of Class A Common Stock, $.00005 par value (collectively the "1994 Transaction"), of Holding. The net proceeds to Berry from the sale of the 1994 Notes, after expenses, were $93.0 million. On August 24, 1998, Berry completed an additional offering of $25.0 million aggregate principal amount of 12.25% Series B Senior Subordinated Notes due 2004 (the "1998 Notes"). The net proceeds to Berry from the sale of the 1998 Notes, after expenses, were $25.2 million. The 1994 Notes and 1998 Notes mature on April 15, 2004 and interest is payable semi-annually on October 15 and April 15 of each year and commenced on

October 15, 1994 and October 15, 1998 for the 1994 Notes and 1998 Notes, respectively. Holding and all of Berry's subsidiaries fully, jointly, severally, and unconditionally guarantee on a senior subordinated basis the 1994 Notes and 1998 Notes. There are no nonguarantor subsidiaries. Berry and all of Berry's subsidiaries are 100% owned by Holding. Separate narrative information or financial statements of guarantor subsidiaries have not been included as management believes they would not be material to investors (see Note 13).

Berry is not required to make mandatory redemption or sinking fund payments with respect to the 1994 Notes and 1998 Notes. The 1994 Notes and 1998 Notes may be redeemed at the option of Berry, in whole or in part, at 102.042% through April 14, 2002 and 100% on April 15, 2002 and thereafter. Upon a change in control, as defined in the indenture entered into in connection with the 1994 Transaction (the "1994 Indenture") and the 1998 Transaction ("1998 Indenture"), each holder of notes will have the right to require Berry to repurchase all or any part of such holder's notes at a repurchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued interest.

The 1994 Notes and 1998 Notes rank pari passu with or senior in right of payment to all existing and future subordinated indebtedness of Berry. The notes rank junior in right of payment to all existing and future senior indebtedness of Berry, including borrowings under the senior credit facility, second lien senior credit facility, and the Nevada Industrial Revenue Bonds.

The 1994 Indenture and 1998 Indenture contain certain covenants which, among other things, limit Berry and its subsidiaries' ability to incur debt, merge or consolidate, sell, lease or transfer assets, make dividend payments and engage in transactions with affiliates.

Berry 11% Senior Subordinated Notes--On July 6, 1999, Berry completed an offering of $75.0 million aggregate principal amount of 11% Berry Plastics Corporation Senior Subordinated Notes, due 2007 (the "1999 Notes"). The net proceeds to Berry from the sale of the 1999 Notes, after expenses, were $72.0 million. The 1999 Notes mature on July 15, 2007 and interest is payable semi-annually on January 15 and July 15 of each year and commenced on January 15, 2000. Holding and all of Berry's subsidiaries fully, jointly, and severally, and unconditionally guarantee on a senior subordinated basis the 1999 Notes. There are no nonguarantor subsidiaries.

Berry is not required to make mandatory redemption or sinking fund payments with respect to the 1999 Notes. On or subsequent to July 15, 2003, the 1999 Notes may be redeemed at the option of Berry, in whole or in part, at redemption prices ranging from 105.5% in 2003 to 100% in 2006 and thereafter. Upon a change in control, as defined in the indenture entered into in connection with the 1999 Transaction (the "1999 Indenture"), each holder of notes will have the right to require Berry to repurchase all or any part of such holder's notes at a repurchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued interest.

Credit Facility--The Company has a financing and security agreement (the "Financing Agreement") with a syndicate of lenders led by Bank of America for a senior secured credit facility (the "Credit Facility"). The Financing Agreement amended the prior agreement as additional funds were made available in connection with the acquisition of Poly-Seal. The amendment resulted in an extraordinary charge in fiscal 2000 of $1.0 million of deferred financing costs associated with the Financing Agreement and the prior financing agreement. As of December 29, 2001, the Credit Facility provides the Company with (i) a $80.0 million revolving line of credit ("US Revolver"), subject to a borrowing base formula, (ii) a $2.2 million

(using the December 29, 2001 exchange rate) revolving line of credit denominated in British Sterling in the U.K. ("UK Revolver"), subject to a separate borrowing base formula, (iii) a $52.6 million term loan facility, (iv) a $2.0 million (using the December 29, 2001 exchange rate) term loan facility denominated in British Sterling in the U.K. ("UK Term Loan") and (v) a $3.2 million standby letter of credit facility to support the Company's and its subsidiaries' obligations under the Nevada Bonds. At December 29, 2001, the Company had unused borrowing capacity under the Credit Facility's revolving line of credit of approximately $17.7 million. The indebtedness under the Credit Facility is guaranteed by Holding and all of its subsidiaries (other than its subsidiaries in the United Kingdom and Italy). The obligations of the Company and the subsidiaries under the Credit Facility and the guarantees thereof are secured by substantially all of the assets of such entities.

CBP Holdings, S.r.l. has a revolving credit facility (the "Italy Revolver") from Bank of America for $12.0 million (using the December 29, 2001 exchange rate) denominated in Euros. Bank of America also extends working capital financing (the "Italy Working Capital Line") of up to $1.5 million (using the December 29, 2001 exchange rate) denominated in Euros. The full amount available under the Italy Revolver and the Italy Working Capital Line are applied to reduce amounts available under the US Revolver, as does the outstanding balance under the UK Revolver.

The Credit Facility matures on January 21, 2004 unless previously terminated by the Company or by the lenders upon an Event of Default as defined in the Financing Agreement. The term loan facility requires periodic payments, varying in amount, through the maturity of the facility. Interest on borrowings under the Credit Facility is based on either (i) the lender's base rate (which is the higher of the lender's prime rate and the federal funds rate plus 0.5%) plus an applicable margin of 0.25% to 1.0% or (ii) eurodollar LIBOR (adjusted for reserves) plus an applicable margin of 2.25% to 3.0%, at the Company's option (4.4% at December 29, 2001 and 8.9% at December 30, 2000). Following receipt of the quarterly financial statements, the agent under the Credit Facility shall change the applicable interest rate margin on loans (other than under the UK Revolver and UK Term Loan) once per quarter to a specified margin determined by the ratio of funded debt to EBITDA of the Company and its subsidiaries. Notwithstanding the foregoing, interest on borrowings under the UK Revolver and the UK Term Loan is based on sterling LIBOR (adjusted for reserves) plus 2.25% and 2.75%, respectively. Interest on borrowings under the Italy Revolver and the Italy Working Capital Line is based on EURIBOR plus 2.0%.

The Credit Facility contains various covenants that include, among other things:
(i) maintenance of certain financial ratios and compliance with certain financial tests and limitations, (ii) limitations on the issuance of additional indebtedness and (iii) limitations on capital expenditures.

Second Lien Senior Credit Facility--On July 17, 2000, Berry obtained a second lien senior credit facility from General Electric Capital Corporation for an aggregate principal amount of $25.0 million (the "Second Lien Senior Facility"), resulting in net proceeds of $24.3 million after fees and expenses. The proceeds were utilized to reduce amounts then outstanding under the US Revolver. The indebtedness is guaranteed by Holding and all of its subsidiaries (other than its subsidiaries in the United Kingdom and Italy). The Second Lien Senior Facility is secured by a second priority lien on substantially the same collateral as the collateral for the Credit Facility.

The $25.0 million principal amount is due upon the Second Lien Senior Facility's maturity on January 21, 2004. Interest is based on either (i) the lender's base rate (which is the higher of the prime rate and the federal funds rate plus 0.5%) plus an applicable margin of 3.25% or (ii) eurodollar LIBOR (adjusted for reserves) plus an applicable margin of 4.75%, at the Company's option (6.8% at December 29, 2001 and 11.1% at December 30, 2000). The covenants under the Second Lien Senior Facility are substantially the same as those in the Credit Facility.

Nevada Industrial Revenue Bonds--The Nevada Industrial Revenue Bonds bear interest at a variable rate (1.7% at December 29, 2001 and 5.0% at December 30, 2000), require annual principal payments of $0.5 million on April 1, are collateralized by irrevocable letters of credit issued by Bank of America under the Credit Facility and mature in April 2007.

Other--Future maturities of long-term debt are as follows: 2002, $22,292; 2003, $15,975; 2004, $223,916; 2005, $2,682; 2006, $137,347 and $83,282 thereafter.

Interest paid was $44,171, $32,836, and $29,759, for 2001, 2000, and 1999,
respectively. Interest capitalized was $589, $1,707, and $1,447, for 2001, 2000, and 1999, respectively.

NOTE 6. LEASE AND OTHER COMMITMENTS

Certain property and equipment are leased using capital and operating leases. In 2001, Berry entered into various capital lease obligations with no immediate cash flow effect resulting in capitalized property and equipment of $18,737. Total capitalized lease property consists of manufacturing equipment and a building with a cost of $22,342 and $3,589 and related accumulated amortization of $3,442 and $1,483 at December 29, 2001 and December 30, 2000, respectively. Capital lease amortization is included in depreciation expense. Total rental expense from operating leases was approximately $8,292, $9,183, and $7,282 for 2001, 2000, and 1999, respectively.

Future minimum lease payments for capital leases and noncancellable operating leases with initial terms in excess of one year are as follows:

--------------------------------------------------------------------------------------
                                                                  AT DECEMBER 29, 2001
                                                     ---------------------------------
                                                     CAPITAL LEASES   OPERATING LEASES
--------------------------------------------------------------------------------------
2002...............................................  $        4,627   $          7,594
2003...............................................           3,708              5,521
2004...............................................           3,465              5,000
2005...............................................           2,320              3,234
2006...............................................           1,611              1,985
Thereafter.........................................           5,454                731
                                                     ---------------------------------
                                                             21,185   $         24,065
                                                                      ----------------
Less: amount representing interest.................          (3,054)
                                                     --------------
Present value of net minimum lease payments........  $       18,131
--------------------------------------------------------------------------------------

NOTE 7. INCOME TAXES

For financial reporting purposes, income (loss) before income taxes and extraordinary item, by tax jurisdiction, is comprised of the following:

--------------------------------------------------------------------------------------
                                              DECEMBER 29,   DECEMBER 30,   JANUARY 1,
                                                  2001           2000          2000
--------------------------------------------------------------------------------------
United States...............................  $      5,046   $    (18,506)  $   (8,105)
Foreign.....................................        (6,407)        (3,721)        (479)
                                              ----------------------------------------
                                              $     (1,361)  $    (22,227)  $   (8,584)
--------------------------------------------------------------------------------------

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax liabilities and assets are as follows:

------------------------------------------------------------------------------------
                                                         DECEMBER 29,   DECEMBER 30,
                                                             2001           2000
------------------------------------------------------------------------------------
Deferred tax assets:
   Allowance for doubtful accounts.....................  $        654   $        565
   Inventory...........................................         1,422          1,481
   Compensation and benefit accruals...................         2,871          2,412
   Insurance reserves..................................           657            628
   Net operating loss carryforwards....................        14,102         17,214
   Alternative minimum tax (AMT) credit
      carryforwards....................................         3,055          3,055
                                                         ---------------------------
         Total deferred tax assets.....................        22,761         25,355
   Valuation allowance.................................        (3,629)        (6,607)
                                                         ---------------------------
         Deferred tax assets, net of valuation
           allowance...................................        19,132         18,748
Deferred tax liabilities:
         Depreciation and amortization.................        19,621         19,239
                                                         ---------------------------
Net deferred tax liability.............................  $       (489)  $       (491)
------------------------------------------------------------------------------------

Income tax expense (benefit) consists of the following:

--------------------------------------------------------------------------------------
                                              DECEMBER 29,   DECEMBER 30,   JANUARY 1,
                                                  2001           2000          2000
--------------------------------------------------------------------------------------
Current
   Federal..................................  $        154   $          -   $        -
   Foreign..................................           125              -           80
   State....................................           455            207          468
Deferred
   Federal..................................             -              -            -
   Foreign..................................             -           (349)           6
   State....................................             -              -            -
                                              ----------------------------------------
Income tax expense (benefit)................  $        734   $       (142)  $      554
--------------------------------------------------------------------------------------

Holding has unused operating loss carryforwards of approximately $37.7 million for federal and state income tax purposes which begin to expire in 2010. AMT credit carryforwards are available to Holding indefinitely to reduce future years' federal income taxes.

Income taxes paid during 2001, 2000, and 1999 approximated $314, $329, and $860, respectively.

A reconciliation of income tax expense (benefit), computed at the federal statutory rate, to income tax expense, as provided for in the financial statements, is as follows:

----------------------------------------------------------------------------------------
                                                                              YEAR ENDED
                                                ----------------------------------------
                                                DECEMBER 29,   DECEMBER 30,   JANUARY 1,
                                                    2001           2000          2000
----------------------------------------------------------------------------------------
Income tax expense (benefit) computed at
   statutory rate.............................  $       (463)  $     (7,557)  $   (2,919)
State income tax expense, net of federal
   benefit....................................           795           (403)         309
Amortization of goodwill......................         2,399          2,262        1,292
Expenses not deductible for income tax
   purposes...................................            36            119          248
Change in valuation allowance.................        (2,978)         5,340        1,773
Other.........................................           945             97         (149)
                                                ----------------------------------------
Income tax expense (benefit)..................  $        734   $       (142)  $      554
----------------------------------------------------------------------------------------

NOTE 8. EMPLOYEE RETIREMENT PLANS

Berry sponsors a defined contribution 401(k) retirement plan covering substantially all employees. Contributions are based upon a fixed dollar amount for employees who participate and percentages of employee contributions at specified thresholds. Contribution expense for this plan was approximately $1,349, $1,301, and $1,057, for 2001, 2000, and 1999, respectively.

NOTE 9. STOCKHOLDERS' EQUITY

Common Stock--On June 18, 1996, Holding consummated the transaction described below (the "1996 Transaction"). BPC Mergerco, Inc. ("Mergerco"), a wholly owned subsidiary of Holding, was organized by Atlantic Equity Partners International II, L.P. ("International"), J.P. Morgan Partners (SBIC), LLC (formerly known as Chase Venture Capital Associates, L.P.) ("JPMP(SBIC)"), and certain other institutional investors to effect the acquisition of a majority of the outstanding capital stock of Holding. Pursuant to the terms of a Common Stock Purchase Agreement dated as of June 12, 1996 each of International, JPMP(SBIC) and certain other equity investors (collectively the "Common Stock Purchasers") subscribed for shares of common stock of Mergerco. In addition, pursuant to the terms of a Preferred Stock Purchase Agreement dated as of June 12, 1996 (the "Preferred Stock Purchase Agreement"), JPMP(SBIC) and an additional institutional investor (the "Preferred Stock Purchasers") purchased shares of preferred stock of Mergerco (the "Preferred Stock") and warrants (the "1996 Warrants") to purchase shares of common stock of Mergerco. Immediately after the purchase of the common stock, the preferred stock and the 1996 Warrants of Mergerco, Mergerco merged (the "Merger") with and into Holding, with Holding being the surviving corporation. Upon the consummation of the Merger: each share of the Class A Common Stock, $.00005 par value, and Class B Common Stock, $.00005 par value, of Holding and certain privately-held warrants exercisable for such Class A and Class B Common Stock were converted into the right to receive cash equal to the purchase price per share for the common stock into which such warrants were exercisable less the amount of the nominal exercise price therefor, and all other classes of common stock of Holding, a majority of which was held by certain members of management, were converted into shares of common stock of the surviving corporation. In addition, upon the consummation of the Merger, the holders of the warrants (the "1994 Warrants") to purchase capital stock of Holding that were issued in connection with the 1994 Transaction became entitled to receive cash equal to the purchase price per share for the common stock into which such warrants were exercisable less the amount of the exercise price therefor. The Company's common stock shareholders who held common stock immediately preceding the 1996 Transaction retained 78% of the common stock.

The authorized capital stock of Holding consists of 4,814,000 shares of capital stock, including 2,500,000 shares of Common Stock, $.01 par value (the "Holding Common Stock"). Of the 2,500,000 shares of Holding Common Stock, 500,000 shares are designated Class A Voting Common Stock (the "Class A Voting Stock"), 500,000 shares are designated Class A Nonvoting Common Stock (the "Class A Nonvoting Stock"), 500,000 shares are designated Class B Voting Common Stock (the "Class B Voting Stock"), 500,000 shares are designated Class B Nonvoting Common Stock (the "Class B Nonvoting Stock"), and 500,000 shares are designated Class C Nonvoting Common Stock (the "Class C Nonvoting Stock").

Preferred Stock and Warrants--In June 1996, for aggregate consideration of $15.0 million, Holding issued units (the "Units") comprised of Series A Senior Cumulative Exchangeable Preferred Stock, par value $.01 per share (the "Preferred Stock"), and detachable warrants to purchase shares of Class B Common Stock (voting and non-voting) constituting 6% of the issued and outstanding Common Stock of all classes, determined on a fully-diluted basis (the "Warrants").

Dividends accrue at a rate of 14% per annum, compounding and payable quarterly in arrears (each date of payment, a "Dividend Payment Date") and will accumulate until declared and paid. Dividends declared and accruing prior to the first Dividend Payment Date occurring after the sixth anniversary of the issue date (the "Cash Dividend Date") may, at the option of Holding, be paid in cash in full or in part or accrue quarterly on a compound basis. Thereafter, all dividends are payable in cash in arrears. The dividend rate is subject to increase to a rate of (i) 16% per annum if (and for so long as) Holding fails to declare and pay dividends in cash for any quarterly period following the Cash Dividend Date and (ii) 15% per annum if (and for so long as) Holding fails to comply with its obligations relating to the rights and preferences of the Preferred Stock. If Holding fails to pay in full, in cash,
(a) all accrued and unpaid dividends on or prior to the twelfth anniversary of the issue date or (b) all accrued dividends on any Dividend Payment Date following the twelfth anniversary of the issue date, the holders of Preferred Stock will be permitted to elect a majority of the Board of Directors of Holding.

The Preferred Stock ranks prior to all other classes of stock of Holding upon liquidation and is entitled to receive, out of assets available for distribution, cash in the aggregate amount of $15.0 million, plus all accrued and unpaid dividends thereon. Subject to the terms of the 1996 Indenture, on any Dividend Payment Date, Holding has the option of exchanging the Preferred Stock, in whole but not in part, for Senior Subordinated Exchange Notes, at the rate of $25 in principal amount of notes for each $25 of liquidation preference of Preferred Stock held; provided, however, that no shares of Preferred Stock may be exchanged for so long as any shares of Preferred Stock are held by JPMP(SBIC) or its affiliates. Upon such exchange, Holding will be required to pay in cash all accrued and unpaid dividends.

Pursuant to the Preferred Stock Purchase Agreement, the holders of Preferred Stock and Warrants have unlimited incidental registration rights (subject to cutbacks under certain circumstances). The exercise price of the Warrants is $.01 per Warrant and the Warrants are exercisable immediately upon issuance. All unexercised warrants will expire on the tenth anniversary of the issue date. The number of shares issuable upon exercise of a Warrant are subject to anti-dilution adjustments upon the occurrence of certain events.

In conjunction with the acquisition of Venture Packaging, Inc. in 1997, Holding authorized and issued 200,000 shares of Series B Cumulative Preferred Stock to certain selling shareholders of Venture Packaging, Inc. The Preferred Stock has a stated value of $25 per share, and dividends accrue at a rate of 14.75% per annum and will accumulate until declared and paid. The Preferred Stock ranks junior to the Series A Preferred Stock and prior to all other capital stock of Holding. In addition, Warrants to purchase 9,924 shares of Class B Non-Voting Common Stock at $108 per share were issued to the same selling shareholders of Venture Packaging, Inc. Additional warrants to purchase 386 shares of Class B Non-Voting Common Stock at $108 per share were issued in fiscal 2000 to the same selling shareholders of Venture Packaging, Inc.

In connection with the Poly-Seal acquisition in 2000, Holding issued 1,000,000 shares of Series A-1 Preferred Stock to JPMP(SBIC) and The Northwestern Mutual Life Insurance Company (collectively, the "Purchasers"). The Series A-1 Preferred Stock has a stated value of $25 per share, and dividends accrue at a rate of 14% per annum and will accumulate until declared and paid. The Series A-1 Preferred Stock ranks pari-passu to the Series A Preferred Stock and prior to all other capital stock of Holding. In addition, Warrants to purchase an aggregate of 25,997 shares of Class B Non-Voting Common Stock at $0.01 per share were issued to the Purchasers.

In connection with the Pescor acquisition on May 14, 2001, Holding issued 13,168 shares of Series C Preferred Stock, as defined below, to certain selling shareholders of Pescor. The Series C Preferred Stock is comprised of 3,063 shares of Series C-1 Preferred Stock, 1,910 shares of Series C-2 Preferred Stock, 2,135 shares of Series C-3 Preferred Stock, 3,033 shares of

Series C-4 Preferred Stock, and 3,027 shares of Series C-5 Preferred Stock. The Series C Preferred Stock has stated values ranging from $639 per share to $1,024 per share, and dividends accrue at a rate of 14% per annum and will accumulate until declared and paid. The Series C Preferred Stock ranks junior to the other preferred stock of Holding and prior to all other capital stock of Holding. In addition, the holders of the Series C Preferred have options beginning on December 31, 2001 to convert the Series C Preferred Stock to Series D Preferred Stock and Class B Nonvoting Common Stock.

Stock Option Plan--Pursuant to the provisions of the BPC Holding Corporation 1996 Stock Option Plan (the "Option Plan") as amended, whereby 76,620 shares have been reserved for issuance, Holding has granted options to certain officers and key employees to acquire shares of Class B Nonvoting Common Stock. These options are subject to various agreements, which among other things, set forth the class of stock, option price and performance thresholds to determine exercisability and vesting requirements. The Option Plan expires October 3, 2003 or such earlier date on which the Board of Directors of Holding, in its sole discretion, determines. Option prices range from $100 to $226 per share. Options granted under the Option Plan typically expire after seven years and vest over a five-year period with half of each person's award based on continued employment and half based on the Company achieving financial performance targets.

Financial Accounting Standards Board Statement 123, Accounting for Stock-Based Compensation ("Statement 123"), prescribes accounting and reporting standards for all stock-based compensation plans. Statement 123 provides that companies may elect to continue using existing accounting requirements for stock-based awards or may adopt a new fair value method to determine their intrinsic value. Holding has elected to continue following Accounting Principles Board Opinion No. 25, Accounting For Stock Issued to Employees ("APB 25") to account for its employee stock options. Under APB 25, because the exercise price of Holding's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized at the grant date.

Information related to the Option Plan is as follows:

-----------------------------------------------------------------------------------------
                          DECEMBER 29, 2001      DECEMBER 30, 2000        JANUARY 1, 2000
                       --------------------   --------------------   --------------------
                                   WEIGHTED               WEIGHTED               WEIGHTED
                        NUMBER     AVERAGE     NUMBER     AVERAGE     NUMBER     AVERAGE
                          OF       EXERCISE      OF       EXERCISE      OF       EXERCISE
                        SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
-----------------------------------------------------------------------------------------
Options outstanding,
   beginning of
   year..............     60,774     $132        51,479     $107        50,729    $  105
Options granted......     10,975      226        16,225      226         1,500       170
Options exercised....     (2,713)     107             -        -             -         -
Options canceled.....     (8,616)     116        (6,930)     158          (750)      115
                       ---------              ---------              ---------
Options outstanding,
   end of year.......     60,420      155        60,774      132        51,479       107
                       ---------              ---------              ---------
Option price range at
   end of year.......  $100-$226              $100-$226              $100-$170
Options exercisable
   at end of year....     39,487                 34,641                 30,091
Options available for
   grant at year
   end...............     13,487                 15,846                    141
Weighted average fair
   value of options
   granted during
   year..............       $226                   $226                   $170
-----------------------------------------------------------------------------------------

The following table summarizes information about the options outstanding at December 29, 2001:

----------------------------------------------------------------------------------------
                           NUMBER                          WEIGHTED         NUMBER
RANGE OF               OUTSTANDING AT   WEIGHTED AVERAGE   AVERAGE      EXERCISABLE AT
EXERCISE                DECEMBER 29,       REMAINING       EXERCISE      DECEMBER 29,
PRICES                      2001        CONTRACTUAL LIFE    PRICE            2001
----------------------------------------------------------------------------------------
$100-$122                      32,880             1 year   $    104               32,880
$170-$226                      27,540            5 years   $    215                6,607
----------------------------------------------------------------------------------------

Disclosure of pro forma financial information is required by Statement 123 as if Holding had accounted for its employee stock options using the fair value method as defined by the Statement. The fair value for options granted by Holding have been estimated at the date of grant using a Black Scholes option pricing model with the following weighted average assumptions:

----------------------------------------------------------------------------------------
                                                                              YEAR ENDED
                                                ----------------------------------------
                                                DECEMBER 29,   DECEMBER 30,   JANUARY 1,
                                                    2001           2000          2000
----------------------------------------------------------------------------------------
Risk-free interest rate.......................          5.5%           6.5%         7.0%
Dividend yield................................          0.0%           0.0%         0.0%
Volatility factor.............................           .28            .20          .19
Expected option life..........................     6.5 years      6.5 years    5.0 years
----------------------------------------------------------------------------------------

For purposes of the pro forma disclosures, the estimated fair value of the stock options are amortized to expense over the related vesting period. Because compensation expense is recognized over the vesting period, the initial impact on pro forma net loss may not be representative of compensation expense in future years, when the effect of amortization of multiple awards would be reflected in the Consolidated Statement of Operations. Holding's pro forma net losses giving effect to the estimated compensation expense related to stock options are as follows:

----------------------------------------------------------------------------------------
                                                                              YEAR ENDED
                                                ----------------------------------------
                                                DECEMBER 29,   DECEMBER 30,   JANUARY 1,
                                                    2001           2000          2000
----------------------------------------------------------------------------------------
Pro forma net loss............................  $     (2,700)  $    (23,514)  $   (9,400)
----------------------------------------------------------------------------------------

Stockholders Agreements--Holding entered into a stockholders agreement (the "Stockholders Agreement") dated as of June 18, 1996, as amended with the Common Stock Purchasers, certain management stockholders and, for limited purposes thereunder, the Preferred Stock Purchasers. The Stockholders Agreement grants certain rights including, but not limited to, designation of members of Holding's Board of Directors, the initiation of an initial public offering of equity securities of the Company or a sale of Holding. The agreement also restricts certain transfers of Holding's equity.

Holding has an agreement with its management stockholders and International that contains provisions (i) limiting transfers of equity by the management stockholders; (ii) requiring the management stockholders to sell their shares as designated by Holding or International upon the consummation of certain transactions; (iii) granting the management stockholders certain rights of co-sale in connection with sales by International; (iv) granting rights to repurchase capital stock from the management stockholders upon the occurrence of certain events; and (v) requiring the management stockholders to offer shares to Holding prior to any permitted transfer.

NOTE 10. RELATED PARTY TRANSACTIONS

First Atlantic Capital, Ltd. ("First Atlantic") is engaged by International to provide certain financial and management consulting services for which it receives annual fees. The Company is party to a management agreement (the "Management Agreement") with First Atlantic. Pursuant to the Management Agreement, First Atlantic received advisory fees of approximately $690, $580, $139, and $250 in July 1999, May 2000, March 2001, and June 2001, respectively, for originating, structuring and negotiating the acquisitions of CPI Holding Corporation, Poly-Seal, Capsol, and Pescor, respectively.

In consideration of financial advisory and management consulting services, the Company paid First Atlantic fees and expenses of $756, $821, and $792 for fiscal 2001, 2000, and 1999, respectively.

NOTE 11. FAIR VALUE OF FINANCIAL INSTRUMENTS INFORMATION

Holding's and the Company's financial instruments generally consist of cash and cash equivalents and long-term debt. The carrying amounts of Holding's and the Company's financial instruments approximate fair value at December 29, 2001, except for the 1998 Notes and 1996 Notes for which the fair value was below the carrying value by approximately $0.5 million and $2.7 million, respectively, and the 1994 Notes and 1999 Notes for which the fair value exceeded the carrying value by $0.7 million and $3.0 million, respectively.

NOTE 12. OPERATING SEGMENTS

The Company has three reportable segments: containers, closures, and consumer products. The Company evaluates performance and allocates resources based on operating income before depreciation and amortization of intangibles adjusted to exclude (i) non-cash compensation, (ii) other non-recurring or "one-time" expenses, and (iii) management fees and reimbursed expenses paid to First Atlantic ("Adjusted EBITDA"). One-time expenses represent non-recurring expenses that primarily relate to recently acquired businesses and plant consolidations. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

------------------------------------------------------------------------------------------------
                                                                                      YEAR ENDED
                                                        ----------------------------------------
                                                        DECEMBER 29,   DECEMBER 30,   JANUARY 1,
                                                                2001           2000         2000
------------------------------------------------------------------------------------------------
Net sales:
   Containers.........................................  $    234,441   $    231,209   $  188,696
   Closures...........................................       132,384        112,202       81,035
   Consumer Products..................................        94,834         64,677       59,103
Adjusted EBITDA:
   Containers.........................................        63,997         47,578       41,303
   Closures...........................................        28,444         23,646       20,476
   Consumer Products..................................        18,411          9,167        9,762
Total assets:
   Containers.........................................       204,001        189,129      147,931
   Closures...........................................       158,009        178,768      133,230
   Consumer Products..................................        84,866         45,225       59,646

------------------------------------------------------------------------------------------------
                                                                                      YEAR ENDED
                                                        ----------------------------------------
                                                        DECEMBER 29,   DECEMBER 30,   JANUARY 1,
                                                                2001           2000         2000
------------------------------------------------------------------------------------------------
Reconciliation of Adjusted EBITDA to loss before
   income taxes and extraordinary item:
   Adjusted EBITDA for reportable segments............  $    110,852   $     80,391   $   71,541
   Net interest expense...............................       (54,355)       (51,457)     (40,817)
   Depreciation.......................................       (38,105)       (31,569)     (24,580)
   Amortization.......................................       (12,802)       (10,579)      (7,215)
   Loss on disposal of property and equipment.........          (473)          (877)      (1,416)
   One-time expenses..................................        (5,045)        (6,804)      (5,224)
   Non-cash compensation..............................          (796)          (459)           -
   Management fees....................................          (637)          (873)        (873)
                                                        ----------------------------------------
   Loss before income taxes and extraordinary item....  $     (1,361)  $    (22,227)  $   (8,584)
------------------------------------------------------------------------------------------------

NOTE 13. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (DOLLARS IN THOUSANDS)

Holding conducts its business through its wholly owned subsidiary, Berry. Holding and all of Berry's subsidiaries fully, jointly, severally, and unconditionally guarantee on a senior subordinated basis the 1994 Notes, 1998 Notes, and 1999 Notes issued by Berry. There are no nonguarantor subsidiaries with respect to the notes issued by Berry. Holding's 1996 Notes are not guaranteed by Berry or any of Berry's wholly owned subsidiaries. The 1994 Indenture, 1998 Indenture, and 1999 Indenture restrict, and the Credit Facility prohibits, Berry's ability to pay any dividend or make any distribution of funds to Holding to satisfy interest and other obligations on Holding's 1996 Notes. Berry and all of Berry's subsidiaries are 100% owned by Holding. Separate narrative information or financial statements of guarantor subsidiaries have not been included as management believes they would not be material to investors. Presented below is condensed consolidating financial information for Holding, Berry, and its subsidiaries at December 29, 2001 and December 30, 2000 and for the fiscal years ended December 29, 2001, December 30, 2000, and January 1, 2000. The equity method has been used with respect to investments in subsidiaries.

-----------------------------------------------------------------------------------------------------
                                                                                    DECEMBER 29, 2001
                              -----------------------------------------------------------------------
                                                  BERRY
                              BPC HOLDING      PLASTICS       COMBINED
                              CORPORATION   CORPORATION      GUARANTOR   CONSOLIDATING
                                 (PARENT)      (ISSUER)   SUBSIDIARIES     ADJUSTMENTS   CONSOLIDATED
-----------------------------------------------------------------------------------------------------
CONSOLIDATING BALANCE SHEETS
Current assets..............  $       440   $    32,459   $     78,293   $           -   $    111,192
Net property and equipment..            -        71,437        131,780               -        203,217
Other noncurrent assets.....       23,980       289,764        109,632        (290,909)       132,467
                              -----------------------------------------------------------------------
Total assets................  $    24,420   $   393,660   $    319,705   $    (290,909)  $    446,876
                              -----------------------------------------------------------------------
Current liabilities.........  $       861   $    60,212   $     30,792   $           -   $     91,865
Noncurrent liabilities......      163,160       311,574        345,799        (325,921)       494,612
Equity (deficit)............     (139,601)       21,874        (56,886)         35,012       (139,601)
                              -----------------------------------------------------------------------
Total liabilities and equity
   (deficit)................  $    24,420   $   393,660   $    319,705   $    (290,909)  $    446,876
-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
                                                                                    DECEMBER 30, 2000
                              -----------------------------------------------------------------------
                                                  BERRY
                              BPC HOLDING      PLASTICS       COMBINED
                              CORPORATION   CORPORATION      GUARANTOR   CONSOLIDATING
                                 (PARENT)      (ISSUER)   SUBSIDIARIES     ADJUSTMENTS   CONSOLIDATED
-----------------------------------------------------------------------------------------------------
CONSOLIDATING BALANCE SHEETS
Current assets..............  $       220   $    32,290   $     72,192   $           -   $    104,702
Net property and equipment..            -        55,221        124,583               -        179,804
Other noncurrent assets.....        8,226       267,840        113,455        (260,905)       128,616
                              -----------------------------------------------------------------------
Total assets................  $     8,446   $   355,351   $    310,230   $    (260,905)  $    413,122
                              -----------------------------------------------------------------------
Current liabilities.........  $       661   $    50,968   $     32,603   $           -   $     84,232
Noncurrent liabilities......      144,938       299,694        312,691        (290,436)       466,887
Equity (deficit)............     (137,153)        4,689        (35,064)         29,531       (137,997)
                              -----------------------------------------------------------------------
Total liabilities and equity
   (deficit)................  $     8,446   $   355,351   $    310,230   $    (260,905)  $    413,122
-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
                                                                         YEAR ENDED DECEMBER 29, 2001
                              -----------------------------------------------------------------------
                                  BPC          BERRY
                                HOLDING      PLASTICS       COMBINED
                              CORPORATION   CORPORATION    GUARANTOR     CONSOLIDATING
                               (PARENT)      (ISSUER)     SUBSIDIARIES    ADJUSTMENTS    CONSOLIDATED
-----------------------------------------------------------------------------------------------------
CONSOLIDATING STATEMENT OF
  OPERATIONS
Net sales...................    $     -      $159,783       $301,876         $   -         $461,659
Cost of goods sold..........          -       103,867        234,133             -          338,000
                              -----------------------------------------------------------------------
Gross margin................          -        55,916         67,743             -          123,659
Operating expenses..........        924        23,113         46,155             -           70,192
                              -----------------------------------------------------------------------
Operating income (loss).....       (924)       32,803         21,588             -           53,467
Other expenses..............          -            46            427             -              473
Interest expense, net.......     17,469         7,277         29,609             -           54,355
Income taxes (benefit)......     (8,307)        8,682            359             -              734
Equity in net (income) loss
   from subsidiary..........     (7,991)        8,807              -          (816)               -
                              -----------------------------------------------------------------------
Net income (loss)...........    $(2,095)     $  7,991       $ (8,807)        $ 816         $ (2,095)
                              -----------------------------------------------------------------------
CONSOLIDATING STATEMENTS OF
   CASH FLOWS
Net income (loss)...........    $(2,095)     $  7,991       $ (8,807)        $ 816         $ (2,095)
Non-cash expenses...........      9,775        16,146         37,523             -           63,444
Equity in net (income) loss
   from subsidiary..........     (7,991)        8,807              -          (816)               -
Changes in working
   capital..................        154         5,882        (13,037)            -           (7,001)
                              -----------------------------------------------------------------------
Net cash provided by (used
   for) operating
   activities...............       (157)       38,826         15,679             -           54,348
Net cash used for investing
   activities...............          -       (30,688)       (25,602)            -          (56,290)
Net cash provided by (used
   for) financing
   activities...............        377        (9,199)         9,402             -              580
Effect on exchange rate
   changes on cash..........          -           540              -             -              540
                              -----------------------------------------------------------------------
Net increase (decrease) in
   cash and cash
   equivalents..............        220          (521)          (521)            -             (822)
Cash and cash equivalents at
   beginning of year........        220           642          1,192             -            2,054
                              -----------------------------------------------------------------------
Cash and cash equivalents at
   end of year..............    $   440      $    121       $    671         $   -         $  1,232
-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
                                                                         YEAR ENDED DECEMBER 30, 2000
                              -----------------------------------------------------------------------
                                  BPC          BERRY
                                HOLDING      PLASTICS       COMBINED
                              CORPORATION   CORPORATION    GUARANTOR     CONSOLIDATING
                               (PARENT)      (ISSUER)     SUBSIDIARIES    ADJUSTMENTS    CONSOLIDATED
-----------------------------------------------------------------------------------------------------
CONSOLIDATING STATEMENTS OF
  OPERATIONS
Net sales...................   $      -      $158,055       $250,033       $      -        $408,088
Cost of goods sold..........          -       108,739        203,380              -         312,119
                              -----------------------------------------------------------------------
Gross margin................          -        49,316         46,653              -          95,969
Operating expenses..........        616        23,303         41,943              -          65,862
                              -----------------------------------------------------------------------
Operating income (loss).....       (616)       26,013          4,710              -          30,107
Other expenses..............          -           258            619              -             877
Interest expense, net.......     16,025        11,221         24,211              -          51,457
Income taxes (benefit)......         18           168           (328)             -            (142)
Extraordinary item..........          -         1,022              -              -           1,022
Equity in net (income) loss
   from subsidiary..........      6,448        19,792              -        (26,240)              -
                              -----------------------------------------------------------------------
Net income (loss)...........   $(23,107)     $ (6,448)      $(19,792)      $ 26,240        $(23,107)
                              -----------------------------------------------------------------------
CONSOLIDATING STATEMENTS OF
   CASH FLOWS
Net income (loss)...........   $(23,107)     $ (6,448)      $(19,792)      $ 26,240        $(23,107)
Non-cash expenses...........     16,958        13,332         32,360              -          62,650
Equity in net (income) loss
   from subsidiary..........      6,448        19,792              -        (26,240)              -
Changes in working
   capital..................       (646)        2,931         (5,722)             -          (3,437)
                              -----------------------------------------------------------------------
Net cash provided by (used
   for) operating
   activities...............       (347)       29,607          6,846              -          36,106
Net cash used for investing
   activities...............          -       (78,328)       (30,387)             -        (108,715)
Net cash provided by (used
   for) financing
   activities...............       (136)       48,307         23,866              -          72,037
Effect on exchange rate
   changes on cash..........          -            80              -              -              80
                              -----------------------------------------------------------------------
Net increase (decrease) in
   cash and cash
   equivalents..............       (483)         (334)           325              -            (492)
Cash and cash equivalents at
   beginning of year........        703           976            867              -           2,546
                              -----------------------------------------------------------------------
Cash and cash equivalents at
   end of year..............   $    220      $    642       $  1,192       $      -        $  2,054
-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
                                                                           YEAR ENDED JANUARY 1, 2000
                              -----------------------------------------------------------------------
                                  BPC          BERRY
                                HOLDING      PLASTICS       COMBINED
                              CORPORATION   CORPORATION    GUARANTOR     CONSOLIDATING
                               (PARENT)      (ISSUER)     SUBSIDIARIES    ADJUSTMENTS    CONSOLIDATED
-----------------------------------------------------------------------------------------------------
CONSOLIDATING STATEMENTS OF
  OPERATIONS
Net sales...................    $     -      $149,901       $178,933        $     -        $328,834
Cost of goods sold..........          -        98,950        142,117              -         241,067
                              -----------------------------------------------------------------------
Gross margin................          -        50,951         36,816              -          87,767
Operating expenses..........         70        23,638         30,410              -          54,118
                              -----------------------------------------------------------------------
Operating income (loss).....        (70)       27,313          6,406              -          33,649
Other expenses..............          -            21          1,395              -           1,416
Interest expense, net.......     13,845         8,389         18,583              -          40,817
Income taxes................         18           425            111              -             554
Extraordinary item..........          -             -              -              -               -
Equity in net (income) loss
   from subsidiary..........     (4,795)       13,683              -         (8,888)              -
                              -----------------------------------------------------------------------
Net income (loss)...........    $(9,138)     $  4,795       $(13,683)       $ 8,888        $ (9,138)
                              -----------------------------------------------------------------------
CONSOLIDATING STATEMENTS OF
   CASH FLOWS
Net income (loss)...........    $(9,138)     $  4,795       $(13,683)       $ 8,888        $ (9,138)
Non-cash expenses...........     14,135        10,663         23,986              -          48,784
Equity in net (income) loss
   from subsidiary..........     (4,795)       13,683              -         (8,888)              -
Changes in working
   capital..................       (161)           90         (3,574)             -          (3,645)
                              -----------------------------------------------------------------------
Net cash provided by
   operating activities.....         41        29,231          6,729              -          36,001
Net cash used for investing
   activities...............          -       (91,918)       (15,060)             -        (106,978)
Net cash provided by
   financing activities.....         40        63,207          7,888              -          71,135
Effect on exchange rate
   changes on cash..........          -            70              -              -              70
                              -----------------------------------------------------------------------
Net increase (decrease) in
   cash and cash
   equivalents..............         81           590           (443)             -             228
Cash and cash equivalents at
   beginning of year........        622           386          1,310              -           2,318
                              -----------------------------------------------------------------------
Cash and cash equivalents at
   end of year..............    $   703      $    976       $    867        $     -        $  2,546
-----------------------------------------------------------------------------------------------------

NOTE 14. SUBSEQUENT EVENT

On January 24, 2002, Berry acquired the Alcoa Flexible Packaging injection molding assets of Mt. Vernon Plastics Corporation for aggregate consideration of approximately $2.6 million. The purchase was financed through borrowings under the US Revolver. On January 31, 2002, Berry entered into a sale/leaseback arrangement with respect to these assets.

                    BPC HOLDING CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

-----------------------------------------------------------------------------------------
                                                               JUNE 29,      DECEMBER 29,
                   (DOLLARS IN THOUSANDS)                        2002            2001
-----------------------------------------------------------------------------------------
                                                              (UNAUDITED)
Assets
Current assets:
   Cash and cash equivalents................................  $     1,107    $      1,232
   Accounts receivable (less allowance for doubtful accounts
     of $2,084 at June 29, 2002 and $2,070 at December 29,
     2001)..................................................       66,632          48,623
  Inventories:
      Finished goods........................................       43,487          43,048
      Raw materials and supplies............................       15,824          13,009
                                                              ---------------------------
                                                                   59,311          56,057
   Prepaid expenses and other receivables...................        4,130           5,280
                                                              ---------------------------
         Total current assets...............................      131,180         111,192
Property and equipment:
   Land.....................................................        9,479           9,443
   Buildings and improvements...............................       73,067          72,722
   Machinery, equipment and tooling.........................      217,240         201,357
   Construction in progress.................................       34,621          22,647
                                                              ---------------------------
                                                                  334,407         306,169
   Less accumulated depreciation............................      123,704         102,952
                                                              ---------------------------
                                                                  210,703         203,217
Intangible assets:
   Deferred financing fees, net.............................        7,042           8,475
   Covenants not to compete, net............................        1,215           1,955
   Excess of cost over net assets acquired, net.............      121,617         119,923
                                                              ---------------------------
                                                                  129,874         130,353
Other.......................................................        4,433           2,114
                                                              ---------------------------
         Total assets.......................................  $   476,190    $    446,876
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
                                                               JUNE 29,      DECEMBER 29,
                   (DOLLARS IN THOUSANDS)                        2002            2001
-----------------------------------------------------------------------------------------
                                                              (UNAUDITED)
Liabilities and stockholders' equity (deficit)
   Current liabilities:
   Accounts payable.........................................  $    38,617    $     34,862
   Accrued expenses and other liabilities...................       11,500           8,955
   Accrued interest.........................................        7,878           7,964
   Employee compensation and payroll taxes..................       16,241          17,792
   Current portion of long-term debt........................       19,328          22,292
                                                              ---------------------------
         Total current liabilities..........................       93,564          91,865
Long-term debt, less current portion........................      480,686         463,589
Accrued dividends on preferred stock........................       33,066          27,446
Deferred income taxes.......................................          547             489
Other liabilities...........................................        2,694           3,088
                                                              ---------------------------
                                                                  610,557         586,477
Stockholders' equity (deficit):
   Series A Preferred Stock; 600,000 shares authorized,
      issued and outstanding (net of discount of $1,747 at
      June 29, 2002 and $1,893 at December 29, 2001)........       12,824          12,678
   Series A-1 Preferred Stock; 1,400,000 shares authorized;
      1,000,000 shares issued and outstanding (net of
      discount of $4,300 at June 29, 2002 and $4,668 at
      December 29, 2001)....................................       20,700          20,332
   Series B Preferred Stock; 200,000 shares authorized,
      issued and outstanding................................        5,000           5,000
   Series C Preferred Stock; 13,168 shares authorized,
      issued and outstanding................................        9,779           9,779
   Class A Common Stock; $.01 par value:
   Voting; 500,000 shares authorized; 91,000 shares issued
      and outstanding.......................................            1               1
   Nonvoting; 500,000 shares authorized; 259,000 shares
      issued and outstanding................................            3               3
   Class B Common Stock; $.01 par value:
   Voting; 500,000 shares authorized; 145,058 shares issued
      and 144,546 shares outstanding........................            1               1
   Nonvoting; 500,000 shares authorized; 61,325 shares
      issued and 59,800 shares outstanding..................            1               1
   Class C Common Stock; $.01 par value:
   Nonvoting; 500,000 shares authorized; 17,000 shares
      issued and 16,833 shares outstanding..................            -               -
   Treasury stock: 512 shares Class B Voting Common Stock;
      2,103 shares Class B Nonvoting Common Stock; and 167
      shares Class C Nonvoting Common Stock.................         (405)           (405)
   Additional paid-in capital...............................       19,274          25,315
   Warrants.................................................        9,386           9,386
   Retained earnings (deficit)..............................     (210,281)       (220,263)
   Accumulated other comprehensive loss.....................         (650)         (1,429)
                                                              ---------------------------
         Total stockholders' equity (deficit)...............     (134,367)       (139,601)
                                                              ---------------------------
         Total liabilities and stockholders' equity
           (deficit)........................................  $   476,190    $    446,876
-----------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                    BPC HOLDING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

--------------------------------------------------------------------------------------------
                                              THIRTEEN WEEKS ENDED    TWENTY-SIX WEEKS ENDED
                                             ---------------------   -----------------------
                                             JUNE 29,     JUNE 30,   JUNE 29,       JUNE 30,
         (DOLLARS IN THOUSANDS)                2002         2001       2002             2001
--------------------------------------------------------------------------------------------
                                                  (UNAUDITED)              (UNAUDITED)
Net sales................................    $127,989     $124,997   $250,923      $241,014
Cost of goods sold.......................      94,974       89,092    185,273       173,020
                                             -----------------------------------------------
         Gross margin....................      33,015       35,905     65,650        67,994
Operating expenses:
   Selling...............................       5,155        5,684     10,934        11,426
   General and administrative............       7,099        9,005     14,210        16,248
   Research and development..............         758          530      1,305           931
   Amortization of intangibles...........         398        3,345        875         6,096
   Other expenses........................       1,011          911      2,125         2,294
                                             -----------------------------------------------
         Operating income................      18,594       16,430     36,201        30,999
Other expenses (income):
   Loss (gain) on disposal of property
     and equipment.......................         147          (16)       291           (44)
                                             -----------------------------------------------
Income before interest and taxes.........      18,447       16,446     35,910        31,043
Interest:
   Expense...............................     (12,778)     (14,457)   (25,587)      (28,007)
   Income................................           1          (32)         4            24
                                             -----------------------------------------------
Income before income taxes...............       5,670        1,957     10,327         3,060
Income taxes.............................         454           50        345           131
                                             -----------------------------------------------
Net income...............................       5,216        1,907      9,982         2,929
Preferred stock dividends................      (2,865)      (2,368)    (5,620)       (4,484)
Amortization of preferred stock
  discount...............................        (256)        (256)      (512)         (512)
                                             -----------------------------------------------
Net income (loss) attributable to common
  stockholders...........................    $  2,095     $   (717)  $  3,850      $ (2,067)
--------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                    BPC HOLDING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

-------------------------------------------------------------------------------------
                                                               TWENTY-SIX WEEKS ENDED
                                                              -----------------------
                                                               JUNE 29,      JUNE 30,
                   (DOLLARS IN THOUSANDS)                        2002            2001
-------------------------------------------------------------------------------------
                                                              (UNAUDITED)
OPERATING ACTIVITIES
Net income..................................................  $     9,982    $  2,929
Adjustments to reconcile net income to net cash provided by
   operating activities:
   Depreciation.............................................       21,098      18,042
   Non-cash interest expense................................        1,262       9,975
   Amortization.............................................          875       6,096
   Non-cash compensation expense............................           --         300
   Loss (gain) on sale of property and equipment............          291         (44)
   Changes in operating assets and liabilities:
      Accounts receivable, net..............................      (17,544)    (10,754)
      Inventories...........................................       (2,914)      2,402
      Prepaid expenses and other receivables................        1,615      (3,024)
      Other assets..........................................       (2,319)        (40)
      Payables and accrued expenses.........................        4,694       4,929
                                                              -----------------------
         Net cash provided by operating activities..........       17,040      30,891
INVESTING ACTIVITIES
Additions to property and equipment.........................      (17,675)    (14,124)
Proceeds from disposal of property and equipment............            2          69
Acquisitions of businesses..................................       (4,562)    (23,063)
                                                              -----------------------
Net cash used for investing activities......................      (22,235)    (37,118)
FINANCING ACTIVITIES
Proceeds from long-term borrowings..........................       19,636       9,427
Payments on long-term borrowings............................      (13,924)    (10,546)
Issuance of common stock....................................           93          97
Issuance of preferred stock and warrants....................           --      10,000
Debt origination costs......................................           --      (1,008)
                                                              -----------------------
Net cash provided by financing activities...................        5,805       7,970
Effect of exchange rate changes on cash.....................         (735)        587
                                                              -----------------------
Net increase (decrease) in cash and cash equivalents........         (125)      2,330
Cash and cash equivalents at beginning of period............        1,232       2,054
                                                              -----------------------
Cash and cash equivalents at end of period..................  $     1,107    $  4,384
-------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                    BPC HOLDING CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED)
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of BPC Holding Corporation and its subsidiaries (the "Company") have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions for Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the full fiscal year. The accompanying financial statements include the results of BPC Holding Corporation ("Holding") and its wholly-owned subsidiary, Berry Plastics Corporation ("Berry"), and its wholly-owned subsidiaries: Berry Iowa Corporation, Berry Tri-Plas Corporation, Berry Sterling Corporation, AeroCon, Inc., PackerWare Corporation, Berry Plastics Design Corporation, Venture Packaging, Inc. and its subsidiaries Venture Packaging Midwest, Inc. and Berry Plastics Technical Services, Inc., NIM Holdings Limited and its subsidiary Berry Plastics U.K. Limited and its subsidiary Norwich Acquisition Limited, Knight Plastics, Inc., CPI Holding Corporation and its subsidiary Cardinal Packaging, Inc., Berry Plastics Acquisition Corporation II, Poly-Seal Corporation, Berry Plastics Acquisition Corporation III, CBP Holdings S.r.l. and its subsidiaries Capsol Berry Plastics S.p.a. and Ociesse S.r.l, and Pescor, Inc.. These financial statements and related notes should be read in connection with the Company's consolidated financial statements and footnotes thereto included in Holding's and Berry's Form 10-K filed with the Securities and Exchange Commission for the year ended December 29, 2001.

2. RECENT ACQUISITIONS

On May 14, 2001, Berry acquired all of the outstanding capital stock of Pescor Plastics, Inc. ("Pescor") for aggregate consideration of approximately $24.8 million. The purchase was financed through the issuance by Holding of $9.8 million of 14% preferred stock and additional borrowings under the senior credit facility. The operations of Pescor are included in Berry's operations since the acquisition date using the purchase method of accounting.

On January 24, 2002, Berry acquired the Alcoa Flexible Packaging injection molding assets of Mt. Vernon Plastics Corporation ("Mount Vernon") for aggregate consideration of approximately $2.6 million. The purchase price was allocated to fixed assets ($2.0 million) and inventory ($0.6 million). The purchase was financed through borrowings under the Company's revolving line of credit. The operations of Mount Vernon are included in Berry's operations since the acquisition date using the purchase method of accounting. The fair value of the net assets acquired was based on preliminary estimates and may be revised at a later date. On January 31, 2002, Berry entered into a sale/leaseback arrangement with respect to the fixed assets.

The pro forma results listed below are unaudited and reflect purchase accounting adjustments assuming the Pescor and Mount Vernon acquisitions occurred on December 31, 2000.

-----------------------------------------------------------------------------------
                                     THIRTEEN WEEKS ENDED    TWENTY-SIX WEEKS ENDED
                                    -----------------------------------------------
                                    JUNE 29,     JUNE 30,   JUNE 29,      JUNE 30,
                                      2002         2001       2002          2001
-----------------------------------------------------------------------------------
Pro forma net sales...............  $127,989     $134,223   $252,034      $261,280
Pro forma net income..............     5,670        1,348     10,484         1,689
-----------------------------------------------------------------------------------

The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the acquisitions been consummated at the above dates, nor are they necessarily indicative of future operating results. Further, the information gathered on the acquired companies is based upon unaudited internal financial information and reflects only pro forma adjustments for additional interest expense and amortization of the excess of the cost over the underlying net assets acquired (amortization through December 29, 2001), net of the applicable income tax effects.

3. LONG-TERM DEBT

Long-term debt consists of the following:

-----------------------------------------------------------------------------------
                                                            JUNE 29,   DECEMBER 29,
                                                              2002         2001
-----------------------------------------------------------------------------------
Holding 12.50% Senior Secured Notes.......................  $135,714   $   135,714
Berry 12.25% Senior Subordinated Notes....................   125,000       125,000
Berry 11% Senior Subordinated Notes.......................    75,000        75,000
Term loans................................................    43,148        54,596
Revolving lines of credit.................................    67,216        49,053
Second Lien Senior Credit Facility........................    25,000        25,000
Nevada Industrial Revenue Bonds...........................     2,500         3,000
Capital leases............................................    26,123        18,131
Debt premium, net.........................................       313           387
                                                            -----------------------
                                                             500,014       485,881
Less current portion of long-term debt....................    19,328        22,292
                                                            -----------------------
                                                            $480,686   $   463,589
-----------------------------------------------------------------------------------

The current portion of long-term debt consists of $14.5 million on the term loans payable in monthly installments and $4.8 million in repayments of the industrial bonds and the monthly principal payments related to capital lease obligations. In fiscal 2002, Berry has entered into various capital lease obligations with no immediate cash flow effect resulting in capitalized property and equipment and corresponding capital lease obligations of $6,531.

Prior to the Merger, the Company had a financing and security agreement (the "Financing Agreement") with a syndicate of lenders led by Bank of America for a senior secured credit facility (the "Credit Facility"). As of June 29, 2002, the Credit Facility provided the Company with (i) a $80.0 million revolving line of credit ("US Revolver"), subject to a borrowing base formula, (ii) a $2.3 million (using the June 29, 2002 exchange rate) revolving line of credit denominated in British Sterling in the U.K. ("UK Revolver"), subject to a separate borrowing base formula, (iii) a $41.8 million term loan facility, (iv) a $1.3 million (using the June 29, 2002 exchange rate) term loan facility denominated in British Sterling in the U.K. ("UK Term Loan"), and (v) a $2.6 million standby letter of credit facility to support the Company's and its subsidiaries' obligations under the Nevada Bonds. CBP Holdings S.r.l. has a revolving credit facility (the "Italy Revolver") from Bank of America for $13.3 million (using the June 29, 2002 exchange rate) denominated in Euros. Bank of America also extended working capital financing (the "Italy Working Capital Line") of up to $1.7 million (using the June 29, 2002 exchange rate) denominated in Euros. The full amount available under the Italy Revolver and the Italy Working Capital Line are applied to reduce amounts available under the US Revolver, as does the outstanding balance under the UK Revolver. The indebtedness under the Credit Facility is guaranteed by Holding and all of its subsidiaries (other than its subsidiaries in the United Kingdom and Italy). The obligations of the Company and the subsidiaries under the Credit Facility and the guarantees thereof are secured by substantially all of the assets of such entities.

4. OPERATING SEGMENTS

The Company has three reportable segments: containers, closures, and consumer products. The Company evaluates performance and allocates resources based on operating income before depreciation and amortization of intangibles adjusted to exclude (i) non-cash compensation, (ii) other non-recurring or "one-time" expenses and (iii) management fees and reimbursed expenses paid to the largest voting stockholder ("Adjusted EBITDA"). One-time expenses primarily represent non-recurring expenses that relate to recently acquired businesses and plant consolidations. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies in the Company's Form 10-K filed with the Securities and Exchange Commission for the year ended December 29, 2001.

------------------------------------------------------------------------------------------
                                      THIRTEEN WEEKS ENDED          TWENTY-SIX WEEKS ENDED
                             -----------------------------   -----------------------------
                             -------------------------------------------------------------
                               JUNE 29,        JUNE 30,        JUNE 29,        JUNE 30,
                                 2002            2001            2002            2001
------------------------------------------------------------------------------------------
Net sales:
   Containers..............  $      64,437   $      66,543   $     122,615   $     122,946
   Closures................         34,364          33,308          67,828          68,390
   Consumer Products.......         29,188          25,146          60,481          49,678
Adjusted EBITDA:
   Containers..............         17,321          18,482          33,180          33,776
   Closures................          8,479           6,658          15,929          14,347
   Consumer Products.......          5,162           5,318          11,568          10,098
Total assets:
   Containers..............        210,275         215,646         210,275         215,646
   Closures................        163,815         159,089         163,815         159,089
   Consumer Products.......        102,500          84,335         102,500          84,335

------------------------------------------------------------------------------------------
                                      THIRTEEN WEEKS ENDED          TWENTY-SIX WEEKS ENDED
                             -----------------------------   -----------------------------
                             -------------------------------------------------------------
                               JUNE 29,        JUNE 30,        JUNE 29,        JUNE 30,
                                 2002            2001            2002            2001
------------------------------------------------------------------------------------------
Reconciliation of Adjusted
   EBITDA to income before
   income taxes:
   Adjusted EBITDA for
      reportable
      segments.............  $      30,962   $      30,458   $      60,677   $      58,221
   Net interest expense....        (12,777)        (14,489)        (25,583)        (27,983)
   Depreciation............        (10,740)         (9,377)        (21,098)        (18,042)
   Amortization............           (398)         (3,345)           (875)         (6,096)
   Gain (loss) on disposal
      of property and
      equipment............           (147)             16            (291)             44
   One-time expenses.......         (1,033)           (943)         (2,175)         (2,359)
   Non-cash compensation...             --            (150)             --            (300)
   Management fees.........           (197)           (213)           (328)           (425)
                             -------------------------------------------------------------
   Income before income
      taxes................  $       5,670   $       1,957   $      10,327   $       3,060
------------------------------------------------------------------------------------------

5. COMPREHENSIVE INCOME

Comprehensive income was $6.3 million and $1.7 million for the thirteen weeks ended June 29, 2002 and June 30, 2001, respectively and $10.8 million and $1.8 million for the twenty-six weeks ended June 29, 2002 and June 30, 2001, respectively

6. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (IN THOUSANDS)

Holding conducts its business through its wholly owned subsidiary, Berry. Holding and all of Berry's subsidiaries fully, jointly, severally, and unconditionally guarantee on a senior subordinated basis the $100.0 million aggregate principal amount of 12.25% Berry Plastics Corporation Senior Subordinated Notes due 2004 issued on April 21, 1994 (the "1994 Notes"), the $25.0 million aggregate principal amount of 12.25% Berry Plastics Corporation Series B Senior Subordinated Notes due 2004 issued on August 24, 1998 (the "1998 Notes"), and the $75.0 million aggregate principal amount of 11% Berry Plastics Corporation Senior Subordinated Notes due 2007 issued on July 6, 1999 (the "1999 Notes"). There are no nonguarantor subsidiaries with respect to the notes issued by Berry. Holding's 12.50% Series B Senior Secured Notes due 2006 (the "1996 Notes") are not guaranteed by Berry or any of Berry's wholly owned subsidiaries. The Indenture dated as of April 21, 1994 (the "1994 Indenture"), the Indenture dated August 24, 1998 (the "1998 Indenture") and the Indenture dated July 6, 1999 (the "1999 Indenture") restrict, and the Credit Facility prohibits, Berry's ability to pay any dividend or make any distribution of funds to Holding to satisfy interest and other obligations on Holding's 1996 Notes. Berry and all of Berry's subsidiaries are 100% owned by Holding. Separate narrative information or financial statements of guarantor subsidiaries have not been included as management believes they would not be material to investors. Presented below is condensed consolidating financial information for Holding, Berry, and its subsidiaries at June 29, 2002 and December 29, 2001 and for the thirteen and twenty-six weeks ended

June 29, 2002 and June 30, 2001. The equity method has been used with respect to investments in subsidiaries.

-----------------------------------------------------------------------------------------------------
                                                                                        JUNE 29, 2002
                              -----------------------------------------------------------------------
                                               BERRY
                              BPC HOLDING    PLASTICS       COMBINED
                              CORPORATION   CORPORATION    GUARANTOR     CONSOLIDATING
                               (PARENT)      (ISSUER)     SUBSIDIARIES    ADJUSTMENTS    CONSOLIDATED
-----------------------------------------------------------------------------------------------------
CONSOLIDATING BALANCE SHEET
Current assets..............  $         1   $    41,432   $     89,747   $           -   $    131,180
Net property and equipment..            -        77,116        133,587               -        210,703
Other noncurrent assets.....       35,769       352,990        111,870        (366,322)       134,307
                              -----------------------------------------------------------------------
Total assets................  $    35,770   $   471,538   $    335,204   $    (366,322)  $    476,190
                              -----------------------------------------------------------------------
Current liabilities.........  $       707   $    57,909   $     34,948   $           -   $     93,564
Noncurrent liabilities......      169,430       380,465        353,844        (386,746)       516,993
Equity (deficit)............     (134,367)       33,164        (53,588)         20,424       (134,367)
                              -----------------------------------------------------------------------
Total liabilities and equity
   (deficit)................  $    35,770   $   471,538   $    335,204   $    (366,322)  $    476,190
-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
                                                                                    DECEMBER 29, 2001
                              -----------------------------------------------------------------------
                                               BERRY        COMBINED
                              BPC HOLDING    PLASTICS      GUARANTOR     CONSOLIDATING
                              CORPORATION   CORPORATION   SUBSIDIARIES    ADJUSTMENTS
                               (PARENT)      (ISSUER)     ------------   -------------   CONSOLIDATED
-----------------------------------------------------------------------------------------------------
CONSOLIDATING BALANCE SHEET
Current assets..............  $       440   $    32,459   $     78,293   $           -   $    111,192
Net property and equipment..            -        71,437        131,780               -        203,217
Other noncurrent assets.....       23,980       289,764        109,632        (290,909)       132,467
                              -----------------------------------------------------------------------
Total assets................  $    24,420   $   393,660   $    319,705   $    (290,909)  $    446,876
                              -----------------------------------------------------------------------
Current liabilities.........  $       861   $    60,212   $     30,792   $           -   $     91,865
Noncurrent liabilities......      163,160       311,574        345,799        (325,921)       494,612
Equity (deficit)............     (139,601)       21,874        (56,886)         35,012       (139,601)
                              -----------------------------------------------------------------------
Total liabilities and equity
   (deficit)................  $    24,420   $   393,660   $    319,705   $    (290,909)  $    446,876
-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
                                                                   THIRTEEN WEEKS ENDED JUNE 29, 2002
                              -----------------------------------------------------------------------
                                               BERRY
                              BPC HOLDING    PLASTICS       COMBINED
                              CORPORATION   CORPORATION    GUARANTOR     CONSOLIDATING
                               (PARENT)      (ISSUER)     SUBSIDIARIES    ADJUSTMENTS    CONSOLIDATED
-----------------------------------------------------------------------------------------------------
CONSOLIDATING STATEMENT OF
  OPERATIONS
Net sales...................  $        --   $    45,035   $     82,954   $          --   $    127,989
Cost of goods sold..........           --        30,028         64,946              --         94,974
                              -----------------------------------------------------------------------
Gross profit................           --        15,007         18,008              --         33,015
Operating expenses..........           22         5,636          8,763              --         14,421
                              -----------------------------------------------------------------------
Operating income (loss).....          (22)        9,371          9,245              --         18,594
Other expenses..............           --            18            129              --            147
Interest expense, net.......        4,378           940          7,459              --         12,777
Income taxes (benefit)......       (8,100)        8,113            441              --            454
Equity in net (income) loss
   from subsidiary..........       (1,516)       (1,216)            --           2,732             --
                              -----------------------------------------------------------------------
Net income (loss)...........  $     5,216   $     1,516   $      1,216   $      (2,732)  $      5,216
                              -----------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
                                                                   THIRTEEN WEEKS ENDED JUNE 30, 2002
                              -----------------------------------------------------------------------
                                               BERRY
                              BPC HOLDING    PLASTICS       COMBINED
                              CORPORATION   CORPORATION    GUARANTOR     CONSOLIDATING
                               (PARENT)      (ISSUER)     SUBSIDIARIES    ADJUSTMENTS    CONSOLIDATED
-----------------------------------------------------------------------------------------------------
CONSOLIDATING STATEMENT OF
  OPERATIONS
Net sales...................  $        --   $    44,091   $     80,906   $          --   $    124,997
Cost of goods sold..........           --        28,452         60,640              --         89,092
                              -----------------------------------------------------------------------
Gross profit................           --        15,639         20,266              --         35,905
Operating expenses..........          185         7,065         12,225              --         19,475
                              -----------------------------------------------------------------------
Operating income (loss).....         (185)        8,574          8,041              --         16,430
Other expenses (income).....           --            10            (26)             --            (16)
Interest expense, net.......        4,393         2,130          7,966              --         14,489
Income taxes................            9            13             28              --             50
Equity in net (income) loss
   from subsidiary..........       (6,494)          (73)            --           6,567             --
                              -----------------------------------------------------------------------
Net income (loss)...........  $     1,907   $     6,494   $         73   $      (6,567)  $      1,907
-----------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
                                                                    TWENTY-SIX WEEKS ENDED JUNE 29, 2002
                                 -----------------------------------------------------------------------
                                     BPC          BERRY
                                   HOLDING      PLASTICS       COMBINED
                                 CORPORATION   CORPORATION    GUARANTOR     CONSOLIDATING
                                  (PARENT)      (ISSUER)     SUBSIDIARIES    ADJUSTMENTS    CONSOLIDATED
--------------------------------------------------------------------------------------------------------
CONSOLIDATING STATEMENT OF
   OPERATIONS
Net sales......................  $         -   $    87,040   $    163,883   $           -   $    250,923
Cost of goods sold.............            -        56,814        128,459               -        185,273
                                 -----------------------------------------------------------------------
Gross profit...................            -        30,226         35,424               -         65,650
Operating expenses.............           51        11,883         17,515               -         29,449
                                 -----------------------------------------------------------------------
Operating income (loss)........          (51)       18,343         17,909               -         36,201
Other expenses.................            -            98            193               -            291
Interest expense, net..........        8,731         1,374         15,478               -         25,583
Income taxes (benefit).........       (8,253)        8,121            477               -            345
Equity in net (income) loss
   from subsidiary.............      (10,511)       (1,761)             -          12,272              -
                                 -----------------------------------------------------------------------
Net income (loss)..............  $     9,982   $    10,511   $      1,761   $     (12,272)  $      9,982
                                 -----------------------------------------------------------------------
CONSOLIDATING STATEMENT OF CASH
   FLOWS
Net income (loss)..............  $     9,982   $    10,511   $      1,761   $     (12,272)  $      9,982
Non-cash expenses..............          250         7,614         15,662               -         23,526
Equity in net (income) loss
   from subsidiary.............      (10,511)       (1,761)             -          12,272              -
Changes in working capital.....         (154)       (9,860)        (6,454)              -        (16,468)
                                 -----------------------------------------------------------------------
Net cash provided by (used for)
   operating activities........         (433)        6,504         10,969               -         17,040
Net cash used for investing
   activities..................            -        (5,847)       (16,388)              -        (22,235)
Net cash provided by (used for)
   financing activities........           (6)         (156)         5,967               -          5,805
Effect on exchange rate changes
   on cash.....................            -             -           (735)              -           (735)
                                 -----------------------------------------------------------------------
Net increase (decrease) in cash
   and cash equivalents........         (439)          501           (187)              -           (125)
Cash and cash equivalents at
   beginning of period.........          440           121            671               -          1,232
                                 -----------------------------------------------------------------------
Cash and cash equivalents at
   end of period...............  $         1   $       622   $        484   $           -   $      1,107
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
                                                                    TWENTY-SIX WEEKS ENDED JUNE 30, 2001
                                 -----------------------------------------------------------------------
                                     BPC          BERRY
                                   HOLDING      PLASTICS       COMBINED
                                 CORPORATION   CORPORATION    GUARANTOR     CONSOLIDATING
                                  (PARENT)      (ISSUER)     SUBSIDIARIES    ADJUSTMENTS    CONSOLIDATED
--------------------------------------------------------------------------------------------------------
CONSOLIDATING STATEMENT OF
   OPERATIONS
Net sales......................  $         -   $    83,897   $    157,117   $           -   $    241,014
Cost of goods sold.............            -        54,649        118,371               -        173,020
                                 -----------------------------------------------------------------------
Gross profit...................            -        29,248         38,746               -         67,994
Operating expenses.............          364        13,239         23,392               -         36,995
                                 -----------------------------------------------------------------------
Operating income (loss)........         (364)       16,009         15,354               -         30,999
Other expenses.................            -           (28)           (16)              -            (44)
Interest expense, net..........        8,733         4,815         14,435               -         27,983
Income taxes...................           16            18             97               -            131
Equity in net (income) loss
   from subsidiary.............      (12,042)         (838)             -          12,880              -
                                 -----------------------------------------------------------------------
Net income (loss)..............  $     2,929   $    12,042   $        838   $     (12,880)  $      2,929
                                 -----------------------------------------------------------------------
CONSOLIDATING STATEMENT OF CASH
   FLOWS
Net income (loss)..............  $     2,929   $    12,042   $        838   $     (12,880)  $      2,929
Non-cash expenses..............        9,018         7,379         17,972               -         34,369
Equity in net (income) loss
   from subsidiary.............      (12,042)         (838)             -          12,880              -
Changes in working capital.....            -        (1,978)        (4,429)              -         (6,407)
                                 -----------------------------------------------------------------------
Net cash provided by (used for)
   operating activities........          (95)       16,605         14,381               -         30,891
Net cash used for investing
   activities..................            -       (28,434)        (8,684)              -        (37,118)
Net cash provided by (used for)
   financing activities........          115        13,057         (5,202)              -          7,970
Effect on exchange rate changes
   on cash.....................            -             -            587               -            587
                                 -----------------------------------------------------------------------
Net increase in cash and cash
   equivalents.................           20         1,228          1,082               -          2,330
Cash and cash equivalents at
   beginning of period.........          220           642          1,192               -          2,054
                                 -----------------------------------------------------------------------
Cash and cash equivalents at
   end of period...............  $       240   $     1,870   $      2,274   $           -   $      4,384
--------------------------------------------------------------------------------------------------------

7. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In June 2001, the FASB issued SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. These pronouncements significantly change the accounting for business combinations, goodwill, and intangible assets. SFAS No. 141 eliminates the pooling-of-interests method of accounting for business combinations and further clarifies the criteria to recognize intangible assets separately from goodwill. The requirements of SFAS No. 141 are effective for any business combination that is completed after June 30, 2001. SFAS No. 142 states goodwill and indefinite lived intangible assets are no longer amortized but are reviewed for impairment annually (or more frequently if impairment indicators arise). Separable intangible assets that are deemed to have a finite life will continue to be amortized over their estimated useful lives. The Company adopted the provisions of SFAS Nos. 141 and 142 as of the beginning of fiscal 2002. The Company has performed the first of the required impairment tests of goodwill and indefinite lived intangible assets and has determined that no write-down of the asset values is necessary. Application of the nonamortization provisions of SFAS No. 142 is expected to result in an increase in net income (or decrease in net loss) of approximately $10.5 million per year based on goodwill related to acquisitions prior to the adoption of the new rules. The following table presents the quarterly results of the Company on a comparable basis:

--------------------------------------------------------------------------------------------
                                   THIRTEEN WEEKS ENDED               TWENTY-SIX WEEKS ENDED
                               -------------------------------------------------------------
                               JUNE 29, 2002   JUNE 30, 2001   JUNE 29, 2002   JUNE 30, 2001
--------------------------------------------------------------------------------------------
Reported net income..........  $       5,216   $       1,907   $       9,982   $       2,929
Goodwill amortization, net of
   tax.......................              -           2,712               -           4,784
                               -------------------------------------------------------------
Adjusted net income..........  $       5,216   $       4,619   $       9,982   $       7,713
--------------------------------------------------------------------------------------------

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement addresses the financial accounting and reporting for the impairment and disposal of long-lived assets. It supercedes and addresses significant issues relating to the implementation of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 144 retains many of the fundamental provisions of SFAS No. 121 and establishes a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. The Company adopted this standard as of the beginning of fiscal 2002. The application of SFAS No. 144 did not have a material impact on the Company's results of operations and financial position.

In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections (SFAS No. 145). Upon the adoption of SFAS No. 145, all gains and losses on the extinguishment of debt for periods presented in the financial statements will be classified as extraordinary items only if they meet the criteria in APB Opinion No. 30, Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions (APB No. 30). The provisions of SFAS No. 145 related to the rescission of FASB Statement No. 4 and FASB Statement No. 64 shall be applied for fiscal years beginning after May 15, 2002. The Company is currently evaluating the effects, if any, that this standard will have on its results of operations and financial position. The provisions of SFAS No. 145 related to the rescission of FASB Statement No. 44, the amendment of FASB Statement No. 113 and Technical Corrections are effective as of May 15, 2002 and did not have a material impact on the Company.

In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS No.
146). SFAS No. 146 nullifies Emerging Issues Task Force (EITF) Issue No, 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 generally requires companies to recognize costs associated with exit activities when they are incurred rather than at the date of a commitment to an exit or disposal plan and is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company is currently evaluating the effects, if any, that this standard will have on its results of operations and financial position.

NOTE 8. SUBSEQUENT EVENT

On July 22, 2002, GS Berry Acquisition Corp. (the "Buyer") merged (the "Merger") with and into BPC Holding Corporation, pursuant to the Agreement and Plan of Merger (as amended, the "Merger Agreement"), dated as of May 25, 2002, by and among Buyer, GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GMBH & Co. Beteiligungs KG, Bridge Street Special Opportunities Fund 2000, L.P., GS Capital Partners 2000 Employee Fund, L.P., Stone Street Fund 2000, L.P., BPC Holding, Berry Plastics Corporation and certain stockholders and warrant holders of BPC Holding. At the effective time of the Merger, (i) each share of common stock of BPC Holding Corporation issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive cash pursuant to the terms of the Merger Agreement, and (ii) each share of common stock of the Buyer issued and outstanding immediately prior to the effective time of the Merger was converted into one share of common stock of BPC Holding.

The total amount of funds required to consummate the Merger and to pay estimated fees and expenses related to the Merger, including amounts related to the repayment of indebtedness, the redemption of the outstanding preferred stock and the payment of transaction costs incurred by Holding, were approximately $875.1 million (which includes the amount of certain indebtedness which will remain outstanding and the value of certain shares of Holding common stock held by our employees that were contributed to the Buyer immediately prior to the Merger). Additionally, the purchase price is subject to post-closing adjustments related to the level of working capital at the time of closing.

In connection with the Merger, Berry Plastics received approximately $330.0 million from a senior term loan from a syndicate of lenders led by Goldman Sachs Credit Partners L.P., as administrative agent, approximately $250.0 million from the issuance of 10 3/4% Senior Subordinated Notes to various private institutional buyers, and, as a result of the Merger, approximately $268.8 million in equity contributions from affiliates of the Buyer and certain existing stockholders and members of Berry's management. The $330.0 million senior term loan is part of the Company's new senior secured credit facility that also includes a $100.0 million revolving line of credit, which had no outstanding balance at the closing of the Acquisition, and $50.0 million delayed draw facility both of which have not been drawn upon.

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